As filed with the Securities and Exchange Commission on January 25, 2012
Registration File No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PARAMETRIC SOUND CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Nevada	3669	27-2767540
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1941 Ramrod Avenue, Suite #100 Henderson, NV 89014
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

(888) 477-2150
(Registrant’s Telephone Number, including Area Code)

James A. Barnes
Chief Financial Officer, Treasurer and Secretary
PARAMETRIC SOUND CORPORATION
1941 Ramrod Avenue, Suite #100
Henderson, NV  89014
(888) 477-2150
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Joshua E. Little, Esq. Durham Jones & Pinegar, P.C. 192 E. 200 N., Third Floor St. George, Utah 84770 (435) 674-0400	Andrew D. Hudders, Esq. Golenbock Eiseman Assor Bell & Peskoe LLP 437 Madison Avenue New York, New York 10022 (212) 907-7300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $0.001 par value, Offered by Us (2)	2,300,000	$13,800,000	$1,581.48
Underwriter Warrant (3)(4)(5)	1 warrant	$100	–
Shares of Common Stock underlying Underwriter Warrant	230,000	$1,656,000	$189.78
Total			$1771.26

(1)	Includes 300,000 shares of our common stock that the underwriter has the option to purchase to cover over-allotments, if any.
(2)
 Estimated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.  See "Underwriting" beginning on page 51 of the prospectus contained within this Registration Statement for information on underwriting arrangements relating to this Offering.

(3)	No registration fee required pursuant to Rule 457(g) under the Securities Act of 1933.
(4)	Registers a warrant to be granted to the underwriter for an amount equal to 10% of the number of the shares sold to the public.
(5)
Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover the additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend on, the registered securities.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 25, 2012

PRELIMINARY PROSPECTUS

2,000,000 Shares

Common Stock

This is a firm commitment public offering of 2,000,000 shares of our common stock.

The public offering price for the common stock offered hereby is estimated to be between $4.00 and $6.00 per share. Our common stock is quoted on the Over-the-Counter Bulletin Board (OTC Bulletin Board) under the symbol “PAMT.OB”. On January 25, 2012, the last reported sale price for our common stock was $0.98 per share. Immediately after the effectiveness of the registration statement of which this prospectus is a part, and prior to commencement this offering, we will effect a reverse stock split anticipated to be on a 1-for-5 basis. The proposed aggregate price of the shares offered hereby assuming a midpoint price of $5.00 per share and excluding shares that may be sold on exercise of the underwriter’s over- allotment option, is $10,000,000.

We have applied for listing of our common stock on The NASDAQ Capital Market under the symbol “PAMT,” which listing we expect to occur at the commencement of this offering. No assurance can be given that our application will be approved. If the application is not approved, we will not commence this offering and the shares of our common stock will continue to be traded on the OTC Bulletin Board.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8 for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$[_____]	$[_____]
Underwriting discounts and commissions	$[_____]	$[_____]
Proceeds to us, before expenses (1)	$[_____]	$[_____]
_______________
(1)	Excludes a non-accountable expense allowance of $[_____] payable to MDB Capital Group LLC, the underwriter in the offering, of which $30,000 has been paid in advance. See “Underwriting” on page 51.

The underwriter also may purchase up to an additional 300,000 shares of our common stock within 45 days of the date of this prospectus to cover over-allotments, if any, on the same terms set forth above.

The underwriter expects to deliver the shares on or about [__________], 2012.

MDB Capital Group LLC

The date of this prospectus is [__________], 2012.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this registration statement or any related prospectus is accurate as of any date other than the date on the front of the applicable document, regardless of the time of delivery of this prospectus or any sale of our common stock.

No dealer, salesperson or any other person is authorized in connection with this offering to give any information or make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any circumstance in which the offer or solicitation is not authorized or is unlawful.

The terms “we,” “us,” “our” and the “company,” as used in this prospectus, refer to Parametric Sound Corporation, unless otherwise indicated.  Information in our website does not constitute part of this prospectus.

We use HyperSonic¨, HSS®, and HyperSound™ as trademarks in the United States and elsewhere. All other trademarks or trade names referred to in this prospectus are the property of their respective owners.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION CONTAINED IN THIS PROSPECTUS

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts contained in this prospectus are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential” or “continue” or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

•	Our limited cash and a history of losses;

•	Our need to raise additional capital;

•	The limited number of suppliers for some of our components;

•	Our market being characterized by rapidly advancing technology;

•	The impact of competitive products, technologies and pricing;

•	Manufacturing capacity constraints and difficulties;

•	Local, regional, national and international economic conditions and events and the impact they may have on us and our customers;

•	Continued volatility in the credit and equity markets and the resulting effect on the general economy; and

•	Our success at managing the risks involved in the foregoing items;

•	The commercialization of our proprietary technologies;

•	The implementation of our business model and strategic plans for our business and technology;

•	The scope of protection we are able to establish and maintain for intellectual property rights covering our technology;

•	Estimates of our expenses, future revenues, capital requirements and our needs for additional financing;

•	The timing or likelihood of regulatory filings and approvals;

•	Our financial performance; and

•	Developments relating to our competitors and our industry.

These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus.

Any forward-looking statement in this prospectus reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, industry and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

Over-Allotment Option

Unless otherwise indicated, information in this prospectus assumes that the underwriter will not exercise its option to purchase additional shares.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus, as well as the information to which we refer you, before deciding whether to invest in the common stock. You should pay special attention to the “Risk Factors” section of this prospectus to determine whether an investment in the common stock is appropriate for you.

The registration statement of which this prospectus is a part, including the exhibits and schedules thereto, contains additional relevant information about us and our capital stock. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed or incorporated by reference as an exhibit to the registration statement.

Unless otherwise indicated, all share amounts and prices assume the consummation of the anticipated 1-for-5 reverse stock split to be effected immediately following the effectiveness of the registration statement of which this prospectus is a part.

Our Business

We are a technology company with a substantial body of intellectual property focused on delivering novel audio solutions. Our HyperSonic® Sound (“HSS®”) technology creates sound in a new way - - “in-the-air” along a directional ultrasonic beam- - a significant departure from traditional speaker technology. Our ability to beam, focus and control sound empowers commercial solutions that benefit from directed audio including digital signage, kiosks and electronic gaming (slot machines). We are establishing HyperSound™ as the consumer brand for our novel sound reproduction method that enhances standard stereo content producing a robust and distinct 3D sound image from just two thin emitters. We are targeting our audio technology for use in consumer markets including computers, video gaming, televisions, home audio and mobile devices.

Our first commercial product line, HSS-3000, delivers directed audio solutions primarily targeting commercial customers for digital signage applications that benefit from focused sound targeted to specific locations. Commercialization of HSS-3000 demonstrates the ability of our technology to achieve high quality directional sound. We are now seeking to expand into new markets through both product sales and licensing. Our licensing strategy is to identify large or high-growth markets, develop needed technology solutions and features, and work with established industry participants and OEMs to make products incorporating our technologies widely available to consumers. Our principal markets are North America, Europe and Asia.

Our mission is to be a dominant worldwide provider of innovative audio solutions improving the utility of sound for communication and enjoyment. Our main advantages are the ability to focus communication to patrons and to produce a clear, distinct and robust immersive sound experience.

We were incorporated in Nevada on June 2, 2010 as a new, wholly owned subsidiary of LRAD Corporation in order to effect the separation and spin-off of our HSS business. On September 27, 2010, the 100% spin-off was completed and we became a stand-alone, independent, publicly traded company. Our corporate office is located at 1941 Ramrod Avenue, Suite #100, Henderson, Nevada 89014 and our principal production and distribution facility is located at 13125 Danielson Street, #110, Poway, California 92064. Our telephone number is (888) 477-2150 and our website can be accessed at www.parametricsound.com.

Proprietary Technology with Significant Barriers to Entry

Common speaker types in use today, such as dynamic, electrostatic, ribbon and other transducer-based designs, are direct radiating, and are fundamentally a piston action, directly pumping air molecules into motion to create audible sound waves the listener hears. Parametric, or nonlinear acoustics, on the other hand, generate sound along an ultrasonic column using frequencies above the normal range of hearing. This sound beam is highly directional and maintains sonic clarity and intelligibility over longer distances than traditional loudspeakers. We believe beaming stereo content “in-the-air” from just two ultrasonic emitters (the speakers in traditional audio systems) creates a distinct and robust 3D sound image not possible with headphones or costly and complex surround sound systems.

Parametric sound employs ultrasonic frequencies to carry content, such as music and voice, into the air. Proprietary ultrasonic emitters, or transducers, which convert electrical energy to high frequency acoustical energy, produce these ultrasonic frequencies that are beyond the range of hearing.  These ultrasonic emitters are used in lieu of loudspeakers to emit a custom-generated ultrasonic wave with the proper difference frequency characteristics to produce audible sound within and throughout a tightly formed beam. Audible sound is not created on the surface of the ultrasonic emitter—a significant departure from a direct radiating loudspeaker.  Instead, the audible sound is generated in the air itself and is focused and directed. For example, if the acoustic beam is directed towards a wall, the sound first emanates from the surface of the wall, not from the emitter, as would be with a conventional loudspeaker. Or, if the acoustic beam is directed to a person, the sound is created at the person. This directionality allows sound to be focused or “beamed” in space or diffused from a surface in a variety of ways to produce desired and controllable effects. Also, the sound does not spread or dissipate at the same rate over distance as it does with traditional speakers. This unique feature provides improved intelligibility at selected distant points with less energy than traditional speakers, creating the ability to communicate directed sound at longer distances.

Elwood G. Norris, our President and CEO, was the original inventor of our HSS technology in the 1990’s. In 2005 he was awarded the Lemelson-MIT Prize for HSS acoustics innovation. Starting in January 2010, he believed that the technology, then limited to directed audio applications, could be reinvented to dramatically reduce distortion and increase fidelity opening a diverse range of market applications. Recent innovations are intended to position HSS for both commercial and consumer markets.

Traditionally, parametric sound reproduction, while offering high directivity, suffered from lower sound volume and higher distortion than direct radiating speakers. In 2010 and 2011, we made technical progress designed to improve sound volume from a given emitter size and we established a development pathway that we believe will further improve output volume. Our January 2012 introduction of a new generation of electronics combining a new digital signal processor (DSP) and software enhancements dramatically improved sound quality whereupon we believe our distortion is comparable or less than many traditional speakers.

Patents

Our technology is protected by a base of important legacy issued patents obtained through our 2010 spin-off. Additional patents have been filed and we are preparing new applications. We currently own 20 U.S. patents, two foreign patents and five pending patents with certain related patent cooperation treaty (PCT) filings.

While dramatically improving fidelity, we believe that our new technology has increased efficiency of parametric sound reproduction while reducing the cost to be competitive with traditional audio systems. We believe it is very difficult to develop a “knock-off” substitute for our products without being in violation of our intellectual property.  We intend to actively defend our patents against infringement.

Trade Secrets

We also rely upon trade secrets, proprietary know-how, and continuing technological innovation to remain competitive.  We protect this information with reasonable security measures, including the use of confidentiality and non-disclosure agreements with our employees, customers, and suppliers.

Target Markets

Our initial focus and proof of technology has been on the use of directed sound in the digital signage, point-of-purchase, in-store networks and related markets and applications. We believe our HSS-3000 product line meets the current requirements of these customers. Our technology also addresses other commercial applications including kiosks, POS terminals and slot machines and we are developing new form factors for our emitters to meet the requirements to serve these customers. Our future development roadmap focuses on new designs to adapt our technology for computers and video gaming. Further research and development is planned to create solutions for televisions, home theater, mobile and cinema applications.

We plan to focus our efforts on proprietary audio solutions targeting the following markets:

Commercial Applications	Consumer Applications
Digital Signage	Personal Computers
Kiosks and Point-of-Sale Terminals	Video Gaming
Electronic Gaming (Slot) Machines	Televisions
Movies and Cinema	Home Theater
Mobile Devices

Digital Signage

Digital signage is a highly effective and growing form of direct advertising. Our directed audio solutions are designed to deliver sound to targeted patrons, reduces ambient noise clutter, with minimal disruption of commerce. In July 2011, we commenced sales of our HSS-3000 products, and in January 2012, we introduced important upgrades to improve performance that we believe will accelerate sales in this market segment. The market for digital signage worldwide – based on the total revenue to manufacturers (primarily displays, media players, set top boxes, computers, networks and software) – reached $5 billion at the end of 2010, according to a report from IMS Research with growth to 2013 forecast to be 40% to $7 billion. We target new customers and new applications for directed audio in this growing market. We also pursue opportunities to add our solution to existing installations to clearly communicate to targeted patrons and reduce ambient noise clutter. Our prospective customers are generally worldwide value added resellers (VARs), original equipment manufacturers (OEMs), integrators and professional audio distributors that install, sell or provide digital signage solutions or products to end-user businesses.

Kiosks and Point-of-Sale Terminals

We believe directed audio enhances interactive kiosks and point-of-sale (POS) terminals by directly and clearly communicating to the user, increasing privacy and reducing the effect of ambient noise. Our audio solution is designed to allow multiple adjacent devices. Interactive kiosks and related computer terminals power applications for communication, commerce, entertainment, and education. According to ABI Research, the number of interactive kiosks deployed globally will rise from 1.6 million in 2011 to nearly 3 million in 2016. Generally our customers are expected to be leading kiosk and POS equipment manufacturers with our audio integrated into devices to differentiate them in the marketplace. We have sold and expect to continue to offer HSS-3000 and future products for aftermarket installation in existing kiosk installations wishing to add directed audio.

Electronic Gaming (Slot) Machines

Electronic gaming or slot machines are becoming increasingly sophisticated computerized entertainment devices. We believe the dramatic increase in themed games and the use of higher quality video displays including 3D displays contribute to a need for directed audio focused on the patron but also on our ability to deliver enhanced audio from just two emitters. Use of our enhanced directed audio offers patrons a distinct sound experience unattainable from traditional audio. According to research by Taylor Nelson Sofres Plc, there were over 4.2 million casino style electronic gaming machines operating globally in 2010 with over 840,000 in North America. According to the Association of Gaming Equipment Manufacturers, the U.S. gaming equipment manufacturing sector produced $11.5 billion in revenues in 2010. We believe this highly competitive industry with a heavy emphasis on innovation is an attractive market for partnering or licensing of our products and technology to the leading producers of electronic gaming equipment. We believe we can offer leading OEM manufacturers an important method to differentiate their product offerings from competitors to achieve increased market acceptance.

Personal Computers

Our enhanced audio solution complements computers by delivering a more robust sound image and directing and focusing sound to what is typically an individual computer user. Our ultra-thin emitter accompanies flat and thin computer monitors and laptops that are growing rapidly in use worldwide. According to the Computer Industry Almanac, there are over 300 million computers in use in the U.S. and over 1.4 billion globally. Sales of personal computers are expected to be over 400 million units globally in 2012. We intend to target computer manufacturers to license our technology to integrate our emitters into computers. We also plan to pursue licensing to aftermarket suppliers of computer speakers.

Video Gaming

We believe the increased sophistication of video gaming including higher resolution images, more realistic and interactive content and the use of 3D displays creates a growing opportunity for our enhanced audio. Our ability to create a 3D sound image from just two thin emitters complements many gaming platforms, whether computers, consoles or in the future portable devices. The world video game market (equipment and software) will be $68 billion in 2012 according to PricewaterhouseCoopers. Our strategy is to license our technology for suppliers serving this industry which includes computer manufacturers, aftermarket suppliers of computer and game console speakers, and video game and mobile game equipment suppliers both new and aftermarket.

Televisions

Directing sound to television viewers allows for an enhanced audio experience. Since the advent of flat panel display manufacturers have been focused on creating the thinnest form factor often at the expense of sound quality. Currently television audio is often enhanced through aftermarket surround sound speaker systems in which up to 7 speakers are positioned throughout a listening location. This gives the listener a more immersive surround sound experience. We believe we can develop our technology to offer a unique immersive experience superior to surround sound systems from just two front emitters integrated directly into a television set or sold as an aftermarket accessory. We believe that our technology can offer significant value to both segments of this market.

Our emitters’ extremely thin form factor can be easily integrated into a similarly flat panel display including 3D displays. Our technology requires no box, creates no back wave and can be mounted right against a wall yet produce full and robust sound. Our strategy is to target the flat panel television market through licensing of our technology for integration into equipment produced by the leading OEM manufacturers as well as aftermarket purveyors of sound equipment. According to IHS iSuppli Research, flat panel TV shipments were over 214 million units in 2010 expected to grow to over 289 million in 2015 with a total value exceeding $149 billion.  Shipments of 3D TVs in this category are expected to grow to 54 million in 2012.

Home Theater

The market for home theater systems complements the flat panel television market but generally consists of larger systems designed to produce a cinema experience in the home. We plan to develop our technology for this application by making larger speakers and enabling existing audio encoding by Dolby and others, including surround sound. Our goal is to offer a robust, distinct enhanced audio experience from just front emitters.

Mobile Devices

There is growing adoption in both mature and emerging markets of new mobile platforms for consumer and business use of digital content, such as tablets and smartphones. These platforms are experiencing strong growth and we believe that our technology’s thin form factor and our ability to direct sound to a user has the ability to enhance the audio experience of such mobile platforms. Currently sound from these devices is of poor quality and low volume which requires many users to use headphones to hear the audio. By directing sound to a single listener, the user will be able to have a private experience without the use of headphones as the sound can be directed primarily to the listener. Since tablet devices are larger in size they are an initial target market as the requirements for miniaturization of our technology are less stringent. As we further develop and miniaturize our technology we believe that we have the potential to meet the requirements of the large growing smartphone market.

The market for tablet devices is expected to be 86 million units globally in 2012. Global smartphone shipments in 2010 exceeded 300 million units according to International Data Corporation representing a 74% growth from 2009.

Movies and Cinema

We also plan to scale our technology for larger environments for use in cinemas. There are approximately 40,000 movie screens in the United States according to the National Association of Theater Owners.

Strategy

Our strategy is to leverage our intellectual property to partner with large OEMs to accelerate our product acceptance into our target market areas. We believe that we will continue to strengthen our market position as the leader in directed audio by continuing to improve our technology, broadening our product line, identify new directed audio applications, acquiring new OEM and VAR partners, expanding relationships with existing partners, and developing worldwide awareness of the benefits of directed audio and awareness of our HyperSound brand.

Marketing Strategy

We are developing a market position for our technology as a method to enhance stereo content to produce a clear, distinct and robust sound image from just two thin emitters. While applicable to many consumer products, we also intend to target the emerging and rapidly growing 3D video market to reproduce 3D sound for computers, video gaming, homes and theaters. We intend to develop awareness of the immersive sound experience produced by HyperSound technology, focus development activities on identified consumer applications, develop new applications for our enhanced sound and create a licensing business for HyperSound technology.

Product Development and Licensing Strategy

Our business strategy is to identify large high-growth markets, develop needed technology solutions and features, and license to established industry partners and OEMs to make products incorporating our technologies widely available to consumers.  We intend to develop functional prototypes in each market vertical to demonstrate the viability of our products, and leverage the prototypes to attract key joint development partners. We intend to license our technology and work with planned partners to help develop and commercialize products. Although we may be required to provide certain manufacturing services or arrange manufacturing of components for certain licensees, our main focus is to obtain most of our revenues through licensing. We believe that we can develop a position as a leader in audio by employing the strategy of designing a stream of patented audio products, penetrating new licensing accounts and developing strong brand awareness.

Manufacturing Strategy

We have established in-house production capability for our HSS-3000 product line and believe we have proven initial manufacturability and met the technical requirements for the digital signage market.  We also are working to develop contract manufacturing to provide greater capacity for our product sales in commercial markets and as a resource for future licensees, OEMs and VARs who may desire to access capacity for the expanded consumer markets that we are pursuing. We believe that the manufacturing protocols we have established to address the digital signage market will directly translate to the other market verticals that we are pursuing.

Recent Events

On December 29, 2011, we appointed Kenneth F. Potashner to our board of directors.  Mr. Potashner, an experienced technology executive, has also agreed to a consultancy arrangement to develop strategies for a range of markets now possible with our latest HSS audio innovations. He has agreed in principle to thereafter manage company growth by becoming Executive Chairman at a future date expected to be before March 15, 2012.

In January 2012, we announced and showcased to customers and others a product upgrade that we believe improves our product offering in existing markets and enhances our prospects to develop products and deliver licensable technology in other targeted markets. Our upgraded HSS technology has been designed to produce a crisp, clean and unique sound image enhancing stereo output to produce a robust 3D sound image from just two thin emitters. We are unable to predict the level of acceptance of our technology in existing or these new markets.

On December 29, 2011, our Board of Directors approved the Parametric Sound Corporation 2012 Stock Option Plan (the “2012 Plan”).  The 2012 Plan provides for authority to grant options to purchase 253,000 shares of common stock remaining available for issuance under our 2010 Stock Option Plan (“2010 Plan”) and new authority to grant options to purchase an additional 600,000 shares of common stock (after giving effect to an anticipated 1-for-5 reverse stock split). Any outstanding option grants that expire or terminate, other than through exercise or share settlement, under the 2010 Plan will also become eligible for grant under the 2012 Plan.

On December 29, 2011, we entered into an Assignment Agreement with Syzygy Licensing, LLC (“Syzygy”) whereupon we acquired all technology and intellectual property covered by the License and Royalty Agreement dated September 27, 2010 we previously executed with Syzygy. The Assignment Agreement terminated the License and Royalty Agreement and all future royalty obligations and assigned to us all pending patent applications comprising part of the intellectual property. In consideration of the assignment, we issued to Syzygy 300,000 shares of common stock (after giving effect to an anticipated 1-for-5 reverse stock split) and agreed to pay to Syzygy $250,000 by June 30, 2012. Syzygy is owned by the Company’s two executive officers who are both also significant stockholders.

Corporate Information

Immediately following the effectiveness of the registration statement of which this prospectus is a part of, and prior to commencement of this offering, we will, subject to prior shareholder approval, effect a 1-for-5 reverse stock split. Our shares of common stock are quoted on the OTC Bulletin Board under the symbol “PAMT.OB.”  As of January 25, 2012, after giving effect to the anticipated reverse stock split, we had 4,298,406 shares issued and outstanding by 1,018 holders of record of our common stock.

Our address is 1941 Ramrod Avenue, Suite #100, Henderson, Nevada 89014. Our telephone number is (888) 477-2150, and our internet website is located at www.parametricsound.com. The information on our website is not a part of this prospectus.   See the section entitled “Where You Can Find More Information” on page 55 of this prospectus.

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” beginning on page 8 of this prospectus, as well as other information included in this prospectus, including our consolidated financial statements and the notes thereto, before making an investment decision.

The Offering

The following summary contains basic information about the offering and our common stock and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of our common stock, please refer to the section of this prospectus entitled “Description of Capital Stock.”

Issuer	Parametric Sound Corporation, a Nevada corporation.
Common stock offered by us	2,000,000 shares of common stock, par value $0.001 per share. (1)
Over-allotment option	We have granted the underwriter an option to purchase up to an additional 300,000 shares of common stock within 45 days of the date of this prospectus to cover over-allotments, if any.
Common stock outstanding before this offering	4,298,406 shares of common stock. (1)(2)(3)
Common stock outstanding after this offering	6,298,406 shares of common stock. (1)(2)(3)
Use of Proceeds
We intend to use the net proceeds from the sale of our common stock in this offering for working capital, payment of certain deferred officer compensation and related party debt, research and development, protection of intellectual property, exploration and development of marketing and licensing opportunities, recruiting and hiring personnel and general corporate purposes. For additional details concerning the use of proceeds see the section below in the prospectus titled “Use of Proceeds.”

Market and trading symbol for the common stock	Our common stock is listed and traded on the Over-the-Counter Bulletin Board under the symbol “PAMT.”
Proposed NASDAQ Capital Market listing symbol for our common stock	PAMT
Underwriter common stock purchase warrant
In connection with this offering, we have also agreed to issue to MDB Capital Group LLC a warrant to purchase up to 10% of the shares of common stock sold in this offering. If this warrant is exercised, each share may be purchased by MDB Capital Group LLC at $6.00 per share (120% of the price of the shares sold in this offering.) (1)

Lock-Up Agreements
We intend to have each of our officers and directors agree that for a period of 180 days from the date of the underwriting agreement, they will be subject to a lock up prohibiting any sales, transfers or hedging transactions in our securities that are held by them.  See section titled “Lock-Up Agreements” in this prospectus.

(1)
We have, for purposes of disclosure in this prospectus, assumed consummation of a 1-for-5 reverse stock split immediately following the effectiveness of the registration statement of which this prospectus is a part, and have assumed an offering price of $5.00 per share (which is the midpoint of our expected offering range of $4.00 to $6.00 per share).

(2)
The number of shares of our common stock to be outstanding before and after this offering is based on the number of shares outstanding as of January 25, 2012, after giving effect to a 1-for-5 reverse stock split to be effected prior to the effectiveness of the registration statement of which this prospectus is a part, and excludes:

•	963,000 shares of our common stock issuable upon exercise of stock options under our 2010 Plan and 2012 Plan at a weighted average exercise price of $3.09 per share;

•	320,000 shares of our common stock reserved for issuance under various outstanding warrant agreements, at a weighted average exercise price of $3.75 per share;

•	142,000 shares of our common stock reserved for future issuance under our 2012 Stock Option Plan;

•
up to 230,000 shares of our common stock reserved for issuance under an underwriter purchase option equal to 10% of the shares of common stock sold in the offering exercisable at 120% of the public offering price per share; and

•
28,000 shares of our common stock issuable upon conversion of a portion of deferred compensation. Through January 31, 2012, unpaid deferred compensation to our two executive officer’s totaled $280,000, 50% of which will be converted at the closing date of the offering into approximately 28,000 shares of common stock (based on an assumed public offering price of $5.00 per share). The balance of $140,000 of such deferred compensation will be paid to the executive officers in cash.

Unless otherwise specifically stated, information throughout this prospectus assumes that none of our outstanding options or warrants to purchase shares of our common stock are exercised.

(3)	Unless otherwise indicated, the number of shares of common stock presented in this prospectus excludes shares issuable pursuant to the exercise of the underwriter’s over-allotment option.

RISK FACTORS

Before deciding to purchase, hold or sell our common stock, you should carefully consider the risks, cautionary statements and other information contained in this prospectus.  The risks and uncertainties described in this document are not the only ones we face.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business.  If any of these known or unknown risks or uncertainties actually occurs with material adverse effects on our company, our business, financial condition, results of operation and/or liquidity could be seriously harmed.  In that event, the market price for our common stock will likely decline, and you may lose all or part of your investment.

Risk Factors Relating to Our Business

We have a history of operating losses, expect additional losses and may not achieve or sustain profitability.

We have incurred operating losses since our spin-off in September 2010 and expect additional losses until we achieve revenues and resulting margins to offset our operating costs.  Our net loss for the three months ended December 31, 2011 was $531,017 and for the fiscal year ended September 30, 2011 was $1,484,458. Our ability to achieve future profitability is dependent on a variety of factors, many outside our control. Failure to achieve profitability or sustain profitability, if achieved, may require us to continue to obtain additional funding which could have a material negative impact on the market value of our common stock or be dilutive.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern.

In their audit opinion issued in connection with our financial statements as of September 30, 2011 and 2010 and for the years then ended, our independent registered public accounting firm included a going concern explanatory paragraph which stated there was substantial doubt about our ability to continue as a going concern.  We have prepared our financial statements on a going concern basis that contemplates the realization of assets and the satisfaction of liabilities in the normal course of business for the foreseeable future. Our financial statements do not include any adjustments that would be necessary should we be unable to continue as a going concern and, therefore, be required to liquidate our assets and discharge our liabilities in other than the normal course of business and at amounts different from those reflected in our financial statements.  If we are unable to continue as a going concern, our stockholders may lose a substantial portion or all of their investment.

We are susceptible to general economic conditions, and continued difficult economic circumstances in our industry or a reduction in spending by customers could adversely affect our operating results.

The electronics industry in general has historically been characterized by a high degree of volatility and is subject to substantial and unpredictable variations resulting from changing business cycles. Our operating results will be subject to fluctuations based on general economic conditions, in particular conditions that impact advertising including discretionary consumer spending. The audio products sector of the electronics industry has and may continue to experience a slowdown in sales, which adversely impacts our ability to generate revenues and impacts the results of our future operations. The current tight credit in financial markets may adversely affect the ability of our commercial customers to finance purchases and operations and could result in an absence of orders or spending for our products as well as create supplier disruptions. We are unable to predict the likely duration and severity of the adverse economic conditions and disruptions in financial markets and the effects they will have on our business and financial condition.

We purchase a number of key components and subassemblies from foreign suppliers. Consequently, we are subject to the impact economic conditions can have on such suppliers and subject to fluctuations in foreign currency exchange rates. Increases in our cost of purchasing these items could negatively impact our financial results if we are not able to pass these increased costs on to our customers.

A significant portion of our revenue is derived from a few large customers.

The vast majority of our sales are generated from a small number of customers. Two customers accounted for 55% and 11% of our total revenues in the quarter ended December 31, 2011 and two customers accounted for 46% and 35% of our total revenues in fiscal 2011. We do not have long-term agreements with these or other significant customers and our agreements with these customers do not require them to purchase any specific number or amount of our products. As a result, agreements with respect to pricing, returns, promotions, among other things, are subject to periodic negotiation with each customer. No assurance can be given that these or other customers will continue to do business with us. The loss of any of our significant customers could have a material adverse effect on our business, results of operations, financial condition and liquidity. In addition, the uncertainty of product orders can make it difficult to forecast our sales and allocate our resources in a manner consistent with actual sales, and our expense levels are based in part on our expectations of future sales. If our expectations regarding future sales are inaccurate, we may be unable to reduce costs in a timely manner to adjust for sales shortfalls.

We must develop a larger customer base or generate license revenues in order to grow our business.

While we have retained some customers from LRAD Corporation’s prior HSS business, to grow our business, we must develop relationships with new customers and obtain and fulfill increased orders from both prior and new customers. Our sales to date have been limited to a few customers. We cannot guarantee that we will be able to develop a larger customer base. Further, even if we continue to retain prior customers and obtain new customers, we cannot guarantee that those customers will purchase sufficient quantities of our products at prices that will enable us to recover our costs in acquiring those customers and fulfilling orders. We also cannot guarantee that we will be able to generate any license customers for our technology or generate future license revenues. Our ability to increase sales of our products or generate license revenues depends on a number of factors, including:

•	our ability to timely demonstrate or manufacture reliable products that have the features required by our customers;

•	our ability to develop relationships with new customers that will lead to sales of our products or licensing of our technology;

•	our ability to develop and expand into new markets for our audio products and technology; and

•	our ability to develop international product distribution or licensing directly or through partners.

Errors, limitations or defects contained in our products, failure to comply with applicable safety standards, product injury claims or a product recall could result in delayed shipments or rejection of our products, increased warranty costs or damage to our reputation and expose us to regulatory or other legal action.

Our technology is substantially different from proven, mass-produced sound transducer designs. Any performance limitations, defects or errors in the operation of our products could result in the rejection of our products by our customers, damage to our reputation, lost sales, diverted development resources, increased customer service, adverse regulatory actions and warranty claims, any of which could harm our business. Complex components and assemblies used in our products may contain undetected defects that are subsequently discovered at some point in the life of the product. Defects in our products may result in a loss of sales, injury or other loss to customers, and may injure our reputation and increase our warranty or service costs. We may incur substantial and unpredictable warranty costs from post-production product or component failures. Defects and/or warranty costs could adversely affect our financial position, results of operations and business prospects.

Third parties could sustain injuries from our products, and we may be subject to claims or lawsuits resulting from such injuries. There is a risk that these claims or liabilities may exceed, or fall outside the scope of, our insurance coverage. We may also be unable to maintain adequate liability insurance in the future. Because we are a small company, a product recall would be particularly harmful to us. We have limited financial and administrative resources to effectively manage a product recall, and it would detract management’s attention from implementing our core business strategies. A significant product defect or product recall could materially and adversely affect our brand image, cause a decline in our sales, and could reduce or deplete our financial resources adversely affecting our financial results.

If we are unable to keep up with rapid technological changes, our processes, products or services may become obsolete.

The directed audio market is characterized by significant and rapid technological change. Although we will continue to expand our technological capabilities in order to remain competitive, research and discoveries by others may make our processes, products or services less attractive or even obsolete.

Our efforts may never demonstrate the feasibility of our new electronics processing and emitter technology for broad-based product applications.

Our research and development efforts remain subject to all of the risks associated with the development of new products based on emerging and innovative technologies, including without limitation unanticipated technical or other problems and the possible insufficiency of funds for completing development of these products. While we believe we have overcome many of the technical problems traditionally associated with parametric sound reproduction, these technical problems or new technical problems may result in delays and cause us to incur additional expenses that would increase our losses. If we cannot complete, or if we experience significant delays in completing, development, manufacturing and licensing of commercial or consumer applications using our new technology, particularly after incurring significant expenditures, our business may fail.

Our revenues are derived from a single product category, a limited number of products and future licensing revenues.

We are dependent on one core technology and product category and limited products to generate revenues. We cannot assure you that these or other future products will achieve customer acceptance to attain a level of sales to support our operating costs. We also intend to develop licensing revenues from our technology. The loss or failure of this product category or the inability to obtain licensing revenues would have a material adverse effect on our business, results of operations, financial condition and liquidity.

We cannot predict our future operating results. Our quarterly and annual results will likely be subject to fluctuations caused by many factors, any of which could result in our failure to achieve our expectations.

We expect our proprietary sound reproduction products and technologies will be the source of substantially all of our future revenues. Revenues are expected to vary significantly due to a number of factors. Many of these factors are beyond our control. Any one or more of these factors, including those listed below, could cause us to fail to achieve our revenue expectations. These factors include:

•	our ability to supply sound reproduction components to customers, distributors, VARs or OEMs or in the future to license our technologies;

•	market acceptance of, and changes in demand for, our products or our customers’ products;

•	gains or losses of significant customers, distributors or strategic relationships;

•	unpredictable volume and timing of customer orders;

•	the availability, pricing and timeliness of delivery of components for our products;

•	fluctuations in the availability of manufacturing capacity or manufacturing yields and related manufacturing costs;

•	timing of new technological advances, product announcements or introductions by us, by OEMs or licensees and by our competitors;

•	product obsolescence and the management of product transitions and inventory;

•	unpredictable warranty costs associated with our products;

•	installation or order delays by customers, distributors, OEMs or production delays by us or our suppliers;

•	general consumer electronics industry conditions, including changes in demand and associated effects on inventory and inventory practices;

•	general economic conditions that could affect the timing of customer orders and capital spending and result in order cancellations or rescheduling; and

•	general political conditions in this country and in various other parts of the world that could affect spending for the products that we intend to offer.

Some or all of these factors could adversely affect demand for our products or technologies and, therefore, adversely affect our future operating results.

Our expenses may vary from period to period, which could affect quarterly results and our stock price.

If we incur additional expenses in a quarter in which we do not experience increased revenue, our results of operations will be adversely affected and we may incur larger losses than anticipated for that quarter. Factors that could cause our expenses to fluctuate from period to period include:

•	the timing and extent of our research and development efforts;

•	tooling, manufacturing and production working capital costs;

•	investments and costs of maintaining or protecting our intellectual property;

•	the extent of marketing and sales efforts to promote our products and technologies; and

•	the timing of personnel and consultant hiring.

Our potential for rapid growth and our entry into new markets make it difficult for us to evaluate our current and future business prospects, and we may be unable to effectively manage any growth associated with these new markets, which may increase the risk of your investment and could harm our business, financial condition, results of operations and cash flow.

The recent development of our new technology, including new electronics processing and emitter improvements, we believe will enable us to enter new and different markets and to expand our presence in our current product markets. Because these improvements are relatively new and have only been available in new products for a short time, we may be unable to evaluate our future prospects in our current market and in new markets, particularly in light of our goals to continually grow our existing and new customer base, expand our product offerings, integrate complementary businesses and enter additional new markets. In addition, our potential growth, recent product introductions and entry into new markets may place a significant strain on our resources and increase demands on our executive management, personnel and systems, and our operational, administrative and financial resources may be inadequate. We may also not be able to effectively manage any expanded operations, or achieve planned growth on a timely or profitable basis, particularly if the number of customers using our products and services significantly increase or their demands and needs change as our business expands. If we are unable to manage expanded operations effectively, we may experience operating inefficiencies, the quality of our products and services could deteriorate, and our business and results of operations could be materially adversely affected.

Our licensing strategy to approach new markets is untested, subject to risk and there is no assurance companies will license our technology or produce licensable products or pay license fees sufficient to sustain our operations.

While we currently produce products for commercial markets we intend to license our technology to others in both commercial and consumer markets. This strategy is untested and we have no current licensees. There can be no assurance that consumer electronic product companies we intend to target will license our technology or produce licensable products. Our plans to license for particular applications may require additional product development and there can be no assurance we can demonstrate performance acceptable to prospective licensees. The markets for consumer electronic products in which our technology is intended are intensely competitive and price sensitive. This could place pressure on licensing fees and limit our ability to exploit our technology. We also risk that licensees will inaccurately report licensing royalties, if any, or that they or others will make unauthorized use of our intellectual property.

Many potential competitors who have greater resources and experience than we do may develop products and technologies that make ours obsolete.

Technological competition from other and more established electronic and sound system manufacturers is significant and expected to increase. Most of the companies with which we expect to compete have substantially greater capital resources, research and development staffs, marketing and distribution programs and larger facilities than us, and many of them have substantially greater experience in the production and marketing of products. In addition, one or more of our competitors may have developed or may succeed in developing technologies and products that are more effective than ours, rendering our technology and products obsolete or noncompetitive. The life cycles of our technologies are difficult to estimate. If we cannot develop products in a timely manner in response to industry changes, or if our technologies do not perform well, our business and financial condition will be adversely affected.

Our competitive position will be seriously damaged if we cannot maintain and obtain patent protection for important differentiating aspects of our products or otherwise protect intellectual property rights in our technology.

We rely on a combination of contracts and trademark, patent and trade secret laws to establish and protect our proprietary rights in our technology. However, we may not be able to prevent misappropriation of our intellectual property, our competitors may be able to independently develop similar technology and the agreements we enter into to protect our proprietary rights may not be enforceable.

Our success, in part, depends on our ability to obtain and enforce intellectual property protection of our technology, particularly our patents. There is no guarantee any patent will issue on any patent application that we have filed or may file. Claims allowed from existing or pending patents may not be of sufficient scope or strength to protect the economic value of our technologies. Further, any patent that we may obtain will expire, and it is possible that it may be challenged, invalidated or circumvented. If we do not secure and maintain patent protection for our technology and products, our competitive position could be significantly harmed. A competitor may independently develop or patent technologies that are substantially equivalent or superior to our technology.

As we expand our product line or develop new uses for our products, these products or uses may be outside the protection provided by our current patent applications and other intellectual property rights. In addition, if we develop new products or enhancements to existing products we cannot assure you that we will be able to obtain patents to protect them. Even if we do receive patents for our existing or new products, these patents may not provide meaningful protection, or may be too costly to enforce protection. In some countries outside of the United States where our products may be sold or licensed, patent protection is not available. Moreover, some countries that do allow registration of patents do not provide meaningful redress for violations of patents. As a result, protecting intellectual property in these countries is difficult and our competitors may successfully sell products in these countries that have functions and features that infringe on our intellectual property.

We may initiate claims or litigation against third parties in the future for infringement of our proprietary rights or to determine the scope and validity of our proprietary rights or the proprietary rights of our competitors. These claims could result in costly litigation and divert the efforts of our technical and management personnel. As a result, our operating results could suffer and our financial condition could be harmed.

Our competitive position will be seriously damaged if our products are found to infringe on the intellectual property rights of others.

Other companies and our competitors may currently own or obtain patents or other proprietary rights that might prevent, limit or interfere with our ability to make, use or sell our products. As a result, we may be found to infringe the intellectual property rights of others. The electronics industry is characterized by vigorous protection and pursuit of intellectual property rights or positions, resulting in significant and often protracted and expensive litigation. In the event of a successful claim of infringement against us and our failure or inability to license the infringed technology, our business and operating results could be adversely affected. Any litigation or claims, whether or not valid, could result in substantial costs and diversion of our resources. An adverse result from intellectual property litigation could force us to do one or more of the following:

•	cease selling, incorporating or using products or services that incorporate the challenged intellectual property;

•	obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, if at all; and

•	redesign products or services that incorporate the disputed technology.

If we are forced to take any of the foregoing actions, we could face substantial costs and shipment delays and our business could be seriously harmed. Although we carry general liability insurance, our insurance may not cover potential claims of this type or be adequate to indemnify us for all liability that may be imposed.

In addition, it is possible that our customers or end users may seek indemnity from us in the event that our products are found or alleged to infringe the intellectual property rights of others. Any such claim for indemnity could result in substantial expenses to us that could harm our operating results.

Our technology is subject to government regulation, which could lead to unanticipated expense or litigation.

Our sound technology emits ultrasonic vibrations and is regulated by the Food and Drug Administration, as well as the Federal Communications Commission. Although we believe we are in compliance with applicable FDA and FCC regulations, in the event of certain unanticipated defects in our products, a customer or we may be required to comply with governmental requirements to remedy the defect and/or notify consumers of the problem. This could lead to unanticipated expense, and possible product liability litigation against a customer or us. Any regulatory impediment to full commercialization of our parametric sound technology, or any of our other technologies, could adversely affect our results of operations.

We may face personal injury and other liability claims that harm our reputation and adversely affect our sales and financial condition.

Since our products include ultrasonic emissions along with the acoustic output, customers or others could claim damage to human hearing or human health irrespective if the product is used properly or improperly, such as when the product is used at extreme close ranges for long periods of exposure. A person claiming injury in connection with the use of our products may bring legal action against us to recover damages on the basis of theories including personal injury, negligent design, dangerous product or inadequate warning. We may also be subject to lawsuits involving allegations of misuse of our products. While we have product liability insurance, it may be too costly for us or may be unavailable and it may be insufficient to pay any claims. We may not have sufficient resources to satisfy any product liability claims not covered by insurance which would materially and adversely affect our financial position. Significant litigation could also result in a diversion of management’s attention and resources and negative publicity.

We will be required to raise additional financing by issuing new securities in the future, which may have terms or rights superior to those of our shares of common stock that could adversely affect the market price of our shares of common stock and our business.

We will require additional financing to fund future operations, including expansion in current and new markets, development and acquisition, capital costs and the costs of any necessary implementation of technological innovations or alternative technologies. We may not be able to obtain financing on favorable terms, if at all. If we raise additional funds by issuing equity securities, the percentage ownership of our current stockholders will be reduced, and the holders of the new equity securities may have rights superior to those of the holders of shares of common stock, which could adversely affect the market price and the voting power of shares of our common stock. If we raise additional funds by issuing debt securities, the holders of these debt securities would similarly have some rights senior to those of the holders of shares of common stock, and the terms of these debt securities could impose restrictions on operations and create a significant interest expense for us which could have a material adverse effect on our business.

If we do not receive additional financing when and as needed in the future, we may not be able to continue the research, development and commercialization of our technology and materials.

Our capital requirements may be significant as we seek to expand our products and markets. We will likely require substantial additional funds in excess of our current financial resources in the future for research, development and commercialization of our technology and products, to obtain and maintain patents and other intellectual property rights in these technologies and materials, and for working capital and other purposes, the timing and amount of which are difficult to ascertain. Our cash on hand will likely not be sufficient to meet all of our future needs. When and as we need additional funds, such funds may not be available on commercially reasonable terms or at all. Our inability to obtain additional funding when and as needed could limit our ability to execute our business plan. Additionally, if we attempt to raise funds in a future offering of shares of our common stock, preferred stock, warrants or depositary shares, or if we engage in acquisitions involving the issuance of such securities, the issuance of these shares could dilute the ownership of our then-existing stockholders.

We rely on outside suppliers to provide a large number of components and sub-assemblies incorporated in our products.

Our products have a number of components and subassemblies produced by outside suppliers. In addition, for certain of these items, we qualify only a single source, which can magnify the risk of shortages and decrease our ability to negotiate with our suppliers on the basis of price. In particular, we depend on one piezo-film supplier to provide expertise and materials used in our proprietary emitters and one supplier for a majority of our plastic and metal parts. If shortages occur, or if we experience quality problems with suppliers, then our production schedules could be significantly delayed or costs significantly increased, which would have a material adverse effect on our business, liquidity, results of operation and financial position.

Current environmental laws, or laws enacted in the future, may harm our business.

Our operations are subject to environmental regulation in areas in which we conduct business. Our product design and procurement operations must comply with new and future requirements relating to the materials composition of our products, including restrictions on lead, cadmium and other substances. We do not expect that the impact of these environmental laws and other similar legislation adopted in the U.S. and other countries will have a substantial unfavorable impact on our business. However, the costs and timing of costs under environmental laws are difficult to predict.

Inadequate internal controls or accounting practices and material weaknesses in our internal controls could lead to errors or restatements, which could negatively impact our business, financial condition, results of operations and cash flows.

Our small size and limited personnel make maintaining internal controls and management oversight systems more challenging than for more established and larger entities. We are subject to rules requiring public companies to include a report of management on internal controls over financial reporting in our Annual Report on Form 10-K. After documenting and testing our system, we identified a material weakness in our accounting and financial functions due to a lack of segregation of duties primarily resulting from our limited staffing. As a result, our internal control over financial reporting is not effective. As a result of our internal control over financial reporting being ineffective, we are more susceptible to errors or restatement and investors could lose confidence in our financial reports, and our stock price might be adversely affected. In addition, remedying this or any future material weaknesses that we might identify could require us to incur significant costs and expend significant time and management resources. We cannot assure you that any of the measures we might implement to remedy any such deficiencies would effectively mitigate or remedy such deficiencies.

Loss of our key management and other personnel could impact our business.

Our business is substantially dependent on our chief executive officer, Elwood G. Norris, and other key personnel. The loss of Mr. Norris or any of these key personnel could materially adversely affect our business, financial condition, results of operations and cash flows. In addition, competition for skilled and non-skilled employees among companies like ours is intense, and the loss of skilled or non-skilled employees or an inability to attract, retain and motivate additional skilled and non-skilled employees required for the operation and expansion of our business could hinder our ability to conduct research activities successfully, develop new products, attract customers and meet customer shipments.

Risk Factors Relating to the Offering and Ownership of Our Common Stock

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We have not designated the amount of net proceeds from this offering to be used for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or market value.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on an assumed offering price of $5.00 per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $3.67 per share in the net tangible book value of the common stock at December 31, 2011. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

A large number of shares may be sold in the market following this offering, which may depress the market price of our common stock.

A large number of shares may be sold in the market following this offering, which may depress the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares.

Upon completion of this offering, and assuming the sale of all 2,000,000 shares of our common stock offered pursuant to this prospectus, we will have approximately 6,298,406 shares of our common stock outstanding and 1,283,000 shares of common stock equivalents, giving effect to a 1-for-5 reverse stock split to be effected prior to the effectiveness of the registration statement of which this prospectus is a part and an anticipated offering price of $5.00 per share.

There can be no assurance that an active trading market for shares of our common stock will develop or be sustained.

Shares of our common stock have only been publicly traded since October 2010 and trading has been sporadic and volatile since that time. We cannot predict the extent to which an active public market for our common stock will develop or be sustained. It is a condition of this offering that we be listed on The NASDAQ Capital Market, but we cannot assure you that we will be able to meet the requirements for continued listing going forward. Our common shares have historically been sporadically or “thinly-traded” on the OTC Bulletin Board. As a consequence, there may be extended periods when trading activity in our shares is minimal, as compared to a seasoned issuer with a large and steady volume of trading activity. The market for our common shares is also characterized by significant price volatility compared to seasoned issuers, and we expect that such volatility will continue. As a result of this lack of liquidity, the trading of relatively small quantities of shares may disproportionately influence the price of those shares in either direction. It is possible that a broader or more active public trading market for our common stock will not develop or be sustained, or that current trading levels will be sustained.

There is no guarantee that our shares will be listed on The NASDAQ Capital Market.

We have applied for listing of our common stock on The NASDAQ Capital Market. After the reverse split of our common stock as described herein, we believe that we will satisfy the listing requirements of The NASDAQ Capital Market. Such listing, however, is not guaranteed. If the application is not approved, we will not pursue this offering and the shares of our common stock will continue to be traded on the OTC Bulletin Board. Even if such listing is approved, we may not be able to meet the requirements for continued listing, and there may not be any broker interested in making a market for our stock. Therefore, it may be difficult to sell your shares of common stock if you desire or need to sell them. Our underwriter, MDB Capital Group LLC, is not obligated to make a market in our securities, and even if it chooses to do so it can discontinue at any time without notice. It is possible that an active and liquid trading market in our securities may never develop or, if one does develop, that the market will continue.

We cannot predict the price range or volatility of our common stock and sales of a substantial number of shares of our common stock may adversely affect the market price of our common stock.

From time to time, the market price and volume of shares traded of companies in the industries in which we operate experience periods of significant volatility. Company-specific issues and developments generally affecting our industries or the economy may cause this volatility. The market price of our common stock may fluctuate in response to a number of events and factors, including:

•	general economic, market and political conditions;

•	quarterly variations in results of operations or results of operations that are below public market analyst and investor expectations;

•	changes in financial estimates and recommendations by securities analysts;

•	operating and market price performance of other companies that investors may deem comparable;

•	press releases or publicity relating to us or our competitors or relating to trends in our markets; and

•	sales of common stock or other securities by insiders.

In addition, broad market and industry fluctuations, investor perception and the depth and liquidity of the market for our common stock may adversely affect the trading price of our common stock, regardless of actual operating performance.

Sales or distributions of a substantial number of shares of our common stock in the public market or otherwise, or the perception that such sales could occur, could adversely affect the market price of our common stock. All of the shares of our common stock, other than the shares held by executive officers and directors, are eligible for resale in the public market. Substantial selling of our common stock could adversely affect the market price of our common stock.

Sales of common stock issuable on the exercise of any existing or future options or warrants may lower the price of our common stock.

We have two stock option plans authorizing the grant of options to purchase up to 1,105,000 shares of our common stock to our employees, directors and consultants, of which 963,000 are subject to outstanding options. We also have warrants to purchase up to 320,000 common shares outstanding as part of an equity financing, have agreed to issue to MDB Capital Group LLC a warrant to purchase shares of our common stock equal to up to 10% of the shares of common stock sold in this offering and may issue common stock purchase warrants or other securities convertible into common stock in the future. The issuance of shares of common stock issuable upon the exercise or conversion of convertible securities, options or warrants could cause substantial dilution to existing holders of common stock, and the sale of those shares in the market could cause the market price of our common stock to decline. The potential dilution from the issuance of these shares could negatively affect the terms on which we are able to obtain equity financing.

We may issue preferred stock in the future, and the terms of the preferred stock may reduce the value of your common stock.

We are authorized to issue up to 1,000,000 shares of preferred stock in one or more series. Our Board of Directors may determine the terms of future preferred stock offerings without further action by our stockholders. If we issue preferred stock, it could affect your rights or reduce the value of your common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party. Preferred stock terms may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions.

The payment of dividends will be at the discretion of our Board of Directors.

The declaration and amount of future dividends, if any, will be determined by our Board of Directors and will depend on our financial condition, earnings, capital requirements, financial covenants, regulatory constraints, industry practice and other factors our Board deems relevant.

BUSINESS

Overview

We were incorporated on June 2, 2010 as a new, wholly owned subsidiary of LRAD Corporation in order to effect the separation and spin-off of its HyperSonic Sound® (“HSS®”) business as a stand-alone, independent, publicly traded company. On September 27, 2010, LRAD Corporation contributed most of its HSS business assets and through a pro rata dividend distribution effected the 100% spin-off to its stockholders of 15,306,064 shares of our common stock, representing all our common stock outstanding at that date. Our common stock is quoted on the OTC Bulletin Board (OTCBB) under the symbol PAMT.

We are a technology company with a substantial body of intellectual property focused on delivering novel audio solutions. Our technology pioneered the practical application of parametric acoustic technology for generating sound in a new way - - “in-the-air” along a directional ultrasonic beam - - a significant departure from traditional speaker technology. Our ability to beam, focus and control sound empowers commercial solutions that benefit from directed audio including digital signage, kiosks and electronic gaming. For consumer applications HSS enhances standard stereo content producing a robust and distinct 3D sound image from just two thin emitters. We are targeting our audio for use in computers, gaming, TVs and home audio.

Our first commercial product line, HSS-3000, delivers directed audio solutions to commercial customers primarily for digital signage applications that benefit from focused sound targeted to specific locations. We are now seeking to expand into new markets through both product sales and licensing. Our licensing strategy is to identify large or high-growth markets, develop needed technology solutions and features, and work with established industry participants to make products incorporating our technologies widely available to consumers. Our principal markets are North America, Europe and Asia.

Our mission is to be the dominant worldwide provider of innovative audio solutions improving the utility of sound for communication and enjoyment. Our main advantages are the ability to focus communications to target audiences and employ sound to reproduce a clear, distinct and robust immersive sound experience.

History

HSS pioneered a new paradigm in sound production based on well-known principles of physics. Parametric or nonlinear acoustics use changing pressures in air to produce sound indirectly by carrying content into the air along ultrasonic frequencies.

Parametric sound technology has gone through various iterations of both emitter designs and amplifier and processing electronics since active development began in 1995. From 2004 to 2010, LRAD Corporation, our predecessor, sold HSS systems, mostly the legacy H450 product model introduced in 2005. While we consider our company the leader in this niche market, we believe the potential for applications of directed audio have not been realized primarily due to performance limitations of previous products and their relatively high cost compared to traditional sound systems for targeted applications.

Mr. Elwood G. Norris, our President and CEO, was the original inventor of the HSS technology in the 1990’s. In 2005 he was awarded the Lemelson-MIT Prize for the HSS acoustics innovation. In April 2009, he stepped down as Chairman of LRAD Corporation, in September 2009, he retired from an active role at LRAD Corporation and in June 2010, he resigned as a director to focus on development of our business. LRAD Corporation was focusing most of its financial, technical and marketing resources on its long-range acoustic hailing device product business. In January 2010, Mr. Norris began discussions with LRAD Corporation about the HSS business and the parties concluded that a spin-off would be in the best interests of stockholders, as this would provide the best means of improving the HSS technology and developing and commercializing a new HSS product line. In April 2010, LRAD Corporation’s Board of Directors approved a plan to spin-off the HSS business and the 100% spin-off was completed on September 27, 2010 when we became a stand-alone, independent, publicly traded company.

Starting in January 2010, Mr. Norris spent significant time evaluating the parametric sound technology, independently inventing new concepts and developing and testing new processing and control electronics and prototypes along with changes to the emitters to improve parametric sound reproduction. His goal was a quality directional sound solution more competitive in cost to existing audio systems for targeted applications, but with the benefit of directionality.

Following the spin-off in September 2010 we were able to focus additional resources on developing, testing, tooling and producing a new line of HSS products, our HSS-3000 product series. These products build on prior HSS technology and feature new customer utility as a result of new designs and demonstrate improved performance at a reduced manufacturing cost. We consider this to be the third generation of the HSS technology and the current technology platform is referred to as HSS-III technology. After initial customer evaluations and testing, in July 2011 we commenced sales of new HSS-3000 products based on the HSS-III technology. In January 2012 we introduced a new generation of electronics based on a new digital signal processor (DSP) and software upgrades that we believe dramatically improved performance and reduced distortion. HSS now produces a crisp, clean and unique sound image compared to traditional audio systems. This ability creates opportunities for an immersive robust 3D sound from just two thin emitters opening that we believe opens opportunities for new markets.

Technology

Common speaker types in use today such as dynamic, electrostatic, ribbon and other transducer-based designs, are direct radiating, and are fundamentally a piston action, directly pumping air molecules into motion to create audible sound waves the listener hears. Parametric, or nonlinear acoustics, on the other hand, create sound “in the air.” Audible sound is generated along an ultrasonic column using frequencies above the normal range of hearing. This parametric sound beam is highly directional and maintains sonic clarity and intelligibility over longer distances than traditional loudspeakers. We believe our technology is compatible with any media input and it beams focused sound where you want it while significantly limiting ambient noise.

Parametric sound employs ultrasonic frequencies to carry content, such as music and voice, into the air. Proprietary ultrasonic emitters, or transducers, which convert electrical energy to high frequency acoustical energy, produce these ultrasonic frequencies that are beyond the range of hearing.  These ultrasonic emitters are used in lieu of loudspeakers to emit a custom-generated ultrasonic wave with the proper difference frequency characteristics to produce audible sound within and throughout a tightly formed beam. Audible sound is not created on the surface of the ultrasonic emitter—a significant departure from a direct radiating loudspeaker.  Instead, the audible sound is generated in the air itself and is focused and directed. For example, if the acoustic beam is directed towards a wall, the sound first emanates from the surface of the wall, not from the emitter, as would be with a conventional loudspeaker. Or, if the acoustic beam is directed to a person, the sound is created at the person. This directionality allows sound to be focused or “beamed” in space or diffused from a surface in a variety of ways to produce desired and controllable effects. Also, the sound does not spread or dissipate at the same rate over distance as it does with traditional speakers. This unique feature provides improved intelligibility at selected distant points with less energy than traditional speakers, creating the ability to communicate directed sound at longer distances.

Traditionally parametric sound reproduction, while offering high directivity, suffered from lower sound volume and higher distortion than direct radiating speakers. In 2010 and 2011 we made technical progress to improve sound volume from a given emitter size and we have a development pathway that we believe will further improve output volume. Our January 2012 introduction of a new generation of electronics combining a new DSP and software enhancements made a dramatic improvement in sound quality whereupon we believe our distortion is comparable or less than many traditional speakers. We continue research to enhance the volume and quality of our sound output but believe we can meet the audio needs of our target markets. An ultrasonic beam such as employed by us can also overdrive a microphone preamp directly in the beam and we have designed and intend to employ in consumer applications steps to minimize this effect.

A typical sound solution for our targeted applications includes (a) inputs able to accept any user media source (typically a computer, internet device, a DVD player, mp3 player, radio or microphone), (b) an amplifier and related control electronics, and (c) direct-radiating speakers. Whereas a parametric sound solution includes (a) inputs also able to accept any user media sources, (b) custom processing and control electronics allowing an amplifier to drive emitters and (c) ultrasonic emitters. Parametric solutions to date, including prior HSS product models offered by LRAD Corporation and products offered by competitors, have generally demonstrated lower sound volume, higher distortion and higher costs than standard sound systems in comparable applications.

HSS employs proprietary emitter technology employing custom thin piezo film manufactured pursuant to our formulation. Our intellectual property includes the film formulation and methods to reliably produce emitters using this custom film. We depend on a single piezo-film supplier, Measurement Specialties Inc., to provide expertise and materials used in our proprietary emitters. We believe that the other components incorporated from our products can be obtained from multiple supply sources.  As such, we do not believe that our other current suppliers are material to the operation of our business at this time.

We believe our new processing and control electronics address some of the competitive issues (primarily high cost and low output volume) that faced this technology in the past compared to traditional audio. We believe our new design offers customers higher volume with wider frequency response and reduced distortion while being simpler to install and more economical to produce. We intend to continually improve and update our technology to improve output and performance. We also intend to develop new form factors of emitter and electronics designs for new markets.

Target Markets

Our initial focus and proof of technology has been on the use of directed sound in the digital signage, point-of-purchase, in-store networks and related markets and applications. We believe our HSS-3000 product line meets the current requirements of these customers. Our technology also addresses other commercial applications including kiosks, POS terminals and slot machines and we are developing new form factors for our emitters to meet the requirements to serve these customers. Our future development roadmap focuses on new designs to adapt our technology for computers and video gaming. Further research and development is planned to create solutions for televisions, home theater, mobile and cinema applications.

We plan to focus our efforts on proprietary audio solutions targeting the following markets:

Commercial Applications	Consumer Applications
Digital Signage	Personal Computers
Kiosks and Point-of-Sale Terminals	Video Gaming
Electronic Gaming (Slot) Machines	Televisions
Movies and Cinema	Home Theater
Mobile Devices

Digital Signage

Digital signage is a highly effective and growing form of direct advertising. Our directed audio solutions are designed to deliver sound to targeted patrons, reduces ambient noise clutter, with minimal disruption of commerce. In July 2011, we commenced sales of our HSS-3000 products, and in January 2012, we introduced important upgrades to improve performance that we believe will accelerate sales in this market segment. The market for digital signage worldwide – based on the total revenue to manufacturers (primarily displays, media players, set top boxes, computers, networks and software) – reached $5 billion at the end of 2010, according to a report from IMS Research with growth to 2013 forecast to be 40% to $7 billion. We target new customers and new applications for directed audio in this growing market. We also pursue opportunities to add our solution to existing installations to clearly communicate to targeted patrons and reduce ambient noise clutter. Our prospective customers are generally worldwide value added resellers (VARs), original equipment manufacturers (OEMs), integrators and professional audio distributors that install, sell or provide digital signage solutions or products to end-user businesses.

Kiosks and Point-of-Sale Terminals

We believe directed audio enhances interactive kiosks and point-of-sale (POS) terminals by directly and clearly communicating to the user, increasing privacy and reducing the effect of ambient noise. Our audio solution is designed to allow multiple adjacent devices. Interactive kiosks and related computer terminals power applications for communication, commerce, entertainment, and education. According to ABI Research the number of interactive kiosks deployed globally will rise from 1.6 million in 2011 to nearly 3 million in 2016. Generally our customers are expected to be leading kiosk and POS equipment manufacturers with our audio integrated into devices to differentiate them in the marketplace. We have sold and expect to continue to offer HSS-3000 and future products for aftermarket installation in existing kiosk installations wishing to add directed audio.

Electronic Gaming (Slot) Machines

Electronic gaming or slot machines are becoming increasingly sophisticated computerized entertainment devices. We believe the dramatic increase in themed games and the use of higher quality video displays including 3D displays contribute to a need for directed audio focused on the patron but also on our ability to deliver enhanced audio from just two emitters. Use of our enhanced directed audio offers patrons a distinct sound experience unattainable from traditional audio. According to research by Taylor Nelson Sofres Plc, there were over 4.2 million casino style electronic gaming machines operating globally in 2010 with over 840,000 in North America. According to the Association of Gaming Equipment Manufacturers, the U.S. gaming equipment manufacturing sector produced $11.5 billion in revenues in 2010. We believe this highly competitive industry with a heavy emphasis on innovation is an attractive market for partnering or licensing of our products and technology to the leading producers of electronic gaming equipment. We believe we can offer leading OEM manufacturers an important method to differentiate their product offerings from competitors to achieve increased market acceptance.

Personal Computers

Our enhanced audio solution complements computers by delivering a more robust sound image and directing and focusing sound to what is typically an individual computer user. Our ultra-thin emitter accompanies flat and thin computer monitors and laptops that are growing rapidly in use worldwide. According to the Computer Industry Almanac, there are over 300 million computers in use in the U.S. and over 1.4 billion globally. Sales of personal computers are expected to be over 400 million units globally in 2012. We intend to target computer manufacturers to license our technology to integrate emitters into computers. We also plan to pursue licensing to aftermarket suppliers of computer speakers.

Video Gaming

We believe the increased sophistication of video gaming including higher resolution images, more realistic and interactive content and the use of 3D displays creates a growing opportunity for our enhanced audio. Our ability to create a 3D sound image from just two thin emitters complements many gaming platforms, whether computers, consoles or in the future portable devices.  The world video game market (equipment and software) will be $68 billion in 2012 according to PricewaterhouseCoopers. Our strategy is to license our technology for suppliers serving this industry which includes computer manufacturers, aftermarket suppliers of computer and game console speakers, and video game and mobile game equipment suppliers both new and aftermarket.

Televisions

Directing sound to television viewers allows for an enhanced audio experience. Since the advent of flat panel display manufacturers have been focused on creating the thinnest form factor often at the expense of sound quality. Currently television audio is often enhanced through aftermarket surround sound speaker systems in which up to 7 speakers are positioned throughout a listening location. This gives the listener a more immersive surround sound experience. We believe we can develop our technology to offer a unique immersive experience superior to surround sound systems from just two front emitters integrated directly into a television set or sold as an aftermarket accessory. We believe that our technology can offer significant value to both segments of this market.

Our emitters extremely thin form factor can be easily integrated into a similarly flat panel display including 3D displays. Our technology requires no box, creates no back wave and can be mounted right against a wall yet produce full and robust sound. Our strategy is to target the flat panel television market through licensing of our technology for integration into equipment produced by the leading OEM manufacturers as well as aftermarket purveyors of sound equipment. According to IHS iSuppli Research flat panel TV shipments were over 214 million units in 2010 expected to grow to over 289 million in 2015 with a total value exceeding $149 billion.  Shipments of 3D TVs in this category are expected to grow to 54 million in 2012.

Home Theater

The market for home theater systems complements the flat panel television market but generally consist of larger systems designed to produce a cinema experience in the home. We plan to develop our technology for this application by making larger emitters and enabling existing audio encoding by Dolby and others, including surround sound. Our goal is to offer a robust, distinct enhanced audio experience from just front emitters.

Mobile Devices

There is growing adoption in both mature and emerging markets of new mobile platforms for consumer and business use of digital content, such as tablets and smartphones. These platforms are experiencing strong growth  and we believe that our technology’s thin form factor and our ability to direct sound to a user has the ability to enhance the audio experience of such mobile platforms. Currently sound from these devices is of poor quality and low volume which requires many users to use headphones to hear the audio. By directing sound to a single listener, the user will be able to have a private experience without the use of headphones as the sound can be directed primarily to the listener. Since tablet devices are larger in size they are an initial target market as the requirements for miniaturization of our technology are less stringent. As we further develop and miniaturize our technology we believe that we have the potential to meet the requirements of the large growing smartphone market.

The market for tablet devices is expected to be 86 million units globally in 2012. Global smartphone shipments in 2010 exceeded 300 million units according to International Data Corporation representing a 74% growth from 2009.

Movies and Cinema

We also plan to scale our technology for larger environments for use in cinemas. There are approximately 40,000 movie screens in the United States according to the National Association of Theater Owners.

Existing Products

We believe that our HSS-3000 HyperSonic Sound Audio System, which consists of a HSS-3000 Amplifier and one or more HSS-3000 Emitters, is proof of our current technology platform. We offer the HSS-3000 Amplifier in two models, a single-channel (monaural) system and a two-channel (stereophonic) system. Generally the single-channel system is sold with one emitter but can accommodate and be configured for two emitters where additional output or wider area coverage is desired. The two-channel system is generally sold with two emitters but can be used with one, two or configured for four emitters.

The HSS-3000 Emitter features a 5 inch by 10 inch emitter surface and is separate from the amplifier, offering varied installation options. One or more emitters is connected to an HSS-3000 Amplifier with standard speaker wire providing installation flexibility separate from the media sources. Generally emitters are installed on or in a wall, on or in a ceiling or ceiling tile, on or in a kiosk or other video device, on a separate stand, or by other methods that allow sound to be targeted at a specific audience.

Our HSS-3000 products are targeted primarily at the digital signage market where our product solutions are designed to mitigate the effects of sound clutter often attributable to direct advertising products. In-store display advertising tends to irritate customers if too intrusive or loud and annoy workers due to repetition. However, we believe research continues to demonstrate that direct advertising and digital signage are highly effective. For example, an Arbitron Retail Media study published in 2005 summarized research indicating that 25% of patrons think retail audio commercials and promotions would influence their buying decisions and that 41% of those recalling retail audio made a purchase they were not previously planning to make. While there are applications for our products that don’t rely on video screens, for example above a museum display, and there are many screens intended for static display without sound, we believe the majority of existing and future digital signage screen installations are potential outlets for our directed audio solutions.

Our products are designed to achieve focused, controlled sound that targets only those customers situated in specified locations such that nearby customers and store clerks do not hear the message. We believe the ability to focus sound is a driving feature of our audio solution. We believe our technology offers a number of advantages:

•	delivery of more effective advertisements to store patrons;

•	ability to create a beam of sound and place it only where it is intended;

•	ability to direct advertising to patrons while limiting the noise that interferes with workers or the conduct of commerce at checkout or other locations;

•	ability to manipulate or selectively position or diffuse the source of sound;

•	ability to deliver a beam of sound over longer distances than conventional speakers, such as down a grocery store aisle or from a tall box store ceiling; and

•	ability to penetrate other competing ambient sounds.

Strategy

Our strategy is to leverage our intellectual property to partner with large OEMs to accelerate our product acceptance into our target market areas.  We believe that we will continue to strengthen our market position as the leader in directed audio by continuing to improve our technology, broadening our product line, identify new directed audio applications, acquiring new OEM and VAR partners, expanding relationships with existing partners, and developing worldwide awareness of the benefits of directed audio and awareness of our HyperSound brand.

Marketing Strategy

We are developing a market position for our technology as a method to enhance stereo content to produce a clear, distinct and robust sound image from just two thin emitters. While applicable to many consumer products, we also intend to target the emerging and rapidly growing 3D video market to reproduce 3D sound for computers, video gaming, homes and theaters. We intend to develop awareness of the immersive sound experience produced by HyperSound technology, focus development activities on identified consumer applications, develop new applications for our enhanced sound and create a licensing business for HyperSound technology.

Product Development and Licensing Strategy

Our business strategy is to identify large high-growth markets, develop needed technology solutions and features, and license to established industry partners and OEMs to make products incorporating our technologies widely available to consumers.  We intend to develop functional prototypes in each market vertical to demonstrate the viability of our products, and leverage the prototypes to attract key joint development partners. We intend to license our technology and work with planned partners to help develop and commercialize products. Although we may be required to provide certain manufacturing services or arrange manufacturing of components for certain licensees, our main focus is to obtain most of our revenues through licensing. We believe that we can develop a position as a leader in audio by employing the strategy of designing a stream of patented audio products, penetrating new licensing accounts and developing strong brand awareness.

Manufacturing Strategy

We have established in-house production capability for our HSS-3000 product line and believe we have proven initial manufacturability and met the technical requirements for the digital signage market. We also are working to develop contract manufacturing to provide greater capacity for our product sales in commercial markets and as a resource for future licensees, OEMs and VARs who may desire to access capacity for the expanded consumer markets that we are pursuing. We believe that the manufacturing protocols we have established to address the digital signage market will directly translate to the other market verticals that we are pursuing.

Manufacturing and Suppliers

Consistent with our manufacturing strategy, we expect to assist licensees to develop manufacturing or arrange contract manufacturers to provide components to our licensing partners.

Currently our in-house manufacturing capability consists of custom robotic manufacturing equipment used to automate the production of our emitter sub-assemblies reducing the labor component and permitting higher volume production. Our electronics are produced by a contract manufacturer from part kits we supply that are sourced from a variety of suppliers. We rely on one supplier for our emitter film. We purchase molded plastic and stamped metal parts from a supplier and assemble and test our final products at our assembly facility located in San Diego County, California. The loss of any of these suppliers could have a material impact on our results of operations or financial condition.

Our technology is substantially different from proven, mass-produced sound transducer designs, and manufacturing and assembly involves new processes and specialty materials. We believe the production processes we have established and tested are scalable to high quantity mass production by contractors or licensees. We believe quality manufacturing is essential to the performance of our products and the growth of our product business and the success of any future licensees.

Selling, Marketing and Customers

We currently sell our products directly to customers using our executive officers and employees. We employ one full-time sales employee, formerly responsible for HSS sales at LRAD Corporation. We sell primarily to commercial customers, integrators and value added resellers (VARs) to use our sound solution in their products and services. We also sell to distributors and may in the future engage independent selling representatives. There can be no assurance we can build adequate distribution through these or other methods.

On December 29, 2011, we engaged director Kenneth F. Potashner, an experienced technology executive, as a consultant to develop strategies for a range of markets including both commercial and consumer. He has agreed in principle to manage company growth by becoming Executive Chairman at a future date expected to be before March 15, 2012 and accordingly anticipate that he will execute our licensing strategy to major industry participants worldwide.

To implement our licensing sales strategy within our identified markets, we intend to use our management team supplemented by experienced consultants experienced in international licensing and business development. We may seek, in the future, to establish a direct licensing sales force. We intend to actively promote the use of our trademarks and logos and require customers to display appropriate branding on products and packaging and in advertising. We plan to work closely with licensees to enhance their success in selling finished products that incorporate our technologies through a variety of licensee support programs. These programs include engineering support, tradeshow support, publicity and media relations programs, customized marketing materials, advertising, and support at speaking engagements and industry conferences, as well as, conducting in-person technology demonstrations or presentations for the press and other companies to promote our technologies and products.

We also plan to regularly participate in tradeshows and conferences to increase awareness of who we are and what we do and to market our technology and products.

Customer Concentration

For the three months ended December 31, 2011, revenues from two customers accounted for 55% and 11% of total revenues. For the fiscal year ended September 30, 2011, revenues from two customers accounted for 46% and 35% of total revenues. No other single customer represented more than 10% of total revenues. Sales commenced in July 2011 when the new HSS-3000 product series was introduced to market. We will continue in the near future to be reliant on a few large customers or distributors and the loss of customers could have a material impact on our financial results.

Research and Development and Patent Impairment Expenses

For the three months ended December 31, 2011 and 2010, we expended $230,705 and $126,397, respectively, on research and development. For the years ended September 30, 2011 and 2010, we expended $619,378 and $229,400, respectively, on research and development. During fiscal 2011 we introduced our new HSS-3000 product line and continue to make improvements to our product solutions. We also continue to develop new products and accordingly anticipate that we will continue to devote substantial resources to research and development activities.

For the years ended September 30, 2011 and 2010, we incurred $28,616 and $325,818, respectively, for impairment expenses related to patents no longer deemed necessary for our business strategy and resulting from the new product design. We concluded that certain historical patents are no longer required for our products or as defensive or blocking patents.

Warranties

We warrant our products to be free from defects in materials and workmanship for a period up to one year from the date of purchase. The warranty generally is a limited warranty, and in some instances impose certain shipping costs on the customer. We expect in most cases it may be more economical and effective to replace a defective part, whether amplifier or emitter, rather than repair, but in the future we may establish repair warranty service directly or through others.

Competition

Our technologies and products compete with those of other companies. The consumer, commercial and government audio industry markets are fragmented and competitive and include numerous manufacturers with audio products varying widely in price, quality and distribution channels. Many of our present and potential future competitors have substantially greater resources to devote to further technological and new product developments.

We believe our HSS-3000 product series is the leading parametric sound system with limited direct competition offering comparable directivity. Companies with non-parametric products promoted as directed sound applications include Brown Innovations, Inc., the producer of Sound Domes, and Panphonics, producer of the Sound Shower large panel speaker. Other companies produce or have in the past attempted to introduce parametric speaker concepts for directed sound applications. Holosonic Research Labs, Inc. produces a parametric speaker called the Audio Spotlight and Mitsubishi has sold a parametric speaker product in Japan. These companies and others employ or have employed electrostatic and piezoelectric emitter devices or other concepts that we believe have lower output and are more expensive than our proprietary solution. However, these competitors or others may introduce products with features and performance competitive to our products and some also have significant advantages over us including name or brand recognition and financial resources. We believe we compete favorably against the aforementioned products based on factors including our ease of use, greater directivity, reduced cost and overall performance.

The digital signage market also uses large numbers of traditional commercial direct-radiating sound products where directed or focused audio is not required or desired or where customers have not been exposed to the advantages of directed audio to communicate. Accordingly we compete with a diverse range of traditional commercial sound manufacturers worldwide, many with substantially greater resources and distribution.

As we enter the consumer market for speakers in computers, gaming devices and home audio applications, we will compete within an audio industry that is fragmented and competitive and includes numerous manufacturers offering audio products that vary widely in price, quality and distribution methods. Manufacturers such as Harmon International Industries, Bose, Kipsch, Polk Audio, Pioneer, Sony, Boston Acoustics, LG, Samsung and many other large competitors with substantially greater resources to devote to advancing their technologies and developing and marketing new products and technologies. While we seek to license these and others, we will compete for revenues in a market with declining prices and slim margins. We believe that we can compete based primarily on the quality and performance of our proprietary technology and our  ability to meet OEMs’ needs to differentiate their products.

Seasonality

We do not currently expect to experience any significant seasonality trends, although seasonality trends may occur in the future.

Government Regulation

Our electronic products are subject to various regulations and are required to meet the specifications of agencies in the United States and in countries where we export our products. We believe we are in substantial compliance with all current applicable regulations, and we have all material governmental permits, licenses, qualifications and approvals required for our operations in the United States and elsewhere.

Our parametric sound technology is subject to control under the Radiation Control for Health and Safety Act of 1968, and the associated regulations promulgated by the Food and Drug Administration (FDA), as an electrical emitter of ultrasonic vibrations. Under the terms of such regulations, LRAD Corporation provided an abbreviated report to the FDA describing the technology. The FDA may respond to the report and request changes or safeguards to the technology, but it has not done so to date. We also are required to notify the FDA in writing should a product be found to have a defect relating to safety of use due to the emission of electronic product radiation. We do not believe our technology poses any human health risks. However, it is possible that we, or one of our customers, could be required to modify the technology, or a product incorporating the technology, to comply with requirements that may be imposed by the FDA.

In the United States, our products must comply with various regulations and standards defined by the Federal Communications Commission and the Consumer Products Safety Commission. Internationally, our products must comply with regulations or standards established by authorities in the countries into which we sell our products, as well as various multinational or extranational bodies. The European Union, or EU, has issued a directive on the restriction of certain hazardous substances in electronic and electrical equipment, known as RoHs, and has enacted the Waste Electrical and Electronic Equipment directive, or WEEE, applicable to persons who import electrical or electronic equipment into Europe. We believe our products are compliant with these emerging regulations. We are implementing measures to comply with each of these directives but as individual EU nations adopt implementation guidelines these rules could become more stringent which could require us to both redesign our products to comply with the standards and develop compliance administration systems. Although we believe our products are in compliance with domestic and international standards and regulations in countries to which we export, we can offer no assurances that our product offerings will remain compliant with evolving standards and regulations.

Intellectual Property

We have a substantial base of intellectual property assets including patents, pending licensed patents, trademarks and tradecraft and trade secrets such as know-how. We operate in an industry where innovations, investment in new ideas and protection of resulting intellectual property rights are important to success. We expect to rely on a variety of intellectual property protections for our products and technologies, including contractual obligations, and we intend to pursue a policy of vigorously enforcing such rights.

In connection with the spin-off, LRAD Corporation contributed to us 28 U.S. patents, three foreign patents and several pending patents.  We reviewed the patents in connection with our technology strategy and abandoned some by not paying renewal fees or continuing prosecution of pending applications. At December 31, 2011 we owned 20 U.S. patents, two foreign patents and five pending patents. We consider seven U.S. patents and our pending patents as directly supporting our technology platform and consider our other patents to be defensive or blocking in nature. We continually evaluate our patent strategy based on new developments and information and may reclassify certain patents in the future depending on such information. We also believe we own important tradecraft and trade secrets related to our technology and in the design and production of our emitters.

In addition to such factors as innovation, technological expertise and experienced personnel, we believe that a strong patent position is important to compete effectively and engage in licensing in the sound reproduction industry. We have an ongoing policy of filing patent applications to seek protection for novel features of our products and technologies. Prior to the filing and granting of patents, our policy is to disclose key features to patent counsel and maintain these features as trade secrets prior to product introduction. Patent applications may not result in issued patents covering all important claims and could be denied in their entirety.

The electronics industry is characterized by frequent litigation regarding patent and other intellectual property rights. Others, including academic institutions and competitors, hold numerous patents in electronics and sound reproduction. Although we are not aware of any existing patents that would materially inhibit our ability to continue to commercialize our technology; others may assert claims in the future. Such claims, with or without merit, may have a material adverse effect on our financial condition, results of operations or cash flows.

The validity of our existing patents has not been adjudicated by any court. Competitors may bring legal action to challenge the validity of our existing or future patents or may attempt to circumvent the protection provided by such patents. The failure to obtain patent protection or the loss of patent protection on our existing and future technologies or the circumvention of our patents by competitors could have a material adverse effect on our ability to compete successfully.

We retain three U.S. trade names along with additional foreign rights to some of the names. We intend to file for trade name and trademark protection when appropriate. Trade names or trademarks may not be successfully maintained, defended or protected.

Our policy is to enter into nondisclosure agreements with each employee and consultant or third party to whom any of our proprietary information is disclosed. These agreements prohibit the disclosure of confidential information to others, both during and subsequent to employment or the duration of the working relationship. These agreements may not prevent disclosure of confidential information or provide adequate remedies for any breach.

Available Information

Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to reports filed or furnished pursuant to Section 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are available free of charge on our website at www.parametricsound.com shortly after we electronically file such material with, or furnish it to, the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically. We assume no obligation to update or revise forward looking statements in this Form 10-K, whether as a result of new information, future events or otherwise, unless we are required to do so by law.

Employees and Executive Officers

We have two executive officers, Elwood G. Norris, our President and Chief Executive Officer, and James A. Barnes, Chief Financial Officer, Treasurer and Secretary. We have three other full-time employees. We engage outside consultants for design, electronics and manufacturing expertise or other functions from time to time. We also lease assembly personnel as required for production, currently two full-time equivalent persons..

PROPERTIES

Our corporate executive office is located at 1941 Ramrod Avenue, Suite #100, Henderson, Nevada. We rent approximately 500 square feet of space at this location on a month-to-month basis. We believe we could locate other nearby space should this space become unavailable to us.

Commencing June 1, 2011, we leased 3,498 square feet of improved assembly and warehouse space in Poway, California. This lease terminates June 30, 2013 and is subject to a two-year market price extension option. The gross monthly base rent is $3,498 through May 31, 2012 thereafter increasing to $3,603 per month for the term of the lease, subject to certain future adjustments. Our President and CEO, Elwood G. Norris, executed a personal guarantee of the lease without compensation. We believe this space is adequate for our production needs for the foreseeable future.

LEGAL PROCEEDINGS

We are not a party to any material pending legal proceedings as of the date of this prospectus. However, we may at times in the future become involved in litigation in the ordinary course of business. We will also, from time to time, when appropriate in management’s estimation, record adequate reserves in our financial statements for pending litigation. Litigation is expensive and is subject to inherent uncertainties, and an adverse result in any such matters could adversely impact our operating results or financial condition. Additionally, any litigation to which we may become subject could also require significant involvement of our senior management and may divert management’s attention from our business and operations.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock, $0.001 par value, is quoted on the OTC Bulletin Board (OTCBB) under the symbol “PAMT.” Quotations on the OTCBB commenced on October 4, 2010, and the first trading of our common stock occurred on October 5, 2010. Trading in our common stock has been sporadic and volatile. The following table sets forth, for the periods indicated, the reported high and low closing bid prices for our common stock on the OTCBB giving effect to the anticipated 1-for-5 reverse stock split to be effected prior to the effectiveness of the registration statement of which this prospectus is a part. Bid prices represent inter-dealer quotations without adjustment for markups, markdowns and commissions. Trading in our common stock should not be deemed to constitute an “established trading market.”

	High	Low
Fiscal year ended September 30, 2012
First quarter	$3.27	$0.55

Fiscal year ended September 30, 2011
First quarter	$1.30	$0.00
Second quarter	$3.35	$2.52
Third quarter	$4.50	$0.05
Fourth quarter	$6.55	$0.00

Holders

We had 4,298,406 shares issued and outstanding (after giving effect to an anticipated 1-for-5 reverse stock split) held by 1,018 holders of record of our common stock at January 25, 2012. This figure does not include an estimate of the indeterminate number of beneficial holders whose shares may be held of record by brokerage firms and clearing agencies.

Dividends

We have never paid a cash dividend on our common stock or preferred stock and do not expect to pay dividends in the foreseeable future.

Equity Compensation Plan Information

On September 27, 2010, we adopted the Parametric Sound Corporation 2010 Stock Option Plan. The 2010 Plan authorizes the granting of options to purchase up to 600,000 shares of our common stock to directors, officers, employees and consultants, after giving effect to the 1-for-5 reverse stock split to be effected prior to the effectiveness of the registration statement of which this prospectus is a part. The following table sets forth information as of September 30, 2011, with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance, aggregated as follows, after giving effect to the 1-for-5 reverse stock split to be effected prior to the effectiveness of the registration statement of which this prospectus is a part:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	-0-	-	-0-
Equity compensation plans not approved by security holders	347,000	$1.80	253,000
Total	347,000	$1.80	253,000

On December 29, 2011 we adopted the 2012 Stock Option Plan (the “2012 Plan”) providing authority to grant options on 253,000 shares of common stock remaining available for issuance under the 2010 Plan and new authority for an additional 600,000 shares of common stock. The 2012 Plan replaced the 2010 Plan but awards previously granted under the 2010 Plan remain outstanding in accordance with their terms. Any outstanding option grants that expire or terminate, other than through exercise or share settlement, under the 2010 Plan will also become eligible for grant under the 2012 Plan. Subsequent to adoption of the 2012 Plan we granted options on 711,000 shares of common stock at an average exercise price of $3.52 per share including options on 430,000 shares to directors. In December 2011 our two executive officers exercised options on 95,000 shares of common stock at an average exercise price of $1.62. Because the 2012 Plan was adopted after the end of our fiscal year, the options authorized under the 2012 Plan are not included in the table above.

DESCRIPTION OF OUR CAPITAL STOCK

The following description of our capital stock is subject to and qualified in its entirety by our articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable Nevada law.

Prior to the consummation of this offering, we will amend our articles of incorporation to effectuate the reverse stock split described in the registration statement of which this prospectus is a part. A copy of the form of amendment to our articles of incorporation is filed as an exhibit to the registration statement of which this prospectus is a part.

Authorized Capitalization

We are authorized to issue 50,000,000 shares of our common stock, $0.001 par value per share, and 1,000,000 shares of preferred stock, $0.001 par value per share. As of January 25, 2012, we had 4,298,406 shares of common stock outstanding, giving effect to the anticipated 1-for-5 reverse stock split to be effected prior to the effectiveness of the registration statement of which this prospectus is a part, and no shares of preferred stock outstanding.  Our authorized but unissued shares of common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.  If the approval of our stockholders is not so required, our board of directors may determine not to seek stockholder approval.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. Subject to preferences that may be applicable to any future outstanding preferred stock, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available for that purpose.

In the event of our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

Our common stock is listed on the OTC Bulletin Board under the symbol “PAMT.” The transfer agent and registrar for our common stock is Interwest Transfer Company, Inc.  Its address is 1981 Murray Holladay Road, Suite 100, Salt Lake City, UT  84117, and its telephone number is (801) 272-9294.

Preferred Stock

Our Board of Directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock upon the rights of holders of our common stock until our Board of Directors determines the specific rights of the holders of our preferred stock. However, the effects might include, among other things:

•	restricting dividends on our common stock;

•	diluting the voting power of our common stock;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change in control of our company without further action by our stockholders.

No shares of our preferred stock are outstanding, and we have no present plans to issue any shares of our preferred stock.

Authorized but Unissued Capital Stock

Nevada law does not require stockholder approval for any issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Articles of Incorporation; Bylaws

Our certificate of incorporation and bylaws contain provisions that could make more difficult the acquisition of Parametric Sound by means of a tender offer, a proxy contest or otherwise. These provisions are summarized below.

Undesignated Preferred Stock. The authorization of our undesignated preferred stock makes it possible for our Board of Directors to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes of control of our management.

Size of Board and Vacancies. Newly created directorships resulting from any increase in our authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholder vote, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors.

No Cumulative Voting. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Stockholder Meetings. Our bylaws provide that special meetings of the stockholders may be called only by our chairman, our chief executive officer or at the direction of our Board of Directors.

Nevada Laws

The Nevada Business Corporation Law contains a provision governing “Acquisition of Controlling Interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: (1) 20 to 33⅓%, (2) 33⅓ to 50%, or (3) more than 50%. A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or Board of Directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act. The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the act. An Issuing Corporation is a Nevada corporation, which; (1) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; and (2) does business in Nevada directly or through an affiliated corporation.

At this time, we do not believe we have 100 stockholders of record resident of Nevada. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of our company. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having; (1) an aggregate market value equal to 5 percent or more of the aggregate market value of the assets of the corporation; (2) an aggregate market value equal to 5 percent or more of the aggregate market value of all outstanding shares of the corporation; or (3) representing 10 percent or more of the earning power or net income of the corporation. An “interested stockholder” means the beneficial owner of 10 percent or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the Board of Directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the Board of Directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of: (1) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher; (2) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or (3) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the financial statements and other financial information included elsewhere in this prospectus. The following discussion may contain forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in “Risk Factors”.

We are a technology company with a substantial body of intellectual property focused on delivering novel audio solutions. Our HyperSonic Sound® (“HSS®”) technology pioneered the practical application of parametric acoustic technology for generating sound along a directional ultrasonic column. Our HSS-3000 product line delivers directed audio solutions to customers primarily for digital signage, point-of-purchase, in-store network and related applications that benefit from focused sound targeted to specific locations. Our principal markets are North America, Europe and Asia.

Organization

In April 2010, the board of directors of LRAD Corporation approved a plan to separate its HSS product line into a new independent, stand-alone company. In a special meeting of stockholders held June 2, 2010, the proposal to separate the HSS business from LRAD was approved, and on June 2, 2010, LRAD created a new wholly owned subsidiary, Parametric Sound Corporation (“we”, “us”, “our”, “Parametric Sound” or the “company”), into which the HSS business and substantially all of the assets of the business and associated intellectual property rights were contributed.

All outstanding shares of our common stock were distributed to the stockholders of LRAD Corporation on September 27, 2010 (“Spin-Off”), at a ratio of one share of Parametric Sound common stock for each two shares of LRAD Corporation’s common stock held as of the record date of September 10, 2010. LRAD Corporation retained no ownership or other form of interest in us subsequent to the Spin-Off. Following the Spin-Off, our operations consist solely of the operations described herein. In connection with the Spin-Off, we entered into a separation agreement and a tax sharing agreement with LRAD Corporation.

Liquidity/Going Concern

Our financial statements have been prepared on a going concern basis contemplating the realization of assets and the satisfaction of liabilities in the normal course of business. We incurred a net loss of $531,017 for the three months ended December 31, 2011 and $1,484,458 for the year ended September 30, 2011 and have financed our operations to date from debt and equity financings. As of December 31, 2011, our working capital balance was $16,502 and we have no other sources of available financing. In July 2011, we commenced deliveries of our HSS-3000 products. There can be no assurance that our products will achieve the market success necessary to achieve profitable operations and to generate sufficient cash flow to fund our operations. We will be reliant on existing working capital or on obtaining additional debt or equity financing sufficient to sustain operations until profitability and positive cash flow can be achieved.

Our continuation as a going concern is dependent on our ability to grow revenues, and if necessary, to obtain additional financing from outside sources. Our plans include (a) increasing HSS-3000 revenues from legacy customers and by obtaining new commercial customers, (b) developing and introducing new or improved products and audio solutions targeted for consumer audio markets, (c) pursuing a partnering and licensing strategy to commercialize products in consumer markets, (d) exercising cost controls to conserve cash, and (e) obtaining public or private financing. We intend on financing our market expansion and activities from the sale of public securities or obtaining additional financing from other traditional financing sources. There is no assurance that we will be successful in our plans in generating funds or obtaining financing to sustain operations for twelve months or beyond. Should we be unable to generate funds from operations or obtain required financing, we may have to curtail operations, which may have a material adverse effect on our financial position and results of operations. The accompanying financial statements do not include any adjustments that would be necessary should we be unable to continue as a going concern and, therefore, be required to liquidate our assets and discharge our liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying financial statements.

Challenges, Opportunities, and Uncertainties

We are unable to predict the market acceptance of our products or the level of future sales or the success of any future licensing activities. We offer HSS-3000 audio systems at more competitive prices than previous generations and we believe this creates new opportunities for directed sound.

In January 2012, we announced a product upgrade that we believe improves our digital signage offering and open other market applications. Our upgraded HSS technology has been designed to produce a crisp, clean and unique sound image enhancing stereo output to produce a robust 3D sound image from just two thin emitters. We believe there are opportunities for HSS technology in computers, gaming devices, TVs and home audio applications. We are unable to predict the level of acceptance of our technology in existing or these new markets. Our strategy is to continue to pursue product sales but also engage in licensing to others especially for applications in consumer markets.

We are reliant on our existing resources or possible future debt or equity financing for working capital. We may need additional capital to grow revenues or pay operating costs until sustained profitability is achieved. Obtaining any required additional financing in the future could be a significant management challenge and failure to secure financing, if necessary, would have a material adverse affect on our company. Our ability to continue as a going concern is dependent upon achieving a profitable level of operations and, if necessary, obtaining additional financing.

Given our limited personnel and financial resources, we face significant challenges in growing our business. The continued global economic downturn could increase the challenges in operating our business. We expect we will need to continue to innovate new applications for our sound technology, develop new products to meet diverse customer requirements and identify and develop new markets for our products.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States, which we refer to as U.S. GAAP, requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities On an on-going basis, we evaluate our estimates, including but not limited to those related to valuation of inventory, impairment of patent assets, the fair value of share-based compensation and warrants, valuation of acquired intangible assets and the valuation allowance related to deferred tax assets. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances.  Actual results may differ from these estimates under different assumptions or conditions.

Some of our accounting policies require higher degrees of judgment than others in their application. These include revenue recognition, reserves for uncollectible accounts receivable, warranty liabilities, impairments, contingencies, share-based compensation and valuation of acquired intangible assets. Historically, our assumptions, judgments and estimates relative to our critical accounting policies have not differed materially from actual results.

Balances and Expenses Assignment and Allocations

Our financial statements for the year ended September 30, 2010 include revenues and cost of revenues directly attributable to the HSS product business prior to the Spin-Off as well as other direct and allocated operating expenses. In circumstances where costs were shared, management used estimates to allocate expenses incurred by LRAD Corporation on behalf of the business included in our financial statements. Management believes that the assumptions and methods of allocation used and included in our financial statements are reasonable. However, the costs allocated to us are not necessarily indicative of the costs we would have incurred if we had operated as a stand-alone entity during fiscal 2010 nor indicative of costs we may incur in future periods. The financial statements for the three months ended December 31, 2011 and for the year ended September 30, 2011 reflect the activities of our operations as a stand-alone company.

Revenue Recognition and Product Costs

Product sales to customers, including resellers, are recognized in the periods that products are shipped to customers (FOB shipping point) or received by customers (FOB destination), when the fee is fixed or determinable, when collection of resulting receivables is probable and there are no remaining obligations on our part. Our customers do not have the right to return product unless the product is found to be defective. Product costs include direct manufacturing costs and allocated overhead that require estimates to allocate various costs to product results.

Impairments

Our inventory is comprised of raw materials, assemblies and finished products. We must periodically make judgments and estimates regarding the future utility and carrying value of our inventory. The carrying value of our inventory is periodically reviewed and impairments, if any, are recognized when the expected future benefit from our inventory is less than its carrying value.

Intangible assets consist of patents, pending licensed patents and trademarks that are amortized over their estimated useful lives. We make judgments and estimates regarding the future utility and carrying value of intangible assets, and such assets are periodically reviewed and impairments, if any, are recognized when the expected future benefit to be derived from an individual intangible asset is less than its carrying value.

Share-based Compensation

We account for share-based compensation in accordance with the provisions of Accounting Standards Codification (ASC) 718, “Compensation—Stock Compensation” requiring the measurement and recognition of compensation expense for all share-based payment awards made to employees based on estimated fair values. ASC 718 requires the use of subjective assumptions, including expected stock price volatility, forfeitures and the estimated term of each award. If actual results differ significantly from our estimates, stock-based compensation expense and our results of operations could be materially impacted.

Deferred Tax Asset

We have provided a full valuation reserve related to our deferred tax assets. In the future, if sufficient evidence of our ability to generate sufficient future taxable income in certain tax jurisdictions becomes apparent, we may be required to reduce our valuation allowances, resulting in income tax benefits in our statement of operations. We evaluate quarterly the realizability of the deferred tax assets and assess the need for a valuation allowance. Utilizing the net operating loss carry forwards in future years could be substantially limited due to restrictions imposed under federal and state laws upon a change in ownership or control.

Warranty Liabilities

We establish a warranty reserve based on anticipated warranty claims at the time product revenue is recognized. This reserve requires us to make estimates regarding the amount and costs of warranty repairs we expect to make over a period of time. Factors affecting warranty reserve levels include the number of units sold, anticipated cost of warranty repairs, and anticipated rates of warranty claims. If actual results differ significantly from our estimates, cost of sales and our results of operations could be materially impacted.

Revenues, Product Costs and Operating Expenses

In July 2011 we commenced sales of our HSS-3000 HyperSonic Sound Audio Systems. We are building awareness with sales to legacy customers retained from our 2010 spin-off while pursuing larger volume new customers. We also intend to pursue technology licensing opportunities. Sales for the three months ended December 31, 2011 were $64,781 and we expect digital signage sales to grow in future quarters. We are encouraged by initial customer response to our January 2012 product upgrade. We believe our economical solution meets the audio needs of the most demanding digital signage, kiosk and point-of-sale terminal customer. But we cannot predict the degree of future acceptance by existing or new customers or the level of future product revenues and margins. There can also be no assurance we can be successful in licensing our technology in new markets.

The actual level of future selling, general and administrative expenses will be dependent on staffing levels, elections regarding the use of outside resources, public company and regulatory costs, the impact of noncash stock-based compensation costs and other factors, some outside our control. The scope and magnitude of our future research and development expenses are difficult to predict at this time. Although we have successfully completed development of our first HSS-3000 products, our research and development efforts are focused on a product development roadmap to further enhance our product offerings and create products for new markets. The timing and amounts required for these efforts are difficult to estimate at this time but could be substantial. Historical operating expenditures are not necessarily indicative of future expenditures.

Our base cash operating costs now approximate $50,000 per month, plus we spend additional amounts on outside research and development. Our operating costs could increase significantly as we expand markets for our products or expand production, distribution, service and administrative functions in future months. We may also incur future financing costs and noncash share-based compensation costs depending on future option grants that are impacted by stock prices and other valuation factors.

Results of Operations

The following is a discussion of the results of our operations for the three months ended December 31, 2011 and 2010 and for the years ended September 30, 2011 and 2010. Because of the significant organizational, personnel and structural business changes, reported revenues and expenditures prior to the Spin-Off are not indicative of future results of operations. However our financial statements for the year ended September 30, 2011 reflect the activities of our operations as a stand-alone company.

Comparison of Results of Operations for the Three Months Ended December 31, 2011 and 2010

Revenues

Revenues were $64,781 for the three months ended December 31, 2011 and reflected sales primarily to legacy customers retained from our 2010 spin-off. We are pursuing new customers for our HSS-3000 product line focusing on the digital signage, kiosk and point-of-sale terminal markets. We were in product development in the prior comparable quarter and had no revenues. We had no significant backlog at December 31, 2011.

Gross Profit

Gross profit for the three months ended December 31, 2011 was $39,865. The margin was positively impacted from usage of parts valued at $3,059 that had inventory obsolescence and excess parts allowances recorded in prior years. Product costs included 5% royalties of $3,194 to related party Syzygy that due to the technology assignment effected on December 29, 2011 will not be incurred in future periods. We continue to implement volume pricing and production strategies, product updates and changes, including raw material and component changes that may impact margins. With such product updates and changes we have limited warranty cost experience and estimated future warranty costs can impact our gross margins. We do not believe that historical gross profit margins should be relied upon as an indicator of future gross profit margins.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the three months ended December 31, 2011 were $338,959, compared to $129,344 during the comparable period ended December 31, 2010. These amounts included non-cash share based compensation expenses of $152,291 and $19,594, respectively. Other major cost categories for the most recent quarter included compensation costs of $64,000 (including $32,580 of deferred officer compensation), trade show and promotion expenses of $14,400, professional fees of $62,500, public company costs of $30,000 and occupancy costs of $6,000. Compared to the prior comparable quarter, professional fees increased by $48,000 due to increased legal, auditing, meeting and filing costs. We believe selling, general and administrative costs may increase in future quarters as a result of decisions regarding trade shows, marketing, travel and staffing.

Research and Development Expenses and Patent Impairment Expense

Research and development expenses for the three months ended December 31, 2011 were $230,705, compared to $126,397 for the comparable period ended December 31, 2010. These research and development expenses included non-cash share based compensation expenses of $44,011 and $19,381, respectively. Other major cost categories for the most recent quarter included compensation costs of $64,000 (including $23,520 of deferred officer compensation), $27,000 of outside engineering and consulting costs and $49,300 of prototype related costs. Compared to the prior comparable quarter, prototype related costs increased by $45,000 due to work on technology upgrades and new emitter development. The scope and magnitude of our future research and development expenses are difficult to predict as the amounts required for future product development costs are difficult to estimate but could be substantial.

During the three months ended December 31, 2010 we expensed $14,242 for impaired patents no longer necessary to support our business strategy. We do not currently anticipate any material intangible asset impairment expense in future periods.

Other Expense

During the first quarter of the prior year we incurred interest and note discount amortization expense of $70,276 on previously outstanding subordinated notes. We currently have no interest bearing debt outstanding and accordingly had no comparable interest charges in the most recent quarter.

Net Loss

The net loss for the three months ended December 31, 2011 and 2010 was $531,017 and $325,940, respectively. The most recent period loss included $196,302 of non-cash share-based compensation expenses compared to $38,975 for the prior year’s first quarter. We expect to incur additional net losses until we are able to grow revenues to generate sufficient margins to cover operating costs.

Comparison of Results of Operations for the Years Ended September 30, 2011 and 2010

Revenues

Revenues were $79,167 for the year ended September 30, 2011, but due to the timing of our new product introduction, there were no sales prior to July 2011. We had no significant revenues during the first nine months of fiscal 2011. Revenues were $607,037 for the prior year ended September 30, 2010, all of which was generated from the sale of the prior H450 product. We do not believe prior year fiscal 2010 revenues of the legacy H450 product are indicative of future revenues that may be generated from our new HSS-3000 product line. We had no significant backlog at September 30, 2011.

Gross Profit

Gross profit for the year ended September 30, 2011 was $43,643 (55% of revenues) compared to $101,461 (17% of revenues) for the year ended September 30, 2010.  The improved margin resulted primarily from our new product design and from usage of parts valued at $6,775 that had inventory obsolescence and excess parts allowances recorded in prior years. Reported margins for the years ended September 30, 2011 and 2010 are not necessarily indicative of future margins. Our new products have different selling prices and a different cost and manufacturing structure than products sold in the prior year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the year ended September 30, 2011 were $572,325, compared to $446,857 during the year ended September 30, 2010. The most recent period included $94,031 of non-cash share-based compensation expenses compared to $4,299 for fiscal 2010. The prior year included allocations from LRAD Corporation of $215,667 along with $231,190 of mostly non-recurring spin-off and start-up legal, accounting and related costs associated with our separation from LRAD Corporation on September 27, 2010. A total of $160,580 of these costs were incurred by Syzygy, and were reimbursed by us at the Spin-Off date. The most recent year costs reflect our selling, general and administrative costs as an independent stand-alone company. Major cost categories for fiscal 2011 included the $94,031 of non-cash share-based compensation expenses, $227,000 of compensation costs (including a total of $126,000 deferred for Mr. Norris and Mr. Barnes) public company costs of $69,000, professional fees of $78,000, promotion and tradeshow costs of $41,000, occupancy costs of $37,000 and travel and entertainment costs of $23,000.

Research and Development Expenses and Intangible Assets and Inventory Impairment Expense

Research and development expenses for the year ended September 30, 2011 were $619,378. The prior year’s total was $229,400. The most recent period included $94,280 of non-cash share-based compensation expenses compared to none for fiscal 2010. LRAD Corporation did not have any development staff and did not incur new development costs for HSS during the prior year. Research and development expenses during fiscal 2010 included $178,725 of research and development expenses associated with our new HSS-3000 product line. A total of $76,607 of these costs were incurred by Syzygy and reimbursed by us at the spin-off date. The most recent year costs reflect our research and development activities as an independent stand-alone company. Major cost categories for fiscal 2011 included the $94,280 of non-cash share-based compensation expenses, $194,000 of compensation costs (including $84,000 deferred for Mr. Norris) prototype and testing costs of $111,000, consulting and outside engineering costs of $105,000, intangible assets, depreciation and amortization costs of $75,000 and travel and entertainment costs of $19,000.

Intangible assets and inventory impairment expenses in fiscal 2010 of $346,905 consisted of amounts expensed for patents no longer necessary to support our business strategy and an inventory impairment charge for parts not expected to be used in future production. During fiscal 2010 through the spin-off date a total of $62,798 was expensed for impaired patents and at September 30, 2010 we expensed an additional $263,020 related to patents that we determined are no longer applicable to the new product line either directly or as defensive blocking patents. We also expensed $21,087 as an inventory impairment charge. During fiscal 2011 we expensed an additional $28,616 for impaired patents as we continue to evaluate the utility of individual intangible assets each period. We do not currently anticipate any material intangible assets impairment expense in future periods.

Net Loss

Our net loss for the years ended September 30, 2011 and 2010 was $1,484,458 and $923,197, respectively. The current year loss included selling, general and administrative costs and increased research and development costs as a result of our operations as an independent company. The current year loss included $188,311 of non-cash share-based compensation expenses.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonable likely to have a current or future effect on our financial statements, liquidity, capital expenditures or capital resources that is material to investors.

Liquidity and Capital Resources

Overview

At December 31, 2011 we had cash of $334,358 and our current assets exceeded our current liabilities by approximately $16,500. We obtained $153,750 from the exercise of stock options by executive officers during the three months ended December 31, 2011.  During the year ended September 30, 2011, we obtained net proceeds of approximately $956,000 from the sale of common stock and $300,000 from the exercise of some of the related warrants.

Other than cash and inventory, we have no unused sources of liquidity at this time.

Cash Flows

Operating Activities.  During the three months ended December 31, 2011, cash used in operating activities was $304,960. The net loss of $531,017 was reduced by net non-cash expenses of $221,786. Cash used in operating activities was also reduced by a $36,645 increase in accounts payable, a $56,100 increase in deferred officer compensation and a $45,250 decrease in prepaid expenses. It was increased by a $130,413 increase in inventories to support expected future product sales.

During the year ended September 30, 2011 cash used in operating activities was $992,519. The net loss of $1,484,458 was reduced by non-cash expenses of $552,779. Cash used in operating activities was further reduced by $224,400 deferred officer compensation and related payroll tax accruals. Major components of cash used in operating activities included $241,000 used to increase inventories for our new product line and a $46,943 increase in prepaid expenses and other assets.

Investing Activities.  We used cash of $3,344 for equipment purchases and $2,852 for patent costs during the three months ended December 31, 2011. During the year ended September 30, 2011 we used cash of $140,561 for equipment and tooling purchases and $40,987 for patent costs.

Except for $250,000 obligation relating to our acquisition of technology from Syzygy (see non-cash activities below), we have no material commitments for future capital expenditures but expect to continue to incur patent costs in future quarters.

Financing Activities. During the three months ended December 31, 2011, we obtained $153,750 from the exercise of stock options by executive officers.  During the year ended September 30, 2011 we obtained $1,000,000 from the sale of common stock and warrants and paid offering costs of $43,554. We also obtained $300,000 from the exercise of related warrants for cash. We repaid $30,000 of the $700,000 of 8% subordinated notes in cash with the balance exchanged for equity.

Non-cash Activities. On December 29, 2011 we purchased technology from related party Syzygy for 1,500,000 shares of common stock valued at $975,000 and an obligation to pay $250,000. The $250,000 obligation is due on or before June 30, 2012.

Capital Requirements

Our base cash operating costs currently approximate $50,000 per month and we incur additional non-routine expenditures for product development that vary and are difficult to estimate for future periods. At December 31, 2011, we were committed for approximately $80,000 for future inventory deliveries, legal and development work that are generally subject to modification or rescheduling in the normal course of business and we are committed to pay Syzygy $250,000 by June 30, 2012 as payment for acquired technology.

Our future capital requirements, cash flows and results of operations could be affected by and will depend on many factors some of which are currently unknown to us, including:

•	market acceptance of our products and our ability to grow revenues;

•	the costs, timing and outcome of production and regulatory compliance of our products;

•	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our issued patents and defending any future intellectual property-related claims;

•	the costs and timing of additional product development and marketing efforts;

•	the costs, timing and outcome of any future warranty claims or litigation against us associated with any of our products; and

•	the timing and costs associated with any new financing.

Assuming no growth in product sales and assuming continued deferral of executive salaries, we would require a minimum of approximately $500,000 of additional capital to sustain operations during the next twelve months given our purchase commitments, current operating expenditures and assuming limited product development and marketing expenditures. Our demands for operating and working capital funds could vary significantly from our estimates and could grow rapidly based on decisions regarding staffing, development, production, marketing and other functions and based on factors outside our control. We expect to obtain additional resources from growing revenues. Should we expand operations or should we require additional operating capital for any reason, there can be no assurance that any such required debt or equity financing will be available to us in the future. Failure to timely obtain any required financing in the future could have a material adverse affect on our Company. Our ability to continue as a going concern is dependent upon growing revenues and achieving a profitable level of operations and until then obtaining additional financing if required.

Contractual Obligations

Other than aggregate facility and office lease and rent payments of approximately $4,000 per month, inventory, legal and development commitments of $80,000 and our commitment to pay $250,000 for acquired technology by June 30, 2012, we have no material contractual obligations.

Effects of Inflation

We do not believe that inflation has had a material impact on our business, revenues or operating results during the periods presented.

Recent Accounting Pronouncements

There have been no recent accounting pronouncements or changes in accounting pronouncements during the period ended December 31, 2011, or subsequently thereto, that we believe are of potential significance to our financial statements.

MANAGEMENT

Directors and Executive Officers

Set forth below is information concerning our executive officers and directors at January 25, 2012:

Name	Age	Position(s)
Elwood G. Norris	73	Director, President and Chief Executive Officer
James A. Barnes	57	Chief Financial Officer, Secretary and Treasurer
Seth Putterman	65	Director
Robert M. Kaplan	75	Director
Kenneth F. Potashner	54	Director and Consultant

There are no arrangements or understandings between our company and any other person pursuant to which he was or is to be selected as a director, executive officer or nominee.

Elwood G. Norris was appointed as Chairman of the Board of directors and Chief Executive Officer following our incorporation on June 2, 2010. At the spin-off on September 27, 2010 he was appointed as Chief Executive Officer and President. He was a director of LRAD Corporation from August 1980 to June 2010. He served as Chairman of LRAD Corporation’s Board of Directors, an executive position, in which he served in a technical advisory role and acted as a product spokesman from September 2000 to April 2009. From 1988 to November 1999, he was a director and Chairman of e.Digital Corporation, a public company engaged in electronic product development, licensing and sales. During that period, he also held various other executive officer positions at e.Digital. From August 1989 to October 1999, he served as director and held various executive officer positions with Patriot Scientific Corporation, a public company engaged in intellectual property licensing. Since 2000, he has been a director of AirScooter Corporation, a non-reporting public company. He is an inventor of more than 50 U.S. patents, primarily in the fields of electrical and acoustical engineering, and is a frequent speaker on innovation to corporations and government organizations. He is the inventor of our HSS technology.  Mr. Norris with Mr. Barnes owns Syzygy Licensing LLC, a private technology invention and licensing company, but he has no employment or management relationship.  Mr. Norris expends minimal time on Syzygy matters. Mr. Norris brings to our board demonstrated product innovation ability and years of public company executive experience. He also brings continuity to our board and through his prior tenure at LRAD Corporation possesses deep historic knowledge of our business and our technology, as its original inventor.

James A. Barnes was appointed Chief Financial Officer, Treasurer and Secretary at the spin-off on September 27, 2010. Starting in January 2010, he was active with Mr. Norris in initiating our organization and the spin-off transaction. He has been President of Sunrise Capital, Inc., a private venture capital and consulting firm since 1984. He participated in the recapitalization of LRAD Corporation and the founding of e.Digital Corporation, Patriot Scientific Corporation and other technology companies. Since 1999, he has been Manager of Syzygy Licensing LLC, a private technology invention and licensing company owned with Mr. Norris. Since 2000, he has also been a director and Secretary of AirScooter Corporation a non-reporting public company. He previously practiced as a certified public accountant and management consultant with Ernst & Ernst (1976-1977), Touche Ross & Co. (1977-1980) and as a principal in J. McDonald & Co. Ltd., Phoenix, Arizona (1980-1984). He graduated from the University of Nebraska with a B.A. Degree in Business Administration in 1976 and is a certified public accountant (inactive). Mr. Barnes is currently devoting approximately 35 hours per week to Parametric Sound. He is an owner and serves as managing member of Syzygy.

Seth Putterman, Ph.D. was appointed a director in May 2011. He has been a full faculty member at UCLA since 1970 where he is a Professor of Physics. His research areas include nonlinear fluid mechanics and acoustics, sonoluminescence, friction, x-ray emission and crystal generated nuclear fusion. He has served as a consultant to government and industry including the Jet Propulsion Laboratory, TRW and the Aesthetic Surgery Education and Research Foundation. Professor Putterman is a Fellow of the Acoustical Society of America and the American Physical Society and a past recipient of an Alfred P. Sloan Fellowship. He was honored as the UCLA 2010-2011 Faculty Research Lecturer and frequently provides plenary presentations at leading universities. He has also served as a Director of the Julian Schwinger Foundation for Physics Research since 2002 and as a Panel Member for the Department of Defense’s Defense Sciences Research Council since 2007. He earned a B.S. from the California Institute of Technology in 1966 and his Ph.D. from Rockefeller University in 1970. Dr. Putterman’s significant and specifically relevant scientific background brings an important technical perspective to our board.

Robert M. Kaplan, MBA, Ph.D. was appointed a director in May 2011. He is a retired business executive with extensive experience in the financial and retail sectors. Dr. Kaplan remains active as a director of a family-owned Canadian-based mortgage lending firm and as Managing Director of Beacon Consulting Group, a private firm specializing in assisting and investing in early stage entrepreneurial entities, that he founded in 1997. Prior business activities include 12 years as a senior financial executive in the investment brokerage industry. He was a founding partner of McCan Franchises Ltd., the original Canadian franchisee of McDonalds Corp. From 2003 to 2009 he was a director of Jet Gold Corp., a public Canadian resource exploration company. Most recently in 2010, Dr. Kaplan was a Visiting Professor of Business at The University of Warsaw where he assisted in establishing a program in Entrepreneurship. Other prior visiting professorships include the European School of Economics in Italy and The University of Canterbury, N.Z. In 2010 he was recognized with a European Union Distinguished Scholar Award. Dr. Kaplan earned an MBA from Harvard University in 1961 and a Ph.D. in Business Economics from Michigan State University in 1967. Dr. Kaplan’s extensive management, marketing, investment and financial expertise and international business knowledge provides valuable guidance to our management and board.

Kenneth F. Potashner was appointed a director in December 2011. He is currently a consultant and advisor to the company. He has served as Chairman of Newport Corporation since 2007 after being elected to the Board of Directors in 1998. From May 2003 to the present, he has been an independent investor in and advisor to technology companies. From 1996 to May 2003, he was Chairman of the Board of Directors of Maxwell Technologies, Inc., a manufacturer of ultracapacitors, microelectronics and high voltage capacitors, and he also served as President and Chief Executive Officer from 1996 to October 1998. From November 1998 to August 2002, he was President, Chief Executive Officer and Chairman of SONICblue Incorporated (formerly S3 Incorporated), a supplier of digital media appliances and services. He was Executive Vice President and General Manager of Disk Drive Operations for Conner Peripherals, a manufacturer of storage systems, from 1994 to 1996. From 1991 to 1994, he was Vice President, Worldwide Product Engineering for Quantum Corporation, a manufacturer of disk drives. From 1981 to 1991, he held various engineering management positions with Digital Equipment Corporation, a manufacturer of computers and peripherals, culminating with the position of Vice President of Worldwide Product Engineering in 1991. Mr. Potashner also serves on the boards of directors of several private companies. Mr. Potashner received his bachelor’s degree in electrical engineering at Lafayette College in 1979 and a masters’ degree in electrical engineering from Southern Methodist University in 1981. We believe Mr. Potashner brings extensive experience in the management and operation of technology companies qualifying him for service on the Board of Directors.

The Board members serve for the later of a period of one year or until the next annual meeting of stockholders.

Our executive officers are appointed by our board of directors and hold office until removed by the board.

Committees of the Board of Directors

We have a separately designated standing Audit Committee, currently consisting of Mr. Kaplan and Mr. Putterman. We believe both members are independent and that Mr. Kaplan qualifies as an “Audit Committee Financial Expert,” as defined by Regulation S-K.

Compensation Committee Interlocks and Insider Participation

We currently do not have a Compensation Committee.  Each of our directors and our executive officer, during the last completed fiscal year, participated in deliberations of our board of directors concerning executive officer compensation.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics Policy applicable to all our employees, including our directors and executive officers. We will provide any person, without charge, a copy of our Code of Business Conduct and Ethics Policy upon written request to our CFO, Parametric Sound Corporation, 1941 Ramrod Avenue, Suite 100, Henderson, Nevada 89014. We also post on our website a copy of or Code of Conduct Policy at www.parametricsound.com.

Conflicts of Interest and Indemnification

Our directors and executive officers are not obligated to commit their full time and attention to our business and, accordingly, certain conflicts of interest now exist and will continue to exist between our company and our executive officers and directors due to the fact that they have other employment or business interests to which they devote some attention and they are expected to continue to do so. We have not established policies or procedures for the resolution of current or potential conflicts of interest between our company and its management or management-affiliated entities. There can be no assurance that members of management will resolve all conflicts of interest in our favor. The officers and directors are accountable to our company as fiduciaries, which means that they are legally obligated to exercise good faith and integrity in handling our company’s affairs.  Failure by them to conduct our company’s business in its best interests may result in liability to them.

Our executive officers and directors are indemnified as to personal liability as provided by the Nevada Revised Statutes, the company’s articles of incorporation and bylaws and by indemnification agreements with the company. These arrangements provide, among other things, that we will indemnify each person, under certain circumstances, for defense expenses, damages, judgments, fines and settlements incurred by the person in connection with actions or proceedings to which he or she may be a party as a result of his or her position as a member of our Board or as an executive officer, and otherwise to the full extent permitted under our bylaws and state law.

EXECUTIVE COMPENSATION

Compensation of our Named Executive Officers

We have identified Elwood G. Norris and James A. Barnes as our named executive officers.

Summary Compensation Table

The following table sets forth certain summary information with respect to the total compensation paid to the named executive officers during our fiscal years ended September 30, 2011 and 2010:

					Option
Name and Principal Position	Year	Salary		Bonus (2)	Awards (3)	Total

Elwood G. Norris, President and CEO (PEO)	2011	$120,000	(1)	$-	$161,540	$281,540
	2010	$-		$25,000	$-	$25,000
James A. Barnes, CFO, Treasurer and Secretary (PFO)	2011	$90,000	(1)	$-	$142,563	$232,563
	2010	$-		$25,000	$-	$25,000
___________________
(1)
In November 2010, we agreed commencing October 2010 to accrue monthly payments to Mr. Norris of $10,000 and Mr. Barnes of $7,500 (payable to Sunrise Capital, Inc., a company wholly-owned by him) for their services as executive officers. These amounts accrue without interest until the Board of Directors determines there are sufficient funds available to pay the accrued balances. No cash payments were made for salary or bonuses to the named executive officers for the fiscal year ended September 30, 2011. Mr. Barnes devotes part-time services to us, currently approximately 35 hours per week.

(2)	Represents amounts paid for services provided prior to the spin-off. These amounts were accrued in fiscal 2010 and paid in October 2010.

(3)
The value listed in the above table represents the fair value of the options granted during the year and valued under ASC 718. Fair value is calculated as of the grant date using a Black-Scholes option-pricing model. The determination of the fair value of share-based payment awards made on the date of grant is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. Our assumptions in determining fair value are described in our audited financial statements for the year ended September 30, 2011, included herein.

We do not have any annuity, retirement, pension or deferred compensation plan or other arrangements for our executive officers or any employees. No named executive officer received any form of non-cash compensation from us in the fiscal year ended September 30, 2011, or currently receives any such compensation. No named executive officer received a restricted stock award, a stock appreciation right or a long-term incentive plan payout in the fiscal year ended September 30, 2011.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards for the year ended September 30, 2011 prior to the effect of the anticipated 1-for-5 reverse stock split:

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date

Elwood G. Norris	375,000	375,000	$0.33	10/8/2015

James A. Barnes	325,000	325,000	$0.30	10/8/2015

The above options vest as to 12.5% each fiscal quarter end after the grant date of October 8, 2011. No options were exercised by any named executive officer during the fiscal year ended September 30, 2011.

Other Payments

Prior to December 29, 2011, an entity controlled by Mr. Norris and Mr. Barnes was entitled to receive a royalty as described in “Business—Syzygy Intellectual Property License and Assignment” in consideration of technology licensed to us, which was assigned to us on December 29, 2011. These payments were not considered executive compensation. During the fiscal year ended September 30, 2011, aggregate royalties accrued were $3,835 and none were paid, and all of which were cancelled in connection with the assignment of the technology to the Company.

Potential Payments Upon Termination, Death, Disability or Retirement

We have no executive employee contracts at this time. Every officer and employee is an at will employee.

Director Compensation

Our non-employee directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and committee meetings. Each of our non-employee directors was paid a fee of $3,000 per quarter served, payable quarterly. No additional amounts are payable for committee participation. In addition, non-employee directors receive equity compensation grants as consideration for board and committee service from time to time. There is no established policy as to frequency or amount of equity compensation grants for non-employee directors. Our employee director does not receive any cash compensation for services as director and has not received any equity compensation grants designated for such services.

The following table sets forth the compensation paid to our non-employee directors for the fiscal year ended September 30, 2011 (option amounts are prior to the effect of the anticipated 1-for-5 reverse stock split):

Name	Fee Earned or Paid in Cash	Option Awards (1) (2)	Total

Seth Putterman	$6,000	$12,180	$18,180

Robert M. Kaplan	$6,000	$12,180	$18,180

Daniel Hunter (3)	$12,000	$5,483	$17,483

(1)
The value listed in the above table represents the fair value of options on shares granted to each person during the year and valued under ASC 718. Fair value is calculated as of the grant date using a Black-Scholes option-pricing model. The determination of the fair value of share-based payment awards made on the date of grant is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. Our assumptions in determining fair value are described in our audited financial statements for the year ended September 30, 2011, included herein.

(2)	Each non-employee director was granted options on 25,000 shares during the year ended September 30, 2011 vesting at 12.5% per fiscal quarter.
(3)
Mr. Hunter resigned as a director in December 2011.  Kenneth F. Potashner was appointed to fill the vacancy caused by Mr. Hunter’s resignation.  Mr. Potashner was granted a stock option, pursuant to the 2012 Plan, to purchase 50,000 shares of common stock with an exercise price of $0.65 per share equal to the fair value of the common stock on the date of grant in accordance with the 2012 Plan. The option has a five-year term and vest and become exercisable quarterly commencing December 31, 2011 over eight quarters subject to the terms of the 2012 Plan.  (See "Certain Relationships and Related Party Transactions" for additional information regarding stock options granted to Mr. Potashner for consulting services to be provided by Mr. Postashner).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of January 25, 2012 for (a) each stockholder that we know to be the beneficial owner of more than 5% of our common stock, (b) each of our executive officers named in the Summary Compensation Table of this proxy statement (the “Named Executive Officers”), (c) each of our directors and director nominees, and (d) all of our current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders.

Unless otherwise indicated in footnotes to this table, the business address of each named person is ℅ Parametric Sound Corporation, 1941 Ramrod Avenue, Suite #100, Henderson, Nevada  89014.

Applicable percentage ownership is based on 21,492,027 shares of common stock outstanding as of January 215, 2012 (4,298,406 shares of common stock upon giving effect to the anticipated 1-for-5 reverse stock split) plus, for each individual, any securities that individual has the right to acquire within 60 days of January 25, 2012. The following table does not reflect any conversion of deferred compensation which may occur within the above-mentioned 60 day period. All share amounts including options and warrants described in the footnotes are prior to the effect of the anticipated 1-for-5 reverse stock split.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Austin W. Marxe and David M. Greenhouse	4,981,411	(1)	21.7%
Elwood G. Norris	4,838,699	(2)	22.4%
James A. Barnes	1,850,836	(3)	8.5%
Seth Putterman	29,875	(4)	*
Robert M. Kaplan	152,252	(4)	*
Kenneth F. Potashner	211,250	(5)	*
All directors and executive officers as a group (5 persons)	7,082,912		31.9%

*	Less than one percent

(1)
Beneficial joint ownership by Mr. Marxe and Mr. Greenhouse is based on information provided by the stockholder as of February 24, 2011. Consists of 3,481,411 common shares and warrants exercisable for 1,500,000 common shares. These shares and warrants are in the following entities: 1,594,686 shares and 690,000 warrants owned by Special Situations Fund III QP, L.P. (“SSFQP”); 556,330 shares and 240,000 warrants owned by Special Situations Private Equity Fund, L.P. (“SSPE”); 180,378 shares and 75,000 warrants owned by Special Situations Technology Fund, L.P. (“Tech”); and 1,150,017 shares and 495,000 warrants owned by Special Situations Technology Fund II, L.P. (“Tech II”). Mr. Austin W. Marxe (“Marxe”) and Mr. David M. Greenhouse (“Greenhouse”) are the controlling principals of AWM Investment Company, Inc. (“AWM”), the general partner of MGP Advisers Limited Partnership (“MGP”), the general partner of SSFQP. Marxe and Greenhouse are members of MG Advisers L.L.C. (“MG”), the general partner of SSPE. Marxe and Greenhouse are also members of SST Advisers, L.L.C. (“SSTA”), the general partner of Special Situations Technology Fund, L.P. (“Tech”) and the Special Situations Technology Fund II, L.P. (“Tech II”). AWM serves as the investment adviser to SSFQP, SSPE, Tech, and Tech II. Both Messrs. Marxe and Greenhouse share voting and dispositive power with respect to shares held by these stockholders. The interest of Marxe and Greenhouse in the securities owned is limited to the extent of his pecuniary interest. The address of Messrs. Marxe and Greenhouse is ℅ Special Situations Funds, 527 Madison Avenue, Suite 2600, New York, NY 10022.

(2)
Includes 2,269,317 shares held by a family trust for which Mr. Norris serves as trustee, 922,911 shares held by investment companies for which Mr. Norris is the manager, and 1,424,123 shares representing Mr. Norris’ pecuniary interest in shares held by Syzygy. Also includes options currently exercisable and those exercisable within 60 days on an aggregate of 93,750 shares.

(3)
Consists of 22,000 shares held by Sunrise Capital, Inc., 335,000 shares held by Sunrise Management, Inc. Profit Sharing Plan, 315,000 shares held by Palermo Trust, 766,836 shares representing Mr. Barnes’ pecuniary interest in shares held by Syzygy, 3,000 shares held by a personal retirement plan and 2,750 shares held by a personal retirement plan of his spouse. Mr. Barnes is President of Sunrise Capital, Inc. and Trustee of Sunrise Management, Inc. Profit Sharing Plan, the Palermo Trust and his personal retirement plan. He is also the managing member of Syzygy. Also includes 100,000 warrants held by Palermo Trust and options currently exercisable and those exercisable within 60 days on an aggregate of 306,250 shares. He disclaims any beneficial interest in the 2,750 shares held in his spouse’s personal retirement plan.

(4)	Includes options currently exercisable and those exercisable within 60 days on an aggregate of 9,375 shares.

(5)	Consists of options currently exercisable and those exercisable within 60 days on an aggregate of 211,250 shares.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

On September 27, 2010, we entered into a Separation and Distribution Agreement (“Separation Agreement”) with our former parent LRAD Corporation that set forth the terms and conditions of the separation of the company from LRAD Corporation. The Separation and Distribution Agreement set forth a framework for the relationship between the company and LRAD Corporation following the separation regarding principal transactions necessary to separate the companies, including: (a) the contribution of most of our Hypersonic Sound® (“HSS®”) business assets; and (b) the distribution by LRAD Corporation, as of the close of business on September 27, 2010, of all outstanding shares of Parametric common stock to LRAD Corporation’s stockholders in the form of a pro rata dividend of one share of Parametric common stock for every two shares of the LRAD Corporation common stock outstanding to stockholders of record on September 10, 2010. The Separation Agreement also set forth other provisions that govern certain aspects of our relationship with LRAD Corporation after completion of the separation and also provides for the allocation of assets, liabilities and obligations between our company and LRAD Corporation in connection with the separation. The Separation Agreement also provided for a transition related to HSS business and customers with LRAD Corporation fulfilling any orders that are received through the separation date. On September 27, 2010 we also entered into a Tax Sharing Agreement with LRAD Corporation that generally governs the parties’ respective rights, responsibilities and obligations after the separation with respect to taxes.

On September 27, 2010 we entered into a License and Royalty Agreement (the “License Agreement”) with related party Syzygy relating to new technology invented by our CEO, Elwood G. Norris. Mr. Norris owns 65% of Syzygy, and Mr. Barnes owns 35% of Syzygy and serves as its managing member. Under the License Agreement, we reimbursed $91,415 of technology and patent costs paid by Syzygy and assumed $90,500 of technology and product development costs incurred prior to our spin-off from LRAD Corporation, including $25,000 owed to Mr. Norris for product development services. On December 29, 2011, we entered into an Assignment Agreement (the “Assignment”) with Syzygy whereupon Syzygy assigned to us all of the technology and intellectual property, including pending patent applications, covered by the License Agreement. The Assignment terminated the License Agreement and all of our future royalty obligations, which had been accrued at $7,028 through the date of the Assignment. In consideration of the assignment of the technology and intellectual property under the License Agreement, on December 29, 2011, we issued to Syzygy 1,500,000 shares of common stock (300,000 shares upon giving effect to the anticipated 1-for-5 reverse stock split) and agreed to pay to Syzygy $250,000 on or before June 30, 2012. As a result of the Assignment, we are no longer obligated to reimburse Syzygy for future costs, in filing for, prosecuting and maintaining any of the licensed patents, which had been accrued at $28,237 and $6,486 during the fiscal years ended September 30, 2011 and 2010, respectively.

On September 27, 2010, we also agreed to reimburse Syzygy for $160,580 of spin-off and startup related costs and assumed $62,037 of spin-off and startup related costs and expenses incurred prior to the distribution, including $25,000 owed to Sunrise Capital, Inc. for the services of CFO, Treasurer and Secretary, James A. Barnes, related to work for the spin-off.

On September 28, 2010, we sold $700,000 of 8% Subordinated Promissory Notes, due September 28, 2011 (the “Notes”), and accompanying warrants to purchase an aggregate of 1,400,000 shares of common stock (280,000 shares upon giving effect to the anticipated 1-for-5 reverse stock split) (“Warrants”). A total of $250,000 of the technology and spin-off costs reimbursed to Syzygy (as described above) was paid through issuance of $250,000 of Notes and 500,000 Warrants (100,000 Warrants upon giving effect to the anticipated 1-for-5 reverse stock split) on the same terms as other investors. An additional $10,000 of Notes and 20,000 Warrants (4,000 Warrants upon giving effect to the anticipated 1-for-5 reverse stock split) were purchased for cash by Syzygy and a further $100,000 of Notes and 200,000 Warrants (40,000 Warrants upon giving effect to the anticipated 1-for-5 reverse stock split) were purchased for cash by an entity owned by Mr. Norris. On June 30, 2011, $156,000 of the Notes held by Syzygy was paid by exercise of 520,000 Warrants (104,000 Warrants upon giving effect to the anticipated 1-for-5 reverse stock split), and the balance of $104,000 plus accrued interest of $15,671 was converted to 170,959 shares of common at $0.70 per share stock (34,192 shares at $3.50 per share upon giving effect to the anticipated 1-for-5 reverse stock split) on the same terms as unaffiliated investors. Also on June 30, 2011, $60,000 of the Notes held by the entity owned by Mr. Norris was paid by exercise of 200,000 Warrants (40,000 Warrants upon giving effect to the anticipated 1-for-5 reverse stock split) and the balance of $40,000 plus accrued interest of $6,027 was converted to 65,754 shares of common stock at $0.70 per share (13,151 shares at $3.50 per share upon giving effect to the anticipated 1-for-5 reverse stock split) on the same terms as unaffiliated investors.

On February 22, 2011, we entered into a Securities Purchase Agreement with selected institutional investors and entities affiliated with two of our officers pursuant to which we issued and sold for cash 2,000,000 shares of our common stock  at a purchase price of $0.50 per share (400,000 shares at a purchase price of $2.50 upon giving effect to the anticipated 1-for-5 reverse stock split). In connection with the financing, we issued warrants to the Investors exercisable for an aggregate of 2,000,000 shares of common stock  at an exercise price of $0.75 per share (400,000 shares at an exercise price of $3.75 upon giving effect to the anticipated 1-for-5 reverse stock split). The warrants are exercisable until February 22, 2016. The institutional investors, considered related parties due to greater than 10% ownership, are (a) Special Situations Fund III QP, L.P., (b) Special Situations Private Equity Fund, L.P., (c) Special Situations Technology Fund, L.P., and (d) Special Situations Technology Fund II, L.P. and they purchased 1,500,000 shares and were issued 1,500,000 warrants (300,000 shares and 300,000 warrants, respectively, upon giving effect to the anticipated 1-for-5 reverse stock split). Mr. Norris purchased through a controlled entity 300,000 shares and was issued 300,000 warrants (60,000 shares and 60,000 warrants, respectively, upon giving effect to the anticipated 1-for-5 reverse stock split), and Mr. Barnes purchased through controlled entities 200,000 shares and was issued 200,000 warrants (40,000 shares and 40,000 warrants, respectively, upon giving effect to the anticipated 1-for-5 reverse stock split), all on the same terms as the institutional investors. On September 30, 2011, entities affiliated with Mr. Norris exercised 300,000 of the warrants for cash of $225,000, and an entity affiliated with Mr. Barnes exercised 100,000 of the warrants for cash of $75,000 (60,000 shares and 20,000 warrants, respectively, upon giving effect to the anticipated 1-for-5 reverse stock split).

On December 29, 2011, we appointed Kenneth F. Potashner as a director and entered into a consulting and advisory arrangement with Mr. Potashner, under which Mr. Potashner has agreed in principle to become our full-time Executive Chairman at a future date to be agreed between Mr. Potashner and our Board of Directors but expected to be before March 15, 2012. The consultancy, unless amended or extended, will terminate on the earlier of March 15, 2012 or his formal appointment as Executive Chairman. Mr. Potashner was granted a stock option, pursuant to the 2012 Plan, to purchase 2,050,000 shares of common stock with an exercise price of $0.65 per share (410,000 shares at an exercise price of $3.25 upon giving effect to the anticipated 1-for-5 reverse stock split) equal to the fair value of the common stock on the date of grant in accordance with the 2012 Plan. The option has a five-year term, and 10% of the options vested on the date of grant with the balance becoming exercisable quarterly commencing March 31, 2012 over eight quarters subject to the terms of the 2012 Plan. This option grant is in addition to the options granted for Mr. Potashner’s role as a director. Other than the grant of stock options, Mr. Potashner will not receive any cash remuneration for his consulting and advisory services.

Director Independence

The OTC Bulletin Board does not have rules regarding director independence.  We have applied for listing of our common stock on The NASDAQ Capital Market under the symbol “PAMT,” which listing we expect to occur immediately following the consummation of this offering. Therefore, our determination of the independence of directors is made using the definition of “independent” contained in the listing standards of The NASDAQ Capital Market. On the basis of information received from each director, the board of directors has determined that each of Messrs. Seth Putterman and Robert M. Kaplan has no material relationship with the company and is independent within the meaning of such rules. In making this determination, the board evaluated responses to a questionnaire completed by each director regarding relationships and possible conflicts of interest between each director, the company and management. In its review of director independence, the board considered all commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the company or management.

DETERMINATION OF OFFERING PRICE

Although our common stock is currently quoted on the OTC Bulletin Board, we have applied to have our common stock listed for trading on The NASDAQ Capital Market, which we expect to occur immediately following the consummation of this offering. Trading of a security on The NASDAQ Capital Market is made through a market maker. Our underwriter, MDB Capital Group LLC, is not obligated to make a market in our securities, and even if it chooses to make a market, can discontinue at any time without notice. Neither we nor the underwriter can provide any assurance that an active and liquid trading market in our securities will develop or, if developed, that the market will continue.

The public offering price of the shares offered by this prospectus has been determined by negotiation between us and the underwriter. Among the factors considered in determining the public offering price of the shares were:

•	our history and our prospects;

•	the industry in which we operate;

•	our past and present operating results;

•	the previous experience of our executive officers; and

•	the general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares offered hereby. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the shares can be resold at or above the public offering price.

USE OF PROCEEDS

Based on an assumed offering price of $5.00 per share (which is the midpoint of our expected offering range of $4.00 to $6.00), we estimate the gross proceeds from the sale of 2,000,000 shares of common stock, prior to deducting underwriting discounts and commissions and the estimated offering expenses payable by us, will be approximately $10 million (approximately $11.5 million if the over-allotment option granted to the underwriter is exercised in full).

We estimate that we will receive net proceeds of $8.65 million, after deducting underwriting discounts and commissions and our underwriter’s expense allowance and estimated expenses of approximately $1.35 million, which includes legal, accounting, printing costs and various fees associated with the registration and listing of our shares. If the underwriter exercises its right to purchase an additional 300,000 shares of common stock to cover over-allotments, we will receive an additional $1.35 million, after deducting $150,000 for underwriting discounts and commissions.

We currently intend to use the net proceeds of this offering for working capital, payment of deferred officer compensation, to pay an obligation to related party Syzygy, research and development, protection of intellectual property, exploration and development of marketing and licensing opportunities, recruiting and hiring personnel, and general corporate purposes. The following table summarizes our intent regarding use of such proceeds:

	Application of Net Proceeds	Percent
Working capital and general corporate purposes	$5,719,800	66%
Marketing, IP protection and research and development (1)	2,021,000	23%
Recruiting and hiring personnel (2)	500,000	6%
Payment of deferred officer compensation (3)	159,200	2%
Payment of Syzygy obligation (4)	250,000	3%

Total	$8,650,000	100%

(1)
Includes proceeds to be applied to a portion of the estimated marketing, IP protection and research and development costs relating to pursuing new markets for our HyperSound technology, as discussed above in “Business.” This amount represents a current estimate, and is subject to change depending on various factors discussed below.

(2)
We intend to recruit and hire a Chief Technology Officer and a Business Development executive after the closing of this offering. Also includes an estimate of base compensation for Mr. Potashner to serve as Executive Chairman, a role he has agreed in principle to serve, as discussed in “Certain Relationships and Related Person Transactions.” This amount represents an estimate of one-year base compensation and recruitment costs for these three individuals. This amount represents a current estimate, and is subject to change depending on various factors discussed below.

(3)
Represents the 50% cash portion of deferred executive officer compensation estimated as of January 31, 2012 to be $140,000. Also includes estimated employment taxes of $19,200. The balance of $140,000 is expected to be converted at closing at the offering price of $5.00 per share or 28,000 shares of restricted common stock.

(4)	Represents cash portion of technology and intellectual property assignment payable to related party Syzygy on or before June 30, 2012. See “Certain Relationships and Related Person Transactions.”

The amounts that will actually be spent by us for any specific purpose may vary significantly, and will depend on a number of factors including but not limited to the pace of progress of our commercialization, development and licensing efforts, actual needs with respect to product testing, development and research, market conditions, and changes in or revisions to our marketing and licensing strategies. In addition, we may use a portion of any net proceeds to acquire complementary products, technologies or businesses; however, we do not have any commitments for any acquisitions of this nature at this time. We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of our common stock.

Pending its use, we intend to invest the net proceeds of this offering in direct and guaranteed obligations of the United States, interest-bearing, investment-grade instruments or certificates of deposit.

CAPITALIZATION

The following table sets forth our actual cash and cash equivalents and capitalization, each as of December 31, 2011:

•	on an actual and pro forma basis (giving effect to the anticipated 1-for-5 reverse stock split); and

•	on a pro forma basis as adjusted to give effect to the issuance of the common stock offered hereby and the use of proceeds, as described in the section entitled “Use of Proceeds.”

You should consider this table in conjunction with our consolidated financial statements and the notes to those consolidated financial statements included in this prospectus.

	As of December 31, 2011
	Actual	As Adjusted
	(unaudited)	(1)(2)
Cash and cash equivalents	$334,358	$8,575,158
Total liabilities (3)	744,908	195,708
Stockholders' equity:
Common stock, par value $0.001 per share: 50,000,000 shares authorized; 4,298,406 and 6,326,406 issued as of December 31, 2011 actual and as adjusted, respectively	4,298	6,326
Additional paid in capital	4,211,618	12,999,590
Accumulated deficit	(2,701,426)	(2,701,426)
Total stockholders' equity	1,541,490	10,304,490
Total capitalization	$2,259,398	$10,500,198

(1)
Assumes that $10 million of our common stock is sold in this offering at $5.00 per share, our offering price, and that the net proceeds thereof are approximately $8.65 million after deducting underwriting discounts and commissions and our estimated expenses. If the underwriter’s over-allotment option is exercised in full, net proceeds will increase to $10 million.

(2)
Includes 28,000 shares of our common stock expected to be issued at the closing of this offering upon conversion of $140,000 of deferred compensation with the balance of $140,000 and accrued taxes of $19,200 paid in cash from proceeds of the offering. See “Use of Proceeds”.

(3)	Total liabilities reflects the reduction of $280,000 of deferred compensation, $19,200 for accrued taxes and $250,000 reduction in related party obligation to Syzygy. See “Use of Proceeds”.

DILUTION

Our net tangible book value as of December 31, 2011 was approximately $148,000, or $0.03 per share of our common stock. Our net tangible book value per share represents our total tangible assets less total liabilities divided by the number of shares of our common stock outstanding on December 31, 2011, giving effect to a 1-for-5 reverse stock split to be effected prior to the effectiveness of the registration statement of which this prospectus is a part. Assuming that we issue all of the shares of our common stock offered by us at the public offering price of $5.00 per share, and after deducting the commissions and estimated offering expenses payable by us and deferred compensation and related party obligation, our net tangible book value as of December 31, 2011 would have been approximately $8.4 million, or $1.33 per share of our common stock. This amount represents an immediate increase in net tangible book value of $1.30 per share to our existing stockholders and an immediate dilution in net tangible book value of $3.67 per share to new investors purchasing shares of our common stock in this offering.

We determine dilution by subtracting the adjusted net tangible book value per share after this offering from the public offering price per share of our common stock. The following table illustrates the dilution in net tangible book value per share to new investors:

Public offering price per share		$5.00
Net tangible book value per share as of December 31, 2011	$0.03
Increase per share attributable to new investors	$1.30
Adjusted net tangible book value per share after this offering		$1.33
Dilution in net tangible book value per share to new investors		$3.67

The following shares were not included in the above calculation:

•
963,000 shares of our common stock issuable upon exercise of stock options under our stock option plans at a weighted average exercise price of $3.09 per share, giving effect to a 1-for-5 reverse stock split to be effected prior to the effectiveness of the registration statement of which this prospectus is a part;

•
320,000 shares of our common stock reserved for issuance under various outstanding warrant agreements, at a weighted average exercise price of $3.75 per share, giving effect to a 1-for-5 reverse stock split to be effected prior to the effectiveness of the registration statement of which this prospectus is a part;

•
142,000 shares of our common stock reserved for future issuance under our 2012 Stock Option Plan, giving effect to a 1-for-5 reverse stock split to be effected prior to the effectiveness of the registration statement of which this prospectus is a part;

•
up to 230,000 shares of our common stock reserved for issuance under an underwriter purchase option equal to 10% of the shares of common stock sold in the offering exercisable at 120% of the public offering price per share; and

•	28,000 shares of our common stock issuable upon conversion of a portion of deferred compensation.

Unless otherwise specifically stated, information throughout this prospectus assumes that none of our outstanding options or warrants to purchase shares of our common stock are exercised.

UNDERWRITING

We are offering the shares of common stock described in this prospectus through a single underwriter. MDB Capital Group LLC is acting as sole book-running manager of the offering. We have entered into an underwriting agreement with the underwriter. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, shares of common stock.

The underwriter is committed to purchase all the common shares offered by us, other than those covered by the option to purchase additional shares described below, if they purchase any shares.

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

We have been advised by the underwriter that the underwriter proposes to offer shares of our common stock directly to the public at the public offering prices set forth on the cover page of this prospectus and to certain dealers that are members of the Financial Industry Regulatory Authority (FINRA). Any securities sold by the underwriter to such securities dealers will be sold at the public offering prices less a selling concession not in excess of $[___] per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $[___] per share from the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriter.

The underwriting agreement provides that the underwriter’s obligations to purchase shares of our common stock are subject to conditions contained in the underwriting agreement.

None of our securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus and any other offering material or advertisements in connection with the offer and sales of any of our common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction.  Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of our common stock and the distribution of this prospectus.  This prospectus is neither an offer to sell nor a solicitation of any offer to buy any of our common stock included in this offering in any jurisdiction where that would not be permitted or legal.

The underwriter has advised us that it does not intend to confirm sales to any accounts over which they exercise discretionary authority.

Underwriting Discount and Expenses

The following table summarizes the underwriting discount and commission to be paid to the underwriter by us.

	Without Over-Allotment	With Over-Allotment

Public offering price	$[_____]	$[_____]
Underwriting discount to be paid to the underwriter by us for the common stock
Non-accountable expense allowance
Proceeds, before expenses, to us

We estimate the expenses payable by us for this offering to be $[_____], including the underwriting discount, or $[_____] if the underwriter’s over-allotment option is exercised in full, and reimbursement of the non-accountable expenses of the underwriter equal to $[_____].

Over-allotment Option

We have granted to the underwriter an option, exercisable not later than 45 days after the date of this prospectus, to purchase up to an additional 300,000 shares of our common stock (up to 15% of the shares firmly committed in this offering) at the public offering price, less the underwriting discount, set forth on the cover page of this prospectus. The underwriter may exercise the option solely to cover over-allotments, if any, made in connection with this offering.  If any additional shares of our common stock are purchased pursuant to the over-allotment option, the underwriter will offer these additional shares of our common stock on the same terms as those on which the other shares of common stock are being offered hereby.

Determination of Offering Price

The public offering price of the common stock was negotiated between us and the underwriter, based on the trading price of the common stock prior to the offering, among other things. Other factors considered in determining the price of the common stock include the history and prospects of our company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the financial markets at the time of the offering and such other factors as were deemed relevant.

Underwriter Warrant

We have agreed to issue to MDB Capital Group LLC a warrant to purchase shares of our common stock (up to 10% of the shares of common stock sold in this offering). This warrant is exercisable at $6.00 per share (120% of the price of the common stock sold in this offering), commencing on the closing date of this offering and expiring five years from the closing date of this offering. The warrant and the shares of common stock underlying the warrant have been deemed compensation by the FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of the FINRA. MDB Capital Group LLC (or permitted assignees under the Rule) will not sell, transfer, assign, pledge or hypothecate this warrant or the securities underlying this option, nor will it engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of this warrant or the underlying securities for a period of 180 days from the effective date of the registration statement of which this prospectus is a part.

This warrant will be valued based on the underlying shares of common stock obtainable and valuation factors appropriate at the time it is issued. We currently estimate that value to be approximately $[_____], based on the number of shares of common stock subject to this warrant, an offering price of the shares of $[_____], the resulting exercise prices related to the warrant on the shares of common stock, the five year term of the warrant, a risk-free interest rate of [___]% currently commensurate with that term, an expected dividend yield of [___]% and estimated volatility of [___]%, based on a review of our historical volatility. The initial value of this warrant will be charged to additional paid-in capital as part of the offering costs incurred.

Lock-Up Agreements

All of our officers and directors have agreed that, for a period of 180 days from the date of this prospectus, they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, without the consent of the representative except for exercise or conversion of currently outstanding warrants, options and convertible debentures, as applicable, and exercise of options under an acceptable stock incentive plan. The underwriter may consent to an early release from the lock-up periods if, in its opinion, the market for the common stock would not be adversely impacted by sales and in cases of a financial emergency of an officer, director or other stockholder. We are unaware of any officer, director or shareholder who intends to ask for consent to dispose of any of our equity securities during the relevant lock-up periods.

Indemnification

We will agree to indemnify the underwriter against certain liabilities, including certain liabilities arising under the Securities Act, and to contribute to payments that the underwriter may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The underwriter may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act.

•
Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position.  The short position may be either a covered short position or a naked short position.  In a covered short position, the number of shares over-allotted by an underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by either exercising its over-allotment option and/or purchasing shares in the open market.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•
Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If an underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if an underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•
Penalty bids permit an underwriter to reclaim a selling concession from a syndicate member when the shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Capital Market and/or OTC Bulletin Board, in the case of the common stock or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with the offering, the underwriter may engage in passive market making transactions in the common stock on the NASDAQ Capital Market and/or OTC Bulletin Board in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter, or by its affiliates.  In those cases, prospective investors may view offering terms online and, depending upon the underwriter, prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

The underwriter’s compensation in connection with this offering is limited to the fees and expenses described above under “Underwriting Discount and Expenses.”

Other Terms

We have granted MDB Capital Group LLC a right of first refusal to conduct future offerings for us during the twelve months following the closing of the offering. In addition, we have agreed to reimburse MDB Capital Group LLC in the amount of $30,000 for underwriter counsel fees under any circumstances and up to $125,000 in the event this offering is consummated.

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as “relevant persons”).  The shares of common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

The underwriter has represented and agreed that:

(a)  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 or FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us, and

(b)  it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area

To the extent that the offer of the common stock is made in any Member State of the European Economic Area that has implemented the Prospectus Directive before the date of publication of a prospectus in relation to the common stock which has been approved by the competent authority in the Member State in accordance with the Prospectus Directive (or, where appropriate, published in accordance with the Prospectus Directive and notified to the competent authority in the Member State in accordance with the Prospectus Directive), the offer (including any offer pursuant to this document) is only addressed to qualified investors in that Member State within the meaning of the Prospectus Directive or has been or will be made otherwise in circumstances that do not require us to publish a prospectus pursuant to the Prospectus Directive.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities,

(b)  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000, and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts, or in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The EEA selling restriction is in addition to any other selling restrictions set out below. In relation to each Relevant Member State, each purchaser of shares of common stock (other than the underwriters) will be deemed to have represented, acknowledged and agreed that it will not make an offer of shares of common stock to the public in any Relevant Member State, except that it may, with effect from and including the date on which the Prospectus Directive is implemented in the Relevant Member State, make an offer of shares of common stock to the public in that Relevant Member State at any time in any circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive, provided that such purchaser agrees that it has not and will not make an offer of any shares of common stock in reliance or purported reliance on Article 3(2)(b) of the Prospectus Directive. For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares of common stock in any Relevant Member State has the same meaning as in the preceding paragraph.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by Durham, Jones & Pinegar, St. George, Utah. Certain legal matters will be passed upon for the underwriter by Golenbock Eiseman Assor Bell & Peskoe LLP, New York, New York.

EXPERTS

Squar, Milner, Peterson, Miranda and Williamson, LLP, an independent registered public accounting firm, has audited our financial statements as of and for the fiscal years ended September 30, 2011 and 2010 as set forth in their report dated November 22, 2011, which is included in this prospectus. Such financial statements are included in reliance on Squar, Milner, Peterson, Miranda and Williamson, LLP’s aforementioned report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus.  Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC.  For further information with respect to the company and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits.  Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement.  Each of these statements is qualified in all respects by this reference.

We electronically file annual, quarterly and special reports, proxy and information statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is www.sec.gov.

PARAMETRIC SOUND CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Parametric Sound Corporation:

We have audited the accompanying balance sheets of Parametric Sound Corporation (the “Company”) as of September 30, 2011 and 2010, and the related statements of operations, stockholders’ equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company was not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that were appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parametric Sound Corporation as of September 30, 2011 and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring net losses through September 30, 2011, has limited working capital as of September 30, 2011 and is dependent on the success of a new product line to achieve profitable operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans as to these matters are also described in Note 1.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

San Diego, California
November 22, 2011

Parametric Sound Corporation
Balance Sheets

	September 30,
	2011	2010

ASSETS
Current assets:
Cash	$491,764	$439,385
Inventories, net	273,268	206
Prepaid expenses and other assets	64,971	20,779
Total current assets	830,003	460,370
Equipment and tooling, net	145,252	8,091
Intangible assets, net	148,540	175,726
Total assets	$1,123,795	$644,187

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$164,190	$147,670
Deferred officer compensation	224,400	-
Accrued liabilities	14,750	27,307
Subordinated notes payable, net of $263,272 discount at September 30, 2010	-	436,728
Total current liabilities	403,340	611,705

Commitments and contingencies (Note 11)

Stockholders' equity:
Preferred stock, $0.001 par value, authorized 1,000,000 shares, none issued and outstanding	-	-
Common stock, $0.001 par value, authorized 50,000,000 shares, 19,517,027 and 15,306,064 shares issued and outstanding, respectively	19,517	15,306
Additional paid-in capital	2,871,347	703,127
Accumulated deficit	(2,170,409)	(685,951)
Total stockholders' equity	720,455	32,482
Total liabilities and stockholders' equity	$1,123,795	$644,187

See accompanying notes to financial statements

Parametric Sound Corporation
Statements of Operations

	Years Ended September 30,
	2011	2010

Revenues:
Product sales	$76,695	$599,110
Other revenue	2,472	7,927
Total revenues	79,167	607,037
Cost of revenues	35,524	505,576
Gross profit	43,643	101,461

Operating expenses:
Selling, general and administrative	572,325	446,857
Research and development	619,378	229,400
Patent and inventory impairment	28,616	346,905
Total operating expenses	1,220,319	1,023,162
Loss from operations	(1,176,676)	(921,701)

Other income (expense):
Interest and note discount amortization	(308,499)	(1,477)
Other	717	(19)
	(307,782)	(1,496)
Net loss	$(1,484,458)	$(923,197)

Loss per basic and diluted common share	$(0.09)	$(0.06)
Weighted average shares used to compute net loss per basic and diluted common share	16,968,005	15,306,064

See accompanying notes to financial statements

Parametric Sound Corporation
Statements of Stockholders' Equity

					LRAD
			Additional		Corporation	Total
	Common Stock		Paid-In	Accumulated	Net	Stockholders'
	Shares	Amount	Capital	Deficit	Investment	Equity
Balance at September 30, 2009	-	$-	$-	$-	$923,204	$923,204
Net transfers to parent	-	-	-	-	(231,952)	(231,952)
Contribution of net operating assets to Parametric Sound Corporation and issuance of common shares to LRAD Corporation stockholders as a dividend	15,306,064	15,306	438,700	-	(454,006)	-
Value of 1,400,000 warrants issued with subordinated notes	-	-	264,427	-	-	264,427
Net loss for the year	-	-	-	(685,951)	(237,246)	(923,197)
Balance at September 30, 2010	15,306,064	$15,306	$703,127	$(685,951)	$-	$32,482
Sale of common stock and warrants at $0.50 per share, net of offering costs of $43,554	2,000,000	2,000	954,446	-	-	956,446
Common shares issued upon exercise of warrants at $0.30 per share applied to reduce subordinated notes	1,400,000	1,400	418,600	-	-	420,000
Common shares issued at $0.70 per share to pay subordinated notes	410,963	411	287,263	-	-	287,674
Common shares issued upon exercise of warrants at $0.75 per shares	400,000	400	299,600	-	-	300,000
Share-based compensation expense	-	-	188,311	-	-	188,311
Stock options issued for tooling costs	-	-	20,000	-	-	20,000
Net loss for the period	-	-	-	(1,484,458)	-	(1,484,458)
Balance at September 30, 2011	19,517,027	$19,517	$2,871,347	$(2,170,409)	$-	$720,455

See accompanying notes to financial statements

Parametric Sound Corporation
Statements of Cash Flows

	Years Ended September 30,
	2011	2010
Cash Flows From Operating Activities:
Net loss	$(1,484,458)	$(923,197)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	62,957	71,993
Debt discount and deferred financing cost amortization	266,023	1,170
Non-cash interest expense	37,400	-
Warranty provision	1,534	-
Inventory obsolescence	-	63,094
Share-based compensation	188,311	5,521
Non-cash inventory reserve reduction	(32,062)	-
Impairment of patents and inventory	28,616	346,905
Startup costs paid by subordinated note	-	250,000
Changes in assets and liabilities:
Accounts receivable	-	29,910
Prepaid expenses and other assets	(46,943)	(18,028)
Inventories	(241,000)	338,070
Accounts payable	16,520	143,008
Deferred officer compensation	224,400	-
Warranty settlements	-	(3,557)
Accrued liabilities	(13,817)	(47,282)
Net cash (used in) provided by operating activities	(992,519)	257,607

Cash Flows From Investing Activities:
Capital expenditures for equipment	(140,561)	(8,322)
Patent costs paid	(40,987)	(19,661)
Net cash used in investing activities	(181,548)	(27,983)

Cash Flows From Financing Activities:
Proceeds from sale of common stock and warrants	1,000,000	-
Offering costs paid	(43,554)	-
Proceeds from sale of 8% subordinated notes	-	450,000
Payments on 8% subordinated notes	(30,000)	-
Proceeds from exercise of warrants	300,000	-
Subordinated notes financing costs	-	(2,766)
Net change in investment from LRAD Corporation	-	(237,473)
Net cash provided by financing activities	1,226,446	209,761
Net increase in cash and cash equivalents	52,379	439,385
Cash and cash equivalents, beginning of year	439,385	-
Cash and cash equivalents, end of year	$491,764	$439,385

Supplemental Disclosure of Cash Flow Information:
Interest paid	$5,112	$-
Income taxes paid	$800	$-
Non-cash investing and financing activities:
Purchase of tooling through issuance of stock options	$20,000	$-
Issuance of common stock upon warrant exercise in exchange for reduction in 8% subordinated notes	$420,000	$-
Issuance of common stock in exchange for reduction in 8% subordinated notes	$287,674	$-
Issuance of 8% subordinated notes to related party to reimburse startup costs	$-	$250,000
Debt discount recorded in connection with issuance of subordinated notes	$-	$264,427
Net book value of assets received from LRAD Corporation as a dividend	$-	$454,006

See accompanying notes to financial statements

Parametric Sound Corporation
Notes to Financial Statements

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization and Business Description
Parametric Sound Corporation (“Parametric Sound” or the “Company”) is a technology company focused on delivering novel directed audio solutions. The Company’s HyperSonic Sound or “HSS” technology pioneered the practical application of parametric acoustic technology for generating audible sound along a directional ultrasonic column. The Company’s HSS-3000 products are compatible with standard media players and beam sound to target a specific listening area without the ambient noise of traditional speakers. The Company’s principal markets are North America, Europe and Asia.

In April 2010, the board of directors of LRAD Corporation approved a plan to separate its HSS product line into a new independent, stand-alone company. In a special meeting of stockholders held June 2, 2010, the proposal to separate the HSS business from LRAD was approved, and on June 2, 2010, LRAD created a new wholly owned subsidiary, Parametric Sound, into which the HSS business and substantially all of the assets of the business and associated intellectual property rights were contributed.

All outstanding shares of Parametric Sound common stock were distributed to the stockholders of LRAD Corporation on September 27, 2010 (“Spin-Off”), at a ratio of one share of Parametric Sound common stock for each two shares of LRAD Corporation’s common stock held as of the record date of September 10, 2010. LRAD Corporation retained no ownership or other form of interest in Parametric Sound subsequent to the Spin-Off. Following the Spin-Off, the Company’s operations consist solely of the operations described herein.

In connection with the Spin-Off, Parametric Sound and LRAD Corporation entered into a separation agreement and a tax sharing agreement. See Note 2 for further discussion regarding these agreements.

Basis of Accounting
The balance sheets as of September 30, 2011 and 2010 reflect the balances of Parametric Sound as an independent company. The statement of operations for the year ended September 30, 2011 reflects the activity of Parametric Sound as a stand-alone company. Amounts included in the statement of operations for the year ended September 30, 2010 reflect LRAD Corporation’s HSS business activities through September 27, 2010 adjusted for activity through September 30, 2010 including reimbursement of certain start-up, Spin-Off and technology costs expenditures on the Company’s behalf during its startup and development (see Note 2). The Company’s financial statements for the year ended September 30, 2010 include activity derived from LRAD Corporation’s historical consolidated financial statements using LRAD Corporation’s historical cost basis of assets and liabilities of the various activities that reflect the results of operations, financial condition and cash flows of Parametric Sound as a component of LRAD Corporation. Historically, the HSS business in LRAD Corporation operated as a product line and not a separate segment and not as an independent stand-alone business. For purposes of preparing the financial statements in the period prior to the September 27, 2010 Spin-Off, Parametric Sound was allocated certain expenses from LRAD Corporation with such expenses reflected in the statements of operations as expense allocations from LRAD Corporation. Until the Spin-Off, Parametric Sound was fully integrated with LRAD Corporation, including product development, production, sales and distribution, accounting, finance, treasury, payroll, legal services and investor relations.

Management believes that the assumptions and allocation methods underlying such prior year financial statements are reasonable in all material respects. However, the costs allocated to the Company are not necessarily indicative of the costs that would have been incurred if the Company operated as a stand-alone entity during the year ended September 30, 2010.

Going Concern
The financial statements have been prepared on a going concern basis contemplating the realization of assets and the satisfaction of liabilities in the normal course of business. The Company had a net loss of $1,484,458 for the year ended September 30, 2011 and has financed its operations from debt and equity financing. As of September 30, 2011 our working capital balance was approximately $428,000 and the Company has no other sources of financing. In July 2011 the Company commenced deliveries of new products based on improved HSS technology. Prior historical revenues are no indication of future revenues and there can be no assurance that the Company’s new products will achieve market success. The Company will be reliant on existing working capital or obtaining additional debt or equity financing sufficient to sustain operations until profitability can be achieved.

Parametric Sound Corporation
Notes to Financial Statements

The continuation of the Company as a going concern is dependent on its ability to grow revenues, and if necessary, to obtain additional financing from outside sources. Management’s plans include (a) increasing HSS-3000 revenues from legacy customers and by obtaining new customers, (b) developing and introducing new products targeted for new directed audio markets, (c) exercising cost controls to conserve cash, and (d) if necessary, obtaining additional financing. There is no assurance that the Company will be successful in its plans or in generating or raising funds, if necessary, to sustain its operations for twelve months or beyond. Should the Company be unable to generate funds from operations or obtain required financing, it may have to curtail operations, which may have a material adverse effect on its financial position and results of operations. The accompanying financial statements do not include any adjustments that would be necessary should the Company be unable to continue as a going concern and, therefore, be required to liquidate its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying financial statements.

LRAD Corporation Net Investment
Because historically, the HSS business in LRAD Corporation operated as a product line and not a separate segment and not as an independent stand-alone business LRAD Corporation’s investment in Parametric Sound is shown in lieu of stockholder’s equity in the financial statements for periods prior to September 27, 2010. The net investment account represents cumulative investments in, distributions from and losses of the HSS business.

No cash or accounts receivable were transferred at the Spin-Off and Parametric Sound paid for all Spin-Off related costs and reimbursed technology development costs. LRAD Corporation retained certain inventory for outstanding customer orders and to support outstanding warranty obligations (See Note 2).

Loss Per Share
Basic loss per common share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per common share reflects the potential dilution of securities that could share in the earnings of an entity. The Company’s losses for the periods presented cause the inclusion of potential common stock instruments outstanding to be antidilutive. Stock options and warrants for a total of 3,335,000 and 1,400,000 shares of common stock were outstanding at September 30, 2011 and 2010, respectively. These securities are not included in the computation of diluted net loss per common share as their inclusion would be antidilutive.

For the year ended September 30, 2010 the net loss per basic and diluted share and the weighted-average shares outstanding were calculated based on the 15,306,064 shares issued in connection with the Spin-Off.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions (e.g., inventory valuation, valuation of intangible assets, warranty reserves, allocations of expenses incurred by LRAD Corporation and the fair value of financial instruments) that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and affect the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

Fair Value of Financial Instruments
The carrying amounts of cash, accounts payable and accrued liabilities approximate fair values due to the short maturity of these instruments. The fair value of warrants issued in September 2010 were estimated using a Black-Scholes valuation model (See Note 7).

Concentrations of Credit Risk
Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash equivalents. Due to the relative short nature of such investments, the carrying amount approximates fair value. The Company places its cash in demand deposit and money market accounts at one bank and such balances may at times be in excess of amounts insured by federal agencies, which is $250,000 as of September 30, 2011. The Company does not believe that it is subject to any unusual financial risk beyond the normal risk associated with commercial banking relationships. The Company performs periodic evaluations of the relative credit standing of these financial institutions. The Company has not experienced any significant losses on its cash equivalents.

Parametric Sound Corporation
Notes to Financial Statements

Accounts Receivable and Allowance for Doubtful Accounts
The Company had no accounts receivable or allowance for doubtful accounts at September 30, 2011 due to a policy of payment prior to shipment. The Company may make sales on credit in future periods whereupon it will make periodic evaluations of the creditworthiness of its customers and manage its exposure to losses from bad debts by limiting the amount of credit extended.

Contract Manufacturers
The Company uses contract manufacturers for production of certain components and sub-assemblies. The Company may provide parts and components to such parties from time to time but recognizes no revenue or markup on such transactions. The Company performs assembly of products in-house using components and sub-assemblies from a variety of contract manufacturers and suppliers.

Inventories
Inventories are valued at the lower of cost or net realizable value. The cost of substantially all of the Company’s inventory is determined by the weighted average cost method. Inventory is comprised of raw materials, assemblies and finished products intended for sale to customers. The Company evaluates the need for reserves for excess and obsolete inventories determined primarily based upon estimates of future demand for the Company’s products. At September 30, 2011 and 2010, the reserve for obsolescence related to certain raw materials obtained at the Spin-Off, some of which are being used to produce the Company’s HSS-3000 products.

Equipment, Tooling and Depreciation
Equipment and tooling is stated at cost. Depreciation on equipment and tooling is computed over the estimated useful lives of two to three years using the straight-line method. Upon retirement or disposition of equipment or tooling, the related cost and accumulated depreciation or amortization is removed and a gain or loss is recorded.

Intangibles
Patents, licenses and trademarks are carried at cost less accumulated amortization. Legal cost incurred to file, renew, or extend the term of recognized intangible assets are capitalized. Intangible assets are amortized over their estimated useful lives, which have been estimated to be 15 years for patents, licenses and trademarks protecting the Company’s products. The Company amortizes certain patents acquired in the Spin-Off, classified as defensive patents, over a weighted average of three years. The carrying value of intangibles is periodically reviewed and impairments, if any, are recognized when the expected future benefit to be derived from an individual intangible asset is less than its carrying value.

Revenue Recognition
The Company derives its revenue primarily from product sales. Product sales are recognized in the periods that products are shipped to customers (FOB shipping point) or when product is received by the customer (FOB destination), when the fee is fixed and determinable, when collection of resulting receivables is probable and there are no remaining obligations on the part of the Company.

Shipping and Handling Costs
Shipping and handling costs are included in cost of revenues. The amount of shipping and handling costs invoiced to customers is included in revenue. Shipping and handling costs were $628 and $9,469 for the fiscal years ended September 30, 2011 and 2010, respectively.

Research and Development Costs
Research and development costs are expensed as incurred.

Warranty Reserves
The Company warrants its products to be free from defects in materials and workmanship for a period of one year from the date of purchase. The warranty is generally a limited warranty. The Company currently provides direct warranty service. The Company establishes a warranty reserve based on anticipated warranty claims at the time revenue from product sales is recognized. Factors affecting warranty reserve levels include the number of units sold and anticipated cost of warranty repairs and anticipated rates of warranty claims. The Company evaluates the adequacy of the provision for warranty costs each reporting period.

Parametric Sound Corporation
Notes to Financial Statements

Deferred Financing Costs
Costs related to the issuance of debt are capitalized and amortized to interest expense over the life of the related debt on a straight line basis which is not materially different from the results obtained using the effective interest method.

Classification of Warrants
 The Company accounts for warrants as either equity or liabilities based upon the characteristics and provisions of each particular instrument. Warrants valued and classified as equity are recorded as additional paid-in capital on the Company’s balance sheet and no further adjustment to valuation is made. The Company has no warrants or other derivative financial instruments that require separate accounting as liabilities and periodic revaluation.

Income Taxes
The Company accounts for its income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on temporary differences between financial statement and tax basis of assets and liabilities and net operating loss and credit carry-forwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when it is more likely than not that some portion of the deferred tax assets will not be realized.

The Company’s operations were included in LRAD Corporation’s consolidated U.S. federal and state income tax returns prior to the Spin-Off, therefore, the Company was not subject to taxation by federal and state authorities for the tax periods before the Spin-Off.  The Company filed a separate return for the short year tax period ended September 30, 2010. The provision for income taxes through the Spin-Off was determined on a separate return basis and based on earnings reported in the Company's statement of operations and comprehensive income.  The historical net operating loss carryforwards and tax credits generated by Parametric Sound prior to the Spin-Off remained with LRAD Corporation subsequent to the separation.

Comprehensive Loss
Comprehensive loss consists of net loss and other gains and losses affecting stockholders’ equity that under U.S. generally accepted accounting principles are excluded from reported net loss. There were no differences between net loss and comprehensive loss for any of the periods presented.

Impairment of Long-Lived Assets
Long-lived assets and identifiable intangibles held for use are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of undiscounted expected future cash flows is less than the carrying amount of the asset or if changes in facts and circumstances indicate, an impairment loss is recognized and measured using the asset’s fair value.

Share-Based Compensation
The Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”)  718, Compensation-Stock Compensation (“ASC 718”) and ASC 505-50, Equity-Based Payments to Non-Employees (“ASC 505-50”). ASC 718 requires measurement of all employee stock-based awards using a fair-value method and recording of related compensation expense in the financial statements over the requisite service period. Further, as required under ASC 718, the Company estimates forfeitures for stock-based awards that are not expected to vest.

Share-Based Payments for Goods and Services

Under ASC 505-50 options or stock awards issued to non-employees who are not directors of the Company are recorded at the fair value of the consideration received, when more reliably measurable, otherwise at the estimated value of the stock options issued at the measurement date. Non-employee options are periodically revalued as the options vest so the cost ultimately recognized is equivalent to the fair value on the date performance is complete with such expense recognized over the related service period on a graded vesting method.

Parametric Sound Corporation
Notes to Financial Statements

Reclassifications
Where necessary, the prior year’s information has been reclassified to conform to the fiscal 2011 statement presentation.

Recent Accounting Pronouncements
In September 2011, the FASB issued Accounting Standards Update ("ASU") 2011-08,  Intangibles - Goodwill and Other which allows an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill  impairment test. Under these amendments, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. ASU 2011-08 will be effective for the Company in fiscal 2013, with early adoption permitted. The Company does not expect the adoption of this update will have a material effect on its financial statements.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income providing guidance regarding the presentation of comprehensive income. The new standard requires the presentation of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The new standard also requires presentation of adjustments for items that are reclassified from other comprehensive income to net income in the statement where the components of net income and the components of other comprehensive income are presented. The updated guidance of ASU 2011-05 is effective on a retrospective basis for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning with the Company’s fiscal 2012 year. The Company does not expect the adoption of this update will have a material effect on its financial statements.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement providing additional guidance on fair value measurements that clarifies the application of existing guidance and disclosure requirements, changes certain fair value measurement principles and requires additional disclosures about fair value measurements. The updated guidance of ASU 2011-04 is effective on a prospective basis for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning with the Company’s fiscal 2012 year. The Company does not expect the adoption of this update will have a material effect on its financial statements.

Subsequent Events
Management has evaluated events subsequent to September 30, 2011 through the date that the accompanying financial statements were filed with the Securities and Exchange Commission for transactions and other events which may require adjustment of and/or disclosure in such financial statements.

2. SPIN-OFF OF HSS BUSINESS

On September 27, 2010, LRAD Corporation separated its HSS business through the Spin-Off of Parametric Sound. LRAD Corporation contributed most of its HSS business assets to Parametric Sound. All outstanding shares of the Company were distributed to LRAD Corporation’s stockholders of record at the close of business on September 10, 2010 as a pro-rata, tax-free dividend of one share of Parametric Sound common stock for every two shares of LRAD Corporation common stock.

On September 27, 2010, the Company entered into a Separation and Distribution Agreement (“Separation Agreement”) with LRAD Corporation that set forth the terms and conditions of the separation of the Company from LRAD Corporation, provided the framework for the relationship between the Company and LRAD Corporation following the separation and provided for the allocation of assets, liabilities and obligations between the Company and LRAD Corporation in connection with the separation. The Separation Agreement provided for a transition related to HSS business and customers with LRAD Corporation fulfilling orders received through September 27, 2010. Thereafter LRAD Corporation could fulfill continuing purchase orders for one project with customer Cardinal Health through the completion of the project and through December 31, 2010 could accept unsolicited follow-on orders for HSS products from prior customers. LRAD Corporation retained inventory and supplies to fulfill such anticipated orders and retained responsibility for warranty, returns and related liabilities for such customers and sales. On September 27, 2010 the Company also entered into a Tax Sharing Agreement with LRAD Corporation that generally governs the parties’ respective rights, responsibilities and obligations after the separation with respect to taxes.

Parametric Sound Corporation
Notes to Financial Statements

The total value of the LRAD Corporation stock dividend of $454,006 was based on the net book value of the net assets that were transferred from LRAD Corporation in connection with the Spin-Off in accordance with ASC 845-10-30-10, Nonreciprocal Transfers with Owners.

In connection with the Spin-Off, on September 27, 2010, the Company entered into a License and Royalty Agreement with related party Syzygy Licensing LLC (“Syzygy”) relating to new technology invented by the Company’s President and CEO, Elwood G. Norris. This technology has been implemented in the Company’s new HSS-3000 product line. In connection with the new technology the Company reimbursed $91,415 of prior technology and patent costs paid by Syzygy and assumed $90,500 of technology and product development costs incurred prior to the Spin-Off including $25,000 owed to Mr. Norris for product development services.

On September 27, 2010, the Company also agreed to reimburse $160,580 of Parametric Sound related Spin-Off and startup costs paid by Syzygy and assumed $62,037 of Spin-Off and startup costs and expenses incurred prior to the Spin-Off including $25,000 owed to Sunrise Capital, Inc. for the services of Treasurer, Secretary and CFO, Mr. Barnes.

3. INVENTORIES, NET

Inventories consist of the following:

At September 30,	2011	2010
Finished goods	$44,648	$-
Work in process	23,960	-
Raw materials	324,025	151,633
	392,633	151,633
Reserve for obsolescence	(119,365)	(151,427)
	$273,268	$206

The Company relies on one supplier for film for its HSS products. The Company’s ability to manufacture its HSS product could be adversely affected if it were to lose a sole source supplier and was unable to find an alternative supplier.

The reserve for obsolescence increased by $63,094 in the year ended September 30, 2010 due to obsolete legacy HSS parts and components. The reserve for obsolescence was reduced by a $32,062 non-cash inventory reserve reduction in the year ended September 30, 2011 through the use of such parts in the production of prototypes and HSS-3000 products. The Company may continue to incur non-cash inventory reserve reductions through the use of reserved legacy HSS parts obtained in connection with the Spin-Off.

4. EQUIPMENT AND TOOLING, NET

Equipment and tooling consist of the following:

At September 30,	2011	2010
Equipment	$146,170	$44,369
Tooling	124,299	65,539
	270,469	109,908
Accumulated depreciation	(125,217)	(101,817)
	$145,252	$8,091

Depreciation expense was $23,400 and $231 for the years ended September 30, 2011 and 2010, respectively.

Parametric Sound Corporation
Notes to Financial Statements

5. INTANGIBLE ASSETS, NET

Intangible assets consist of the following:

At September 30,	2011	2010
Patents	$166,128	$121,285
Defensive patents	154,952	222,017
Licenses	28,237	6,486
Trademarks	6,292	6,292
	355,609	356,080
Accumulated amortization	(207,069)	(180,354)
	$148,540	$175,726

Aggregate amortization expense for the Company’s intangible assets was $39,557 and $71,762 during the years ended September 30, 2011 and 2010, respectively. In addition to amortization, the Company wrote off $28,616 and $325,818 of impaired patent costs during the years ended September 30, 2011 and 2010, respectively.

The following table shows the estimated amortization expense for intangible assets for each of the five succeeding fiscal years and thereafter:

Estimated Amortization Expense Years Ending September 30,
2012	$39,595
2013	$31,325
2014	$24,725
2015	$15,310
2016	$9,327
Thereafter	$28,258

6. DEFERRED COMPENSATION AND ACCRUED LIABILITIES

Deferred Compensation
Effective October 1, 2010 the Company began accruing monthly compensation for the services of its two executive officers in the aggregate amount of $17,500 per month.  The balance accrued as of September 30, 2011 of $224,400 includes related employment taxes and accrues without interest until the Board of Directors determines there are sufficient funds available to pay the accrued balances.

Accrued Liabilities
Accrued liabilities consist of the following:

At September 30,	2011	2010
Payroll and related	$8,183	$-
Warranty reserve	1,534	-
Customer deposits	4,600	-
Other	433	27,307
	$14,750	$27,307

The Company establishes a warranty reserve based on anticipated warranty claims at the time product revenue is recognized. Factors affecting warranty reserve levels include the number of units sold, anticipated cost of warranty repairs and anticipated rates of warranty claims. The Company evaluates the adequacy of the provision for warranty costs each reporting period. In accordance with the Separation Agreement, LRAD Corporation is obligated for warranty claims related to sales prior to the Spin-Off and any subsequent HSS related product sales made by LRAD in accordance with the Separation Agreement.

Parametric Sound Corporation
Notes to Financial Statements

Details of the estimated warranty liability are as follows:

Years Ended September 30,	2011	2010
Beginning balance	$-	$29,389
Warranty provision	1,534	(25,832)
Warranty settlements	-	(3,557)
Ending balance	$1,534	$-

7. SUBORDINATED NOTES PAYABLE AND WARRANTS

In September 2010 the Company sold $700,000 of 8% Subordinated Promissory Notes, due September 28, 2011 (the “Notes”), and accompanying warrants to purchase an aggregate of 1,400,000 shares of common stock exercisable at $0.30 per common share (“Warrants”). Of the total Notes and Warrants issued, $260,000 of the Notes and 520,000 Warrants were purchased by Syzygy, a company owned and controlled by the Company’s President and CEO (Mr. Norris) and its Chief Financial Officer (“CFO”) (James A. Barnes). An additional $100,000 of the Notes and 200,000 Warrants were purchased by an entity owned by the Company’s President and CEO, Mr. Norris.

The relative fair value of the Warrants of $264,427 was estimated by management using the Black-Scholes pricing model and estimates of expected investor discount rates (the Company’s effective market borrowing rate) on the Note and Warrant financing. Significant Level 3 inputs used to calculate the fair value of the Warrants included stock price, peer company volatility (99%), risk-free interest rate (1.22%) and management’s assumption regarding effective market borrowing rates (30%). The relative fair value of the Warrants was recorded as a note discount and was amortized as additional interest expense using the effective interest method over the term of the Notes.  During the years ended September 30, 2011 and 2010, $263,272 and $1,155, respectively, was amortized.

On June 30, 2011, all 1,400,000 Warrants were exercised by the holders, and pursuant to the terms of the Note agreement, the Company exercised its right to offset the purchase price of the Warrants against the outstanding Note principal amount.  Accordingly, as a result of the Warrant exercise, the principal balance of the Notes was reduced by $420,000 (See Note 9). The Warrants exercised included an aggregate 720,000 Warrants held by the companies controlled by the Company’s President and its CFO as described above, resulting in the reduction of the Note principal amounts held by these companies of $216,000.

Also on June 30, 2011 the Company and certain Note holders entered into an agreement pursuant to which the Note holders agreed to convert an additional $250,000 of Note principal plus $37,674 of accrued interest on the Notes into 410,963 shares of the Company’s common stock based on a conversion price of $0.70 per share.  As the addition of the conversion feature to the Note was deemed to be a substantial modification of the Note agreement, this transaction was accounted for as a debt extinguishment. The Company determined that the reacquisition price of the debt was equal to the outstanding Note principal plus accrued interest, and accordingly, no gain or loss on the debt extinguishment transaction was recorded. The Notes and accrued interest converted pursuant to this agreement included aggregate Note principal and accrued interest of $144,000 and $21,698, respectively, relating to Notes held by the companies controlled by the Company’s President and CFO.

On September 28, 2011 the Company paid the remaining balance of Notes of $30,000 and related accrued interest. The Company incurred interest expense of $42,477 and $307, respectively for the years ended September 30, 2011 and 2010 in connection with the Notes.

8. INCOME TAXES

The Company’s operations have historically been included in LRAD Corporation’s consolidated U.S. federal and state income tax returns. The income tax provision included in these financial statements has been determined as if the Company had filed separate income tax returns under its existing structure for the periods presented. The Company recorded no income tax expense in 2011 or 2010 due to losses incurred. LRAD Corporation's tax filings for 2010 included Parametric Sounds operations prior to the Spin-Off. The net operating losses (NOL’s) and research and development credits generated prior to the Spin-Off, remain with LRAD Corporation.

Parametric Sound Corporation
Notes to Financial Statements

The Company generated federal tax net operating loss carryforwards related to expenditures incurred after September 27, 2010 including technology costs reimbursed to Syzygy Licensing and other expenses incurred after incorporation and paid after the Spin-Off. At September 30, 2011 the Company had a federal and state net operating loss carryforward of approximately $1,400,000 that will expire beginning in 2030 unless previously utilized.

The provision for income taxes consists of the following:

Years Ended September 30,	2011	2010
Current tax benefit	$-	$-
Deferred tax benefit	529,000	198,000
Change in valuation allowance	(529,000)	(198,000)
Income tax benefit (provision)	$-	$-

A reconciliation of income taxes at the federal statutory rate of 34% to the effective tax rate for the years ended September 30, 2011 and 2010 is as follows:

Years Ended September 30,	2011	2010
Income taxes benefit computed at federal statutory rate	$505,000	$314,000
Net expenses incurred prior to Spin-Off	-	(95,000)
Non-deductible Spin-Off costs	-	(76,000)
State income taxes, net of federal effect	73,000	55,000
Research tax credits	26,000	-
Permanent differences and other	(75,000)	-
Change in valuation allowance	(529,000)	(198,000)
Income tax benefit (provision)	$-	$-

Upon the Spin-Off, Parametric Sound did not benefit from any of the carryforward tax attributes from prior periods including net operating loss carryforwards. A valuation allowance has been established to offset the deferred tax assets as realization of such assets is uncertain. The components of the net deferred tax assets are as follows:

At September 30,	2011	2010
Deferred tax assets:
Net operating losses	$561,000	$84,000
Inventory reserve	382,000	502,000
Research tax credits	26,000	-
Stock-based and deferred compensation	165,000	-
Accruals and other	4,000	-
	1,138,000	586,000
Deferred tax liabilities:
Amortization, depreciation and other	91,000	68,000
	91,000	68,000
Net deferred tax assets	1,047,000	518,000
Less valuation allowance	(1,047,000)	(518,000)
Net deferred taxes after valuation allowance	$-	$-

Parametric Sound Corporation
Notes to Financial Statements

The Company adopted FASB ASC 740-10-25, Income Taxes—Recognition (formerly FIN 48) as of the date of incorporation. As of the date of the adoption, the Company had no unrecognized tax benefits and there were no material changes during the years ended September 30, 2011 and 2010. Due to the existence of the valuation allowance, future changes in the Company’s unrecognized tax benefits will not impact its effective tax rate. The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. Upon adoption of ASC 740-10-25, the Company did not record any interest or penalties. The Company is subject to income tax in the U.S. federal jurisdiction and the state of California. All years since the Company’s 2010 organization remain subject to examination but there are currently no ongoing exams in any taxing jurisdiction.

9. CAPITAL STOCK

Pursuant to the Spin-Off, effective on September 27, 2010 a total of 15,306,064 shares of common stock were distributed as a stock dividend to the stockholders of LRAD Corporation, the Company’s then sole stockholder. Parametric Sound was incorporated on June 2, 2010 with authorized capital stock consisting of 50,000,000 shares of common stock, par value $0.001, and 1,000,000 shares of preferred stock, par value $0.001.

The Company is authorized under its certificate of incorporation and bylaws to issue shares of preferred stock without any further action by the stockholders. The board of directors has the authority to divide any and all shares of preferred stock into series and to fix and determine the relative rights and preferences of the preferred stock, such as the designation of series and the number of shares constituting such series, dividend rights, redemption and sinking fund provisions, liquidation and dissolution preferences, conversion or exchange rights and voting rights, if any. Issuance of preferred stock by the board of directors could result in such shares having dividend and or liquidation preferences senior to the rights of the holders of common stock and could dilute the voting rights of the holders of common stock. No shares of preferred stock have been issued and none were outstanding at September 30, 2011 or 2010.

Sale of Common Stock and Warrants
On February 22, 2011, the Company entered into a Securities Purchase Agreement with existing institutional shareholders (considered related parties due to greater than 10% ownership) and entities affiliated with its two executive officers, pursuant to which the Company issued and sold for cash 2,000,000 shares of common stock at a purchase price of $0.50 per share. In connection with the financing, the Company also issued warrants to the investors exercisable for an aggregate of 2,000,000 shares of common stock at an exercise price of $0.75 per share. The warrants are exercisable until February 22, 2016. On September 30, 2011, entities affiliated with the two executive officers exercised 400,000 of the warrants for cash of $300,000.

In connection with the financing, the Company also entered into a registration rights agreement with the investors, pursuant to which the Company agreed to prepare, file and effect a registration statement covering the resale of the shares of common stock sold in the financing and the shares of common stock issuable upon the exercise of the warrants. The required registration statement became effective on March 28, 2011 and the Company has agreed to use commercially reasonable efforts to maintain effectiveness. If the registration statement becomes ineffective other than for certain allowable periods, the Company will be obligated to pay liquidated damages to the purchasers in the amount of 1.5% of the invested amount for each 30-day period thereafter with the obligation terminating when the securities are sold or otherwise available for unrestricted sale. The Company evaluates this registration payment arrangement under ASC 825-20 Financial Instruments - Registration Payment Arrangements and has determined no obligation for future potential penalties is accruable under ASC 450-20 Contingencies - Loss Contingencies as of September 30, 2011.

Warrant Exercise
On June 30, 2011 a total of 1,400,000 warrants issued in September 2010 were exercised at a price of $0.30 per share.  Pursuant to the terms of the 8% Subordinated Promissory Note agreement entered into in September 2010, the Company exercised its right to offset the purchase price of the Warrants against the outstanding Note principal amount.  Accordingly, as a result of the warrant exercise, the principal balance of the Notes was reduced by $420,000 (See Note 7).

As described above, on September 30, 2011, entities affiliated with the two executive officers exercised 400,000 warrants for cash of $300,000.

Conversion of Subordinated Promissory Notes and Accrued Interest
On June 30, 2011, subordinated promissory notes with an outstanding principal balance of $250,000 plus related accrued interest of $37,674 were converted into an aggregate of 410,963 shares of common stock (See Note 7).

Parametric Sound Corporation
Notes to Financial Statements

Summary of Stock Purchase Warrants
The following table summarizes information on warrant activity during the years ended September 30, 2010 and 2011:

	Number	Average Purchase Price Per Share
Shares purchasable under outstanding warrants at October 1, 2010	1,400,000	$0.30
Stock purchase warrants issued	2,000,000	$0.75
Stock purchase warrants exercised	(1,800,000)	$0.40
Shares purchasable under outstanding warrants at September 30, 2011	1,600,000	$0.75

The Company has outstanding share warrants as of September 30, 2011 all held by related parties, as follows:

	Number of	Exercise Price
Description	Common Shares	Per Share	Expiration Date
Stock Purchase Warrants	1,600,000	$0.75	February 22, 2016

10. SHARE-BASED COMPENSATION

Pursuant to LRAD Corporation’s 2005 Equity Incentive Plan, the Company recorded $5,521 of share-based compensation expense for the year ended September 30, 2010 related to personnel whose salary and benefit costs were allocated to the Company. No stock options were granted to such allocated personnel during fiscal 2010 and no legacy options were assumed by the Company in connection with the Spin-Off.

On September 27, 2010 the Company adopted the 2010 Stock Option Plan (the “2010 Plan”). The 2010 Plan authorizes the grant of options to purchase up to 3,000,000 shares of the Company’s common stock to directors, officers, employees and consultants.  During the year ended September 30, 2011 the Company granted options on 1,735,000 shares of common stock under the 2010 Plan.

The Company uses the Black-Scholes option pricing model to determine the estimated fair value of each option as of its grant date or any revaluation date. These inputs are subjective and generally require significant analysis and judgment to develop. The following table sets forth the significant weighted-average assumptions used in the Black-Scholes model and the calculation of stock-based compensation cost (annualized percentages):

Years Ended September 30,	2011	2010
Volatility	99%	not applicable
Risk-free interest rate	1.14%	not applicable
Forfeiture rate	0.00%	not applicable
Dividend yield	0.00%	not applicable
Expected life in years	4.75	not applicable
Weighted average fair value of options granted	$0.25	not applicable

Since the Company’s stock only commenced trading after the Spin-Off, the Company’s management estimated its expected volatility by reviewing the historical volatility of the common stock of a group of selected peer public companies that operate in similar industries and are similar in terms of stage of development or size and then projecting this information toward its future expected results. Judgment was used in selecting these companies, as well as in evaluating the available historical volatility for these peer companies. The risk-free interest rate is based on rates published by the Federal Reserve Board. The dividend yield of zero is based on the fact that the Company has never paid cash dividends and has no present intention to pay cash dividends. The Company has a small number of option grants and no exercise history and accordingly has for all new option grants applied the simplified method prescribed by SEC Staff Accounting Bulletin 110, Share-Based Payment: Certain Assumptions Used in Valuation Methods - Expected Term, to estimate expected life (computed as vesting term plus contractual term divided by two). An estimated forfeiture rate was determined to be zero as the number of grantees is limited and all are currently expected to serve in their capacities during the vesting period. Forfeitures are estimated at the time of the grant and revised in subsequent periods if actual forfeitures differ from those estimates or if the Company updates its estimated forfeiture rate. Such amounts, if any, will be recorded as a cumulative adjustment in the period in which the estimate is changed.

Parametric Sound Corporation
Notes to Financial Statements

The Company recorded share-based compensation in its statements of operations for the relevant periods as follows:

Years Ended September 30,	2011	2010
Cost of revenue	$-	$1,222
Selling, general and administrative	94,031	4,299
Research and development	94,280	-
	$188,311	$5,521

In addition the Company issued stock options valued at $20,000 during the year ended September 30, 2011 to a vendor as payment for tooling costs which was capitalized and included in equipment and tooling at September 30, 2011. The recorded value of these options was determined based on the value of the services provided as this was deemed to be a more reliable measurement of the consideration received.

As of September 30, 2011 total estimated compensation cost relating to stock options granted but not yet vested was $234,857. This cost is expected to be recognized over the weighted average period of 1.1 years.

The following table summarizes stock option activity for the period:

	Number	Weighted Average	Aggregate
	of Shares	Exercise Price	Intrinsic Value (2)
Fiscal 2010:			$-
Outstanding October 1, 2009	34,167	$2.80
Granted	-	-
Canceled/expired	(34,167)	$2.80
Exercised	-	-
Outstanding September 30, 2010	-	-

Fiscal 2011:
Outstanding October 1, 2010	-
Granted	1,735,000	$0.36
Canceled/expired	-	-
Exercised	-	-
Outstanding September 30, 2011 (1)	1,735,000	$0.36	$695,050
Exercisable September 30, 2011	849,375	$0.34	$348,519

(1)	Options outstanding are exercisable at prices ranging from $0.30 to $1.20 and expire in 2015 to 2016.
(2)	Aggregate intrinsic value is based on the closing price of our common stock on September 30, 2011 of $0.75.

The following table summarizes information about stock options outstanding at September 30, 2011:

Range of exercise prices	Number outstanding at September 30, 2011	Number exercisable at September 30, 2011	Weighted Average exercise price	Weighted a verage remaining contractual life	Weighted average Exercise price of options exercisable at September 30, 2011
$0.30-$0.33	1,555,000	780,000	$0.31	4.0	$0.31
$0.58-$0.66	145,000	63,750	$0.61	4.5	$0.63
$1.20	35,000	5,625	$1.20	4.9	$1.20

Parametric Sound Corporation
Notes to Financial Statements

11. COMMITMENTS, CONTINGENCIES AND CONFLICTS OF INTEREST

Facility Lease
Commencing June 1, 2011 the Company leased 3,498 square feet of improved assembly and warehouse space in Poway, California for a period of 25 months terminating June 30, 2013. The gross monthly base rent is $3,498 through May 31, 2012 thereafter increasing to $3,603 per month for the term of the lease, subject to certain future adjustments. The Company’s President and CEO, Mr. Norris, executed a personal guarantee of the lease without compensation.

The Company’s executive office in Henderson, Nevada was occupied in July 2011 under a lease agreement that expired on June 30, 2011. The Company is continuing month-to-month rental at $500 per month for reduced space of approximately 500 square feet.

The Company has no other operating leases and the remaining future annual minimum lease payment obligation under the foregoing facility lease is $42,396 and $32,427 for the years ending September 30, 2012 and 2013, respectively.

Technology License Agreement
The Company is obligated to pay royalties and make certain future expenditures pursuant to a license and royalty agreement dated September 27, 2010 with Syzygy, a company owned and controlled by executive officers Mr. Norris and Mr. Barnes.  The agreement provides for royalties of 5% of revenues from products employing the licensed parametric sound technology and a term of 20 years or the life of any resulting patent, whichever is greater. In the event no patent covering the licensed technology is issued after four years, then the royalty rate reduces to 3% in any territory until or if a patent is issued for any such territory. The Company may not sublicense without the permission of Syzygy, and sublicense royalty rates are subject to future negotiation in good faith. The license may terminate if the Company does not use commercially reasonable efforts to pursue the parametric sound business. The Company incurred and accrued $3,835 as royalties pursuant to this agreement for the year ended September 30, 2011.

In addition to the reimbursed costs paid as outlined in Note 2, the Company is obligated to reimburse Syzygy’s future costs, in filing for, prosecuting and maintaining any of the licensed patents in the United States. The Company incurred and capitalized $28,237 and $6,486 related to such licensed patents during the fiscal year ended September 30, 2011 and 2010, respectively. The Company may request that Syzygy file patent applications in additional territories, in which case the Company shall reimburse Syzygy for all costs associated therewith.

Conflicts of Interest
Certain conflicts of interest now exist and will continue to exist between the Company and its executive officers and directors due to the fact that they have other employment, business and investment interests to which they devote some attention and they are expected to continue to do so. Company executive officers also manage and control Syzygy a licensing company that owns and is licensing to the Company certain technology for producing parametric sound (see the discussion above and Note 2) and certain conflicts could arise in future dealings between Syzygy and the Company. The Company has not established policies or procedures for the resolution of current or potential conflicts of interest between the Company and management or management-affiliated entities including Syzygy. There can be no assurance that members of management will resolve all conflicts of interest in the Company’s favor. Officers and directors are accountable to the Company as fiduciaries, which means that they are legally obligated to exercise good faith and integrity in handling the Company’s affairs.  Failure by them to conduct the Company’s business in its best interests may result in liability to them. While the Company’s directors and officers may be excluded from liability for certain actions (see Indemnification below), there is no assurance that the Company’s officers and directors would be excluded from liability or indemnified if they breached their loyalty to the Company.

Parametric Sound Corporation
Notes to Financial Statements

Guarantees and Indemnifications
Our officers and directors are indemnified as to personal liability as provided by the Nevada Revised Statutes, the Company’s articles of incorporation and bylaws and by indemnification agreements with the Company. The Company may also undertake indemnification obligations in the ordinary course of business related to its products and the issuance of securities with customers, investors, vendors and business parties. The Company is unable to estimate with any reasonable accuracy the liability that may be incurred pursuant to any such indemnification obligations now or in the future. Because of the uncertainty surrounding these circumstances, the Company’s current or future indemnification obligations could range from immaterial to having a material adverse impact on its financial position and its ability to continue in the ordinary course of business. The Company has no liabilities recorded for such indemnities.

12. MAJOR CUSTOMERS AND SUPPLIERS

Major Customers
For the fiscal year ended September 30, 2011, revenues from two customers accounted for 46% and 35% of total revenues. No other single customer represented more than 10% of total revenues. For the fiscal year ended September 30, 2010, revenues from three customers accounted for 34%, 13% and 11% of total revenues. No other single customer represented more than 10% of total revenues.

Suppliers
The Company has a number of components and sub-assemblies produced by outside suppliers, some of which are sourced from a single supplier, which can magnify the risk of shortages and decrease the Company’s ability to negotiate with suppliers on the basis of price. In particular, the Company depends on its HSS piezo-film supplier to provide expertise and materials used in the Company’s proprietary HSS emitters. If supplier shortages occur, or quality problems arise, then production schedules could be significantly delayed or costs significantly increased, which could in turn have a material adverse effect on the Company’s financial condition, results of operation and cash flows.

At September 30, 2011 the Company was committed for approximately $125,000 for future inventory deliveries that are generally subject to modification or rescheduling in the normal course of business.

Segment and Related Information
The Company business consists of only one product line. Accordingly, the Company operates in one reportable segment.

The following table summarizes revenues by geographic region. Revenues are attributed to countries based on customer location.

Years Ended September 30,	2011	2010
United States	$6,369	$265,916
Europe	64,250	-
Other	8,548	341,121
Total	$79,167	$607,037

Parametric Sound Corporation
Notes to Financial Statements

13. RELATED PARTY TRANSACTIONS

The financial statements have been prepared on a stand-alone basis and results through September 27, 2010 were derived from the consolidated financial statements and accounting records of LRAD Corporation.

Allocation of Expenses
For the period ended September 30, 2010, the Company’s operations were fully integrated with LRAD Corporation, including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, employee benefits and incentives. These expenses were allocated to the Company on the basis of direct usage when identifiable, with the remainder allocated on the basis of revenue or other measure. During the fiscal years ended September 30, 2010, the Company was allocated $215,667 of general corporate expenses incurred by LRAD Corporation included within selling, general and administrative expenses in the statements of operations. During the fiscal year ended September 30, 2010, the Company was allocated $62,798 of research and development expenses incurred by LRAD Corporation included within research and development expenses in the statements of operations. During the fiscal years ended September 30, 2010, the Company was allocated $56,462 of manufacturing overhead expenses for warehousing, materials management and production management, included within cost of sales. Operating expenses for the year ended September 30, 2011, reflect the costs associated with being an independent publicly traded company.

Other Related Party Transactions
See Notes 2, 5, 6, 7, 9 and 11 for additional related party transactions and information.

Parametric Sound Corporation
Condensed Balance Sheets

	December 31,
	2011	September 30,
	(unaudited)	2011

ASSETS
Current assets:
Cash	$334,358	$491,764
Inventories, net	407,331	273,268
Prepaid expenses and other current assets	19,721	64,971
Total current assets	761,410	830,003
Equipment and tooling, net	131,950	145,252
Intangible assets, net	1,366,038	148,540
Total assets	$2,259,398	$1,123,795

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$200,835	$164,190
Accrued liabilities	13,573	14,750
Deferred officer compensation	280,500	224,400
Due to related party	250,000	-
Total current liabilities	744,908	403,340

Commitments and contingencies (Note 8)

Stockholders' equity:
Preferred stock, $0.001 par value, authorized 1,000,000 shares, none issued and outstanding	-	-
Common stock, $0.001 par value, authorized 50,000,000 shares, 21,492,027 and 19,517,027 shares issued and outstanding, respectively	21,492	19,517
Additional paid-in capital	4,194,424	2,871,347
Accumulated deficit	(2,701,426)	(2,170,409)
Total stockholders' equity	1,514,490	720,455
Total liabilities and stockholders' equity	$2,259,398	$1,123,795

See accompanying notes to financial statements

Parametric Sound Corporation
Condensed Statements of Operations
(unaudited)

	Three Months Ended
	December 31,
	2011	2010

Revenues:
Product sales	$63,415	$-
Other revenue	1,366	-
Total revenues	64,781	-
Cost of revenues	24,916	-
Gross profit	39,865	-

Operating expenses:
Selling, general and administrative	338,959	129,344
Research and development	230,705	126,397
Total operating expenses	569,664	255,741
Loss from operations	(529,799)	(255,741)

Other income (expense):
Interest and note discount amortization	-	(70,276)
Other	(1,218)	77
	(1,218)	(70,199)
Net loss	$(531,017)	$(325,940)

Loss per basic and diluted common share	$(0.03)	$(0.02)
Weighted average shares used to compute net loss per basic and diluted common share	19,559,961	15,306,064

See accompanying notes to financial statements

Parametric Sound Corporation
Condensed Statements of Cash Flows
(unaudited)

	Three Months Ended
	December 31,
	2011	2010

Cash Flows From Operating Activities:
Net loss	$(531,017)	$(325,940)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	27,000	11,310
Debt discount and deferred financing cost amortization	-	56,161
Warranty provision	2,134	-
Non-cash inventory reserve reduction	(3,650)	-
Share-based compensation	196,302	38,975
Impairment of patents	-	14,242
Changes in assets and liabilities:
Prepaid expenses and other current assets	45,250	87
Inventories	(130,413)	-
Accounts payable	36,645	(48,050)
Accrued liabilities	(1,869)	(12,885)
Deferred officer compensation	56,100	52,500
Warrant settlements	(1,442)	-
Net cash used in operating activities	(304,960)	(213,600)

Cash Flows From Investing Activities:
Capital expenditures for equipment and tooling	(3,344)	(9,941)
Patent costs paid	(2,852)	-
Net cash used in investing activities	(6,196)	(9,941)

Cash Flows From Financing Activities:
Proceeds from exercise of stock options	153,750	-
Net cash provided by financing activities	153,750	-

Net decrease in cash and cash equivalents	(157,406)	(223,541)
Cash and cash equivalents, beginning of period	491,764	439,385
Cash and cash equivalents, end of period	$334,358	$215,844

Supplemental Disclosure of Non-Cash Investing and Financing Information:
Technology purchased from related party for common stock and obligation to pay $250,000 (Note 9)	$1,225,000	$-

See accompanying notes to financial statements

Parametric Sound Corporation
Notes to Interim Condensed Financial Statements
(unaudited)
December 31, 2011

Note 1—Description of Business and Basis of Accounting/Presentation

Parametric Sound Corporation (“Parametric Sound” or the “Company”) is a technology company focused on delivering novel audio solutions. The Company’s HyperSonic® Sound or "HSS®" technology pioneered the practical application of parametric acoustic technology for generating audible sound along a directional ultrasonic column. The Company’s HSS-3000 products are compatible with standard media players and beam sound to target a specific listening area without the ambient noise of traditional speakers. The creation of sound using the Company’s technology also creates a unique sound image distinct from traditional audio systems.

The Company was incorporated in Nevada on June 2, 2010 as a new, wholly owned subsidiary of LRAD Corporation in order to effect the separation and spin-off of the HSS business. On September 27, 2010, the 100% spin-off was completed and we became a stand-alone, independent, publicly traded company. The Company’s corporate headquarters are located in Henderson, Nevada and product development and assembly is performed in San Diego, California. Principal markets for the Company’s products are North America, Europe and Asia.

Basis of Accounting

The accompanying unaudited interim financial statements have been prepared by the Company in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and pursuant to the applicable rules and regulations of the Securities and Exchange Commission. In the opinion of management, the accompanying financial statements contain all adjustments necessary in order make the financial statements not misleading. The condensed balance sheet as of September 30, 2011 was derived from the Company’s most recent audited financial statements. The financial statements herein should be read in conjunction with the Company’s audited financial statements and notes thereto for the fiscal year ended September 30, 2011, included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2011. Operating results for the three months ended December 31, 2011 may not necessarily be indicative of results to be expected for any other interim period or for the full year.

Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These estimates and assumptions include, but are not limited to, assessing the following: valuation of inventory, impairment of intangible assets, the fair value of share-based compensation and warrants, valuation of acquired intangible assets and valuation allowance related to deferred tax assets.

Liquidity/Going Concern
The financial statements have been prepared on a going concern basis contemplating the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred a net loss of $531,017 for the three months ended December 31, 2011 and $1,484,458 for the year ended September 30, 2011 and has financed its operations to date from debt and equity financings. As of December 31, 2011 the Company’s working capital balance was $16,502 and the Company currently has no other sources of available financing. In July 2011 the Company commenced deliveries of its HSS-3000 products. There can be no assurance that the Company’s products will achieve the market success necessary to achieve profitable operations and to generate sufficient cash flow to fund the Company’s operations. The Company will be reliant on existing working capital or on obtaining additional debt or equity financing sufficient to sustain operations until profitability and positive cash flow can be achieved.

Parametric Sound Corporation
Notes to Interim Condensed Financial Statements
(unaudited)
December 31, 2011

The continuation of the Company as a going concern is dependent on its ability to grow revenues, and if necessary, to obtain additional financing from outside sources. Management’s plans include (a) increasing HSS-3000 revenues from legacy customers and by obtaining new commercial customers, (b) developing new or improved products and audio solutions targeted for consumer audio markets, (c) pursuing a partnering and licensing strategy to commercialize products in consumer markets, (d) exercising cost controls to conserve cash, and (e) obtaining public or private financing. The Company intends on financing its market expansion and activities from the sale of public securities or obtaining additional financing from other traditional financing sources. There is no assurance that the Company will be successful in its plans in generating funds or obtaining additional financing to sustain its operations for twelve months or beyond. Should the Company be unable to generate funds from operations or obtain required financing, it may have to curtail operations, which may have a material adverse effect on its financial position and results of operations. The accompanying financial statements do not include any adjustments that would be necessary should the Company be unable to continue as a going concern and, therefore, be required to liquidate its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying financial statements.

Financial Instruments
At December 31, 2011, there was no difference between the carrying values of the Company’s cash equivalents and fair market value. For certain financial instruments, including accounts payable, accrued expenses and due to related party, the carrying amounts approximate fair value due to their relatively short maturities.

Reclassifications
Where necessary, the prior year’s information has been reclassified to conform to the current period’s statement presentation.

Loss Per Share
Basic loss per common share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per common share reflects the potential dilution of securities that could share in the earnings of an entity. The Company’s losses for the periods presented cause the inclusion of potential common stock instruments outstanding to be antidilutive. Stock options and warrants for a total of 5,665,000 and 2,955,000 shares of common stock were outstanding at December 31, 2011 and 2010, respectively. These securities are not included in the computation of diluted net loss per common share as their inclusion would be antidilutive.

Recent Accounting Pronouncements
The Company reviews new accounting standards as issued.  Although some of these accounting standards issued or effective after the end of the Company’s previous fiscal year may be applicable to the Company, it has not identified any standards that it believes merit further discussion.  The Company believes that none of the new standards will have a significant impact on its financial statements.

2. Inventories, net

Inventory is recorded at the lower of cost and net realizable value. The cost of substantially all of the Company’s inventory is determined by the weighted average cost method. Inventories consisted of the following:

	December 31,	September 30,
	2011	2011
Finished goods	$101,291	$44,648
Work in process	10,165	23,960
Raw materials	411,590	324,025
	523,046	392,633
Reserve for obsolescence	(115,715)	(119,365)
	$407,331	$273,268

The Company relies on one supplier for film for its HSS products. The Company’s ability to manufacture its HSS products could be adversely affected if it were to lose a sole source supplier and was unable to find an alternative supplier.

Parametric Sound Corporation
Notes to Interim Condensed Financial Statements
(unaudited)
December 31, 2011

The reserve for obsolescence was reduced by a $3,650 non-cash inventory reserve reduction in the three months ended December 31, 2011 through the use of such parts in the production of HSS-3000 products and prototypes. The Company may continue to incur non-cash inventory reserve reductions through the use of previously reserved legacy HSS parts.

3. Equipment and Tooling, net

Equipment and tooling consisted of the following:

	December 31,	September 30,
	2011	2011
Equipment	$149,514	$146,170
Tooling	124,299	124,299
	273,813	270,469
Accumulated deprcciation	(141,863)	(125,217)
	$131,950	$145,252

Depreciation expense was $16,646 and $992 for the three months ended December 31, 2011 and 2010, respectively.

4. Intangible Assets, net

Intangible assets consist of the following:

	December 31,	September 30,
	2011	2011
Purchased technology (Note 9)	$1,225,000	$-
Patents	177,042	166,128
Defensive patents	175,127	154,952
Licenses	-	28,237
Trademarks	6,292	6,292
	1,583,461	355,609
Accumulated amortization	(217,423)	(207,069)
	$1,366,038	$148,540

Purchased technology consists of patent applications and intellectual property acquired from a related party (see Note 9).

Aggregate amortization expense for the Company’s intangible assets was $10,354 and $10,161 during the three months ended December 31, 2011 and 2010, respectively. In addition to amortization, the Company wrote off $14,242 of impaired patent costs during the three months ended December 31, 2010.

Parametric Sound Corporation
Notes to Interim Condensed Financial Statements
(unaudited)
December 31, 2011

As of December 31, 2011 estimated intangible assets amortization expense for each of the next five fiscal years and thereafter are as follows:

Estimated
Amortization
Fiscal Years Ending September 30,	Expense
2012 (9 months remaining)	$92,361
2013	112,928
2014	105,063
2015	98,100
2016	92,611
Thereafter	864,975

5. Deferred Compensation, Accrued and Other Related Party Liabilities

Deferred Compensation
Effective October 1, 2010 the Company began accruing monthly compensation for the services of its two executive officers in the aggregate amount of $17,500 per month.  The balance accrued as of December 31, 2011 of $280,500 includes related employment taxes and accrues without interest until the Board of Directors determines there are sufficient funds available to pay the accrued balances.

Accrued Liabilities
Accrued liabilities consists of the following:

	December 31,	September 30,
	2011	2011
Payroll and related	$11,195	$8,183
Warranty reserve	2,226	1,534
Customer deposits	-	4,600
Other	152	433
	$13,573	$14,750

Due to Related Party
The Company is obligated to related party Syzygy Licensing, LLC (“Syzygy”) for $250,000 due on or before June 30, 2012 as partial consideration for assignment of patents and intellectual property (see Note 9).

6. Share-Based Compensation

On September 27, 2010 the Company adopted the 2010 Stock Option Plan (the “2010 Plan”). The 2010 Plan authorized the grant of options to purchase up to 3,000,000 shares of the Company’s common stock to directors, officers, employees and consultants. On December 29, 2011 the Company adopted the 2012 Stock Option Plan (the “2012 Plan”) providing authority to grant options on 1,265,000 shares of common stock remaining available for issuance under the 2010 Plan and new authority for an additional 3,000,000 shares of common stock. The 2012 Plan replaced the 2010 Plan but awards previously granted under the 2010 Plan remain outstanding in accordance with their terms. Any outstanding option grants that expire or terminate, other than through exercise or share settlement, under the 2010 Plan will also become eligible for grant under the 2012 Plan. Options granted under the 2012 Plan may not be exercised until stockholder approval or twelve months, whereupon if approval has not been obtained, any incentive options will be treated as non-qualified options.

Parametric Sound Corporation
Notes to Interim Condensed Financial Statements
(unaudited)
December 31, 2011

The Company uses the Black-Scholes option pricing model to determine the estimated fair value of each option as of its grant date or any revaluation date. These inputs are subjective and generally require significant analysis and judgment to develop. The following table sets forth the significant weighted-average assumptions used in the Black-Scholes model and the calculation of stock-based compensation cost (annualized percentages):

	Three Months Ended
	December 31,
	2011	2010
Volatility	90%	100%
Risk-free interest rate	0.99%	1.06%
Forfeiture rate	0.00%	0.00%
Dividend yield	0.00%	0.00%
Expected life in years	4.96	4.75
Weighted average fair value of options granted	$0.49	$0.22

As the Company’s stock only commenced trading in October 2010, management estimated its expected volatility for fiscal 2011 by reviewing the historical volatility of the common stock of a group of selected peer public companies that operate in similar industries and are similar in terms of stage of development or size and then projecting this information toward its future expected results. Judgment was used in selecting these companies, as well as in evaluating the available historical volatility for these peer companies. In the current fiscal year the Company commenced using its historical volatility which did not vary significantly from prior estimates. The risk-free interest rate is based on rates published by the Federal Reserve Board. The dividend yield of zero is based on the fact that the Company has never paid cash dividends and has no present intention to pay cash dividends. The Company has a small number of option grants and limited exercise history and accordingly has for all new option grants applied the simplified method prescribed by SEC Staff Accounting Bulletin 110, Share-Based Payment: Certain Assumptions Used in Valuation Methods - Expected Term, to estimate expected life (computed as vesting term plus contractual term divided by two). An estimated forfeiture rate was determined to be zero as the number of grantees is limited and all are currently expected to serve in their capacities during the vesting period. Forfeitures are estimated at the time of the grant and revised in subsequent periods if actual forfeitures differ from those estimates or if the Company updates its estimated forfeiture rate. Such amounts, if any, will be recorded as a cumulative adjustment in the period in which the estimate is changed.

The Company recorded share-based compensation in its statements of operations for the relevant periods as follows:

	Three Months Ended
	December 31,
	2011	2010
Selling, general and administrative	$152,291	$19,594
Research and development	44,011	19,381
	$196,302	$38,975

As of December 31, 2011 total estimated compensation cost relating to stock options granted but not yet vested was $1,409,500. This cost is expected to be recognized over the weighted average period of 1.1 years.

Parametric Sound Corporation
Notes to Interim Condensed Financial Statements
(unaudited)
December 31, 2011

The following table summarizes stock option activity for the period:

	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value (2)
Outstanding October 1, 2011	1,735,000	$0.36
Granted	2,805,000	$0.65
Canceled/expired	-	-
Exercised	(475,000)	$0.32
Outstanding December 31, 2011 (1)	4,065,000	$0.56	$571,550
Exercisable December 31, 2011	872,500	$0.46	$217,525
___________________
(1)	Options outstanding are exercisable at prices ranging from $0.30 to $1.20 and expire in 2015 to 2016.
(2)	Aggregate intrinsic value is based on the closing price of our common stock on December 31, 2011 of $0.70.

7. Stockholders’ Equity

Summary
The following table summarizes stockholders’ equity activity for the three months ended December 31, 2011:

			Additional		Total
	Common Stock		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Equity
Balance at September 30, 2011	19,517,027	$19,517	$2,871,347	$(2,170,409)	$720,455
Common shares issued upon exercise of
stock options by officers	475,000	475	153,275	-	153,750
Common shares issued for assignment
of patents and intellectual property
from related party (Note 9)	1,500,000	1,500	973,500	-	975,000
Share-based compensation expense	-	-	196,302	-	196,302
Net loss for the period	-	-	-	(531,017)	(531,017)
Balance at December 31, 2011	21,492,027	$21,492	$4,194,424	$(2,701,426)	$1,514,490

Stock Purchase Warrants
There was no warrant activity during the three months ended December 31, 2011 and the Company has outstanding share warrants as of December 31, 2011 held by related parties, as follows:

Description	Number of Common Shares	Exercise Price Per Share	Expiration Date
Stock Purchase Warrants	1,600,000	$ 0.75	February 22, 2016

Parametric Sound Corporation
Notes to Interim Condensed Financial Statements
(unaudited)
December 31, 2011

8. Commitments and Contingencies

Facility Leases
Commencing June 1, 2011 the Company leased 3,498 square feet of improved assembly and warehouse space in Poway, California for a period of 25 months terminating June 30, 2013. The gross monthly base rent is $3,498 through May 31, 2012, thereafter increasing to $3,603 per month for the term of the lease, subject to certain future adjustments. The Company’s President and CEO, Mr. Norris, executed a personal guarantee of the lease without compensation.

The Company’s executive office in Henderson, Nevada was occupied in July 2011 under a lease agreement that expired on June 30, 2011. The Company is continuing month-to-month rental at $500 per month for reduced space of approximately 500 square feet.

9. Related Party Transactions

On December 29, 2011 the Company entered into an Assignment Agreement (“Assignment”) with Syzygy whereupon the Company acquired all technology and intellectual property covered by the License and Royalty Agreement (“License”) dated September 27, 2010 previously executed by the parties. The Assignment terminated the License and all future royalty obligations. Pending patent applications comprising part of the intellectual property were assigned to the Company. Syzygy is owned by the Company’s two executive officers who are both also significant stockholders. Elwood G. Norris, CEO and President, owns 65% and James A. Barnes, Chief Financial Officer, Treasurer and Secretary, owns 35% of Syzygy and serves as managing member.

In consideration for the Assignment the Company issued 1,500,000 shares of common stock to Syzygy (valued at $975,000) and agreed to pay $250,000 by June 30, 2012. The Company valued the technology in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 350-30-30, Intangible - Goodwill and Other - General Intangibles Other than Goodwill - Initial Measurement, and ASC 805-50-30, Business Combinations – Related Issues – Initial Measurement, which require that intangible assets acquired through a transaction that is not a business combination shall be measured based on the cash consideration paid plus either the fair value of the non-cash consideration given or the fair value of the assets acquired, whichever is more clearly evident. As the Company has only recently begun selling products based on the acquired technology and intellectual property, management determined that the fair value of the common stock issued was more clearly evident, and accordingly, recorded the acquired intangible assets at the aggregate amount of $1,225,000. The Company incurred $3,194 of royalties for the three months ended December 31, 2011 prior to termination of the License and owed Syzygy an aggregate of $7,028 in royalties included in accounts payable.

On December 29, 2011 the Company appointed Kenneth F. Potashner as a director and engaged him as a consultant and advisor. He has agreed in principle to become the Company’s full-time Executive Chairman at a future date to be agreed between Mr. Potashner and the Company’s Board of Directors but expected to be before March 15, 2012. The consultancy, unless amended or extended, will terminate on the earlier of March 15, 2012 or his formal appointment as Executive Chairman. Mr. Potashner was granted a stock option, pursuant to the 2012 Plan, to purchase 2,050,000 shares of the Company’s common stock with an exercise price of $0.65 per share. The option has a five-year term with 10% of the options vesting on the grant date, and the balance becoming exercisable quarterly commencing March 31, 2012 over eight quarters. Other than the grant of stock options Mr. Potashner will not receive any cash remuneration for his consulting and advisory services. Mr. Potashner was also granted an additional five-year option on 50,000 shares of common stock with an exercise price of $0.65 per share vesting quarterly commencing December 31, 2011 for his role as a director of the Company.

See Notes 4, 5 and 7 for additional related party transactions and information.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of our common stock being registered hereby, all of which will be borne by us (except any underwriting discounts and commissions and expenses incurred for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the shares).  All amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

Commission Registration Fee	$1,771
FINRA Filing Fee	3,000
Nasdaq Fee	40,000
Printing and Related Fees	20,000
Legal Fees and Expenses	250,000
Accounting Fees and Expenses	20,000
Transfer Agent Fees	5,000
Miscellaneous fees and expenses	10,000
Total	$349,771

Item 14. Indemnification of Directors and Officers

Our officers and directors are indemnified as to personal liability as provided by the Nevada Revised Statutes (“NRS”), our articles of incorporation and our bylaws. Section 78.7502 of the NRS provides that a corporation may eliminate personal liability of an officer or director to the corporation or its stockholders for breach of fiduciary duty as an officer or director provided that such indemnification is limited if such party acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation.

Our articles of incorporation and bylaws state that we shall indemnify our directors and officers to the fullest extent not prohibited by the NRS. Except under limited circumstances, our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said mounts if it should be determined ultimately that such person is not entitled to be indemnified. In addition, to the fullest extent permitted by the NRS, we may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to our bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of a small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will submit the question of whether indemnification by us is against public policy to an appropriate court and will be governed by the final adjudication of the case.

Item 15. Recent Sales of Unregistered Securities

Since our incorporation in June 2010, we have issued the following securities that were not registered under the Securities Act (all share and amounts prior to the effect of the anticipated 1-for-5 reverse stock split):

(1)
On June 30, 2011, we issued 1,400,000 shares of our common stock upon the exercise of outstanding warrants by ten holders. The warrants were issued on September 28, 2010 in connection with the issuance by us of $700,000 in aggregate principal amount of 8% subordinated promissory notes (“Notes”).  Pursuant to the terms of the warrants and the Notes, we elected to offset the $0.30 per share exercise price against the principal of the related Notes and accordingly the outstanding principal on the Notes was reduced by $420,000. No inducements, commissions or other consideration was incurred or paid in connection with the exercise of the warrants and the issuance of the shares of common stock.

In addition, eight Note holders representing $250,000 of the remaining principal balance of the Notes agreed to convert the remaining principal balance of their respective Notes and all accrued interest into shares of common stock at $0.70 per share. We issued 410,963 shares of common stock in exchange for aggregate principal and interest of $287,671.

Entities affiliated with two officers and one director participated in the warrant exercise and Note conversion on the same terms as unaffiliated investors.  These entities exercised warrants for an aggregate of 820,000 shares of common stock reducing the related Note principal balances by $246,000 and converted the remaining $164,000 principal balance of their Notes and $24,712 of accrued interest into 269,590 shares of common stock.

These issuances were in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

(2)
On February 22, 2011, we issued to selected institutional investors and entities affiliated with two of our officers an aggregate of 2,000,000 shares of our common stock at a purchase price of $0.50 per share and warrants to purchase 2,000,000 shares of common stock at an exercise price of $0.75 per share. The warrants are exercisable until February 22, 2016.  Gross proceeds were $1,000,000 and are intended for working capital purposes.  On September 30, 2011, entities affiliated with executive officer Elwood G. Norris and executive officer James A. Barnes exercised an aggregate of 400,000 warrants, for which we issued 400,000 shares of common stock and received $300,000 cash proceeds.  These issuances were in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

(3)
On October 8, 2010, we granted an aggregate of 1,555,000 stock options pursuant to the terms of our 2010 Stock Option Plan to nine individuals who are either directors, executive officers, key employees or key consultants of our company. These stock options provide each holder the right to purchase shares of our company for a term of five years subject to certain conditions.  The stock options vest quarterly over two years, subject to continued service, beginning on December 31, 2010.  Executive officer Elwood G. Norris was granted 750,000 of these options exercisable at $0.33 per common share, executive officer James A. Barnes was granted 650,000 of these options exercisable at $0.30 per common share, director Daniel M. Hunter was granted 25,000 of these options exercisable at $0.30 per common share, and all other issued options are exercisable at $0.30 per common share.  These issuances were in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act.

(4)
On September 28, 2010, we entered into Subscription Agreements with ten accredited investors, pursuant to which we issued an aggregate of $700,000 in 8% Notes, due September 28, 2011, and accompanying warrants to purchase an aggregate of 1,400,000 shares of our common stock at an exercise price of $0.30 per common share.  The warrants have a five-year term and a cashless exercise provision, subject to certain limitations.  The net proceeds of the debt financing obtained in cash were $450,000 which we intend to use for working capital. This amount included $110,000 from entities affiliated with officers and directors purchased for cash on the same terms as other investors. These issuances were in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

(5)
Effective December 29, 2011, we granted stock options on an aggregate of 2,805,000 shares of common stock pursuant to the terms of the 2012 Plan to six individuals, including one director and five consultants of our company. These stock options provide each holder the right to purchase shares of our common stock for a term of five years subject to certain conditions and have an exercise price of $0.65 per share. These issuances were in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act.

(6)
On December 29, 2011, we issued 1,500,000 shares of common stock to Syzygy in consideration of the sale of intellectual property held by Syzygy. These issuances were in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a)           Exhibits

Exhibit Number	Description of Document
2.1	Form of Underwriting Agreement +
3.1	Articles of Incorporation of Parametric Sound Corporation (Nevada) dated June 2, 2010. Incorporated by reference to Exhibit 3.1 on Form 10 dated June 24, 2010.
3.3	Bylaws of Parametric Sound Corporation. Incorporated by reference to Exhibit 3.2 on Form 10 dated June 24, 2010.
4.1	Form of Common Stock Certificate of Parametric Sound Corporation. Incorporated by reference to Exhibit 4.1 on Form 10-12G/A dated July 27, 2010.
4.2	Form of 8% Notes Due September 28, 2011. Incorporated by reference to Exhibit 4.1 on Form 8-K dated October 1, 2010.
4.3	Form of Stock Purchase Warrant, dated September 28, 2010. Incorporated by reference to Exhibit 4.2 on Form 8-K dated October 1, 2010.
4.4	Form of Warrant, dated February 22, 2011. Incorporated by reference to Exhibit 4.1 on Form 8-K dated February 24, 2011.
4.5	Form of Warrant to be granted to MDB Capital Group LLC +
5.1	Opinion of Durham, Jones & Pinegar, P.C. +
10.1	Tax Sharing Agreement, dated September 27, 2010, by and between LRAD Corporation and Parametric Sound Corporation. Incorporated by reference to Exhibit 10.1 on Form 8-K dated October 1, 2010.
10.2
License and Royalty Agreement, dated September 27, 2010, by and between Syzygy Licensing LLC and Parametric Sound Corporation.  Incorporated by reference to Exhibit 10.2 on Form 8-K dated October 1, 2010.

10.3
Lease Agreement, dated July 1, 2010, by and between Syzygy Licensing LLC and Davric Corporation, as assumed by Parametric Sound Corporation as of September 27, 2010. Incorporated by reference to Exhibit 10.3 on Form 8-K dated October 1, 2010.

10.3.1
Assignment and Assumption of Lease dated September 27, 2010 between Syzygy Licensing LLC and Parametric Sound Corporation. Incorporated by reference to Exhibit 10.3.1 on Form 8-K dated October 1, 2010.

10.4	Form of Subscription Agreement, dated September 28, 2010. Incorporated by reference to Exhibit 10.4 on Form 8-K dated October 1, 2010.
10.5	Parametric Sound Corporation 2010 Stock Option Plan. Incorporated by reference to Exhibit 10.5 on Form 8-K dated October 1, 2010.
10.6	Form of Stock Option Grant Notice and Stock Option Agreement under the 2010 Stock Option Plan. Incorporated by reference to Exhibit 10.6 on Form 8-K dated October 1, 2010.
10.7	Form of Indemnification Agreement dated September 27, 2010. Incorporated by reference to Exhibit 10.7 on Form 8-K dated October 1, 2010.
10.8	Securities Purchase Agreement, dated February 22, 2011. Incorporated by reference to Exhibit 10.1 on Form 8-K dated February 24, 2011.
10.9	Registration Rights Agreement, dated February 22, 2011. Incorporated by reference to Exhibit 10.2 on Form 8-K dated February 24, 2011.
10.10	Lease Agreement between the company and Pomerado Leasing No. 9, L.P. executed on May 11, 2011. Incorporated by reference to Exhibit 99.1 on Form 8-K dated May 17, 2011.
10.11	Parametric Sound Corporation 2012 Stock Option Plan. Incorporated by reference to Exhibit 10.1 on Form 8-K dated January 3, 2012.
10.12	Form of Stock Option Grant Notice and Stock Option Agreement under the 2012 Stock Option Plan. Incorporated by reference to Exhibit 10.2 on Form 8-K dated January 3, 2012.
10.13	Assignment Agreement between Parametric Sound Corporation and Syzygy Licensing, LLC dated December 29, 2011. Incorporated by reference to Exhibit 10.3 on Form 8-K dated January 3, 2012.
14.1	Code of Ethics. Incorporated by reference to Exhibit 14.1 on Form 8-K dated November 23, 2010.
23.1	Consent of Squar, Milner, Peterson, Miranda & Williamson, LLP.*
23.2	Consent of Durham, Jones & Pinegar, P.C. (included in Exhibit 5.1 hereto).+
24.1	Power of Attorney. Included on signature page.*
Extensible Business Reporting Language (XBRL) Exhibits*
101.INS	XBRL Instance Document. **
101.SCH	XBRL Taxonomy Extension Schema. **
101.CAL	XBRL Taxonomy Extension Calculation Linkbase. **
101.LAB	XBRL Taxonomy Extension Labels Linkbase. **
101.PRE	XBRL Taxonomy Extension Presentation Linkbase. **
101.DEF	XBRL Taxonomy Extension Definition Linkbase. **
_________
*	Filed herewith.
+	To be filed by amendment.
**
Pursuant to Rule 406T of Regulation S-T, the Interactive Data Files in Exhibit 101 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.

(b)	Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17.  Undertakings.

(a)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)           The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Henderson, State of Nevada, on January 25, 2012.

PARAMETRIC SOUND CORPORATION

By:	/s/ ELWOOD G. NORRIS
Elwood G. Norris, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL THESE PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Elwood G. Norris and James A. Barnes, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (and to any registration statement filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Elwood G. Norris Elwood G. Norris	President, Chief Executive Officer and Director (Principal Executive Officer)	January 25, 2012
/s/ James A. Barnes James A. Barnes	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	January 25, 2012
/s/ Seth Putterman Seth Putterman	Director	January 25, 2012
/s/ Robert M. Kaplan Robert M. Kaplan	Director	January 25, 2012
/s/ Kenneth F. Potashner Kenneth F. Potashner	Director	January 25, 2012

EXHIBIT INDEX

Exhibit Number	Description of Document
2.1	Form of Underwriting Agreement +
3.1	Articles of Incorporation of Parametric Sound Corporation (Nevada) dated June 2, 2010. Incorporated by reference to Exhibit 3.1 on Form 10 dated June 24, 2010.
3.3	Bylaws of Parametric Sound Corporation. Incorporated by reference to Exhibit 3.2 on Form 10 dated June 24, 2010.
4.1	Form of Common Stock Certificate of Parametric Sound Corporation. Incorporated by reference to Exhibit 4.1 on Form 10-12G/A dated July 27, 2010.
4.2	Form of 8% Notes Due September 28, 2011. Incorporated by reference to Exhibit 4.1 on Form 8-K dated October 1, 2010.
4.3	Form of Stock Purchase Warrant, dated September 28, 2010. Incorporated by reference to Exhibit 4.2 on Form 8-K dated October 1, 2010.
4.4	Form of Warrant, dated February 22, 2011. Incorporated by reference to Exhibit 4.1 on Form 8-K dated February 24, 2011.
4.5	Form of Warrant to be granted to MDB Capital Group LLC +
5.1	Opinion of Durham, Jones & Pinegar, P.C. +
10.1	Tax Sharing Agreement, dated September 27, 2010, by and between LRAD Corporation and Parametric Sound Corporation. Incorporated by reference to Exhibit 10.1 on Form 8-K dated October 1, 2010.
10.2
License and Royalty Agreement, dated September 27, 2010, by and between Syzygy Licensing LLC and Parametric Sound Corporation.  Incorporated by reference to Exhibit 10.2 on Form 8-K dated October 1, 2010.

10.3
Lease Agreement, dated July 1, 2010, by and between Syzygy Licensing LLC and Davric Corporation, as assumed by Parametric Sound Corporation as of September 27, 2010. Incorporated by reference to Exhibit 10.3 on Form 8-K dated October 1, 2010.

10.3.1
Assignment and Assumption of Lease dated September 27, 2010 between Syzygy Licensing LLC and Parametric Sound Corporation. Incorporated by reference to Exhibit 10.3.1 on Form 8-K dated October 1, 2010.

10.4	Form of Subscription Agreement, dated September 28, 2010. Incorporated by reference to Exhibit 10.4 on Form 8-K dated October 1, 2010.
10.5	Parametric Sound Corporation 2010 Stock Option Plan. Incorporated by reference to Exhibit 10.5 on Form 8-K dated October 1, 2010.
10.6	Form of Stock Option Grant Notice and Stock Option Agreement under the 2010 Stock Option Plan. Incorporated by reference to Exhibit 10.6 on Form 8-K dated October 1, 2010.
10.7	Form of Indemnification Agreement dated September 27, 2010. Incorporated by reference to Exhibit 10.7 on Form 8-K dated October 1, 2010.
10.8	Securities Purchase Agreement, dated February 22, 2011. Incorporated by reference to Exhibit 10.1 on Form 8-K dated February 24, 2011.
10.9	Registration Rights Agreement, dated February 22, 2011. Incorporated by reference to Exhibit 10.2 on Form 8-K dated February 24, 2011.
10.10	Lease Agreement between the company and Pomerado Leasing No. 9, L.P. executed on May 11, 2011. Incorporated by reference to Exhibit 99.1 on Form 8-K dated May 17, 2011.
10.11	Parametric Sound Corporation 2012 Stock Option Plan. Incorporated by reference to Exhibit 10.1 on Form 8-K dated January 3, 2012.
10.12	Form of Stock Option Grant Notice and Stock Option Agreement under the 2012 Stock Option Plan. Incorporated by reference to Exhibit 10.2 on Form 8-K dated January 3, 2012.
10.13	Assignment Agreement between Parametric Sound Corporation and Syzygy Licensing, LLC dated December 29, 2011. Incorporated by reference to Exhibit 10.3 on Form 8-K dated January 3, 2012.
14.1	Code of Ethics. Incorporated by reference to Exhibit 14.1 on Form 8-K dated November 23, 2010.
23.1	Consent of Squar, Milner, Peterson, Miranda & Williamson, LLP.*
23.2	Consent of Durham, Jones & Pinegar, P.C. (included in Exhibit 5.1 hereto).+
24.1	Power of Attorney. Included on signature page.*
Extensible Business Reporting Language (XBRL) Exhibits*
101.INS	XBRL Instance Document. **
101.SCH	XBRL Taxonomy Extension Schema. **
101.CAL	XBRL Taxonomy Extension Calculation Linkbase. **
101.LAB	XBRL Taxonomy Extension Labels Linkbase. **
101.PRE	XBRL Taxonomy Extension Presentation Linkbase. **
101.DEF	XBRL Taxonomy Extension Definition Linkbase. **
_________
*	Filed herewith.
+	To be filed by amendment.
**
Pursuant to Rule 406T of Regulation S-T, the Interactive Data Files in Exhibit 101 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.